UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )
Filed by the Registrant
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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
Cannae Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

CANNAE HOLDINGS, INC.

1701 VILLAGE CENTER CIRCLE

LAS VEGAS, NEVADA 89134

November 5, 2025

Dear Shareholder:

On behalf of the Board of Directors, I cordially invite you to attend the annual meeting of the shareholders of Cannae Holdings, Inc. (Cannae). The meeting will be held virtually on December 12, 2025, at 10 a.m. Pacific Time. Instructions for accessing the virtual meeting platform online are included in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement for the 2025 Annual Meeting of Shareholders.

The Notice of Annual Meeting and Proxy Statement contain more information about the annual meeting, including:

•	who can vote; and

•	the different methods you can use to vote, including the telephone, Internet, and traditional paper proxy card.

Whether or not you plan to attend the virtual annual meeting, please vote by one of the outlined methods to ensure that your shares are represented and voted in accordance with your wishes.

YOUR VOTE IS IMPORTANT

Your vote is especially important this year because an affiliate of Carronade Capital Management, LP (together with its affiliates and associates, Carronade), has notified us that it intends to nominate four candidates for election at the Annual Meeting.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ONLY THE FOUR COMPANY NOMINEES, ERIKA MEINHARDT, BARRY B. MOULLET, JAMES B. STALLINGS, JR., AND FRANK P. WILLEY, BY USING THE ENCLOSED UNIVERSAL WHITE PROXY CARD AND DISREGARD ANY MATERIALS, AND DO NOT SIGN, RETURN, OR VOTE ON ANY GOLD PROXY CARD, SENT TO YOU BY OR ON BEHALF OF CARRONADE.

If you have already completed and signed any gold proxy card provided by or on behalf of Carronade, you have every legal right to change your vote by completing, signing, and dating the enclosed universal WHITE proxy card and promptly mailing it in the postage pre-paid envelope provided or by following the instructions on the enclosed universal WHITE proxy card to vote via the Internet or by phone. Only your latest-dated proxy will count.

On behalf of the Board of Directors, I thank you for your support.

Sincerely,

Ryan R. Caswell

Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Cannae Holdings, Inc.:

This Notice of Annual Meeting is hereby given that the 2025 Annual Meeting of Shareholders (including any adjournments, postponements, or continuations thereof, the Annual Meeting) of Cannae Holdings, Inc. (Cannae or the Company) will be held via live webcast on December 12, 2025, at 10 a.m., Pacific Time. This Notice of our Annual Meeting and our Proxy Statement are first being sent to shareholders on or about November 5, 2025.

ANNUAL MEETING DETAILS

DATE AND TIME	LOCATION	WHO CAN VOTE
December 12, 2025 10 a.m., Pacific Time

You can attend the Annual Meeting online, vote your shares electronically, and submit your questions during the Annual Meeting by visiting www.cesonlineservices.com/cnn
e25_vm.

To participate in the Annual Meeting, you must pre-register at www.cesonlineservices.com/cnne25_vm by 10 a.m. on December 11, 2025 using your control number.

Shareholders of record at the close of business on October 30, 2025 (the Record Date) are entitled to notice of, and to vote at, the Annual Meeting

ITEMS OF BUSINESS AND BOARD VOTING RECOMMENDATION

Proposal No.		Board Recommendations

To elect four Class II director nominees to our Board of Directors:
1.

Each of the director nominees is standing for election for a three-year term ending at the 2028 annual meeting of shareholders and until his or her successor shall be elected or appointed and qualified, or until his or her earlier death, retirement, disqualification, resignation or removal.

FOR ONLY THE COMPANY NOMINEES: • Erika Meinhardt • Barry B. Moullet • James B. Stallings Jr. • Frank P. Willey

Cannae Holdings, Inc.

Proposal No.		Board Recommendations

2.	To approve, on an advisory (non-binding) basis, the 2024 compensation paid to our named executive officers;	FOR

3.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the 2025 fiscal year;	FOR

4.	To approve the amendment and restatement of the Company’s Articles of Incorporation to declassify the Company’s Board of Directors; and	FOR

5.	If properly presented at the Annual Meeting, to consider and act on a shareholder proposal to engage an investment banker.	AGAINST

At the meeting, we will also transact such other business as may properly come before the Annual Meeting.

ATTENDANCE AND PARTICIPATION AT THE ANNUAL MEETING

Attendance at the Annual Meeting will be limited to shareholders of the Company as of the close of business on the Record Date and guests of the Company. You will not be able to attend the Annual Meeting in person at a physical location. In order to attend the virtual meeting, you will need to pre-register at www.cesonlineservices.com/cnne25_vm by 10 a.m. on December 11, 2025. Please see “How may I participate in the virtual Annual Meeting?” in the accompanying Proxy Statement for instructions about how to pre-register. Once pre-registered, shareholders as of the Record Date will be able to attend the virtual Annual Meeting by visiting the link noted above, where such shareholders will be able to listen to the meeting live, submit questions, and vote.

PROXY VOTING

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible using the following instructions on the enclosed universal WHITE proxy card so that your shares are represented and your voice is heard. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares at the Annual Meeting. Shareholders of record as of the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. Such shareholders are urged to submit an enclosed universal WHITE proxy card, even if their shares were sold after such date. More information on voting your enclosed universal WHITE proxy card and attending the Annual Meeting can be found in the accompanying Proxy Statement and the instructions on the enclosed universal WHITE proxy card.

An affiliate of Carronade Capital Management, LP (together with its affiliates and associates, Carronade), a hedge fund, has provided notice to the Company of its intent to nominate four directors for election to the Board of Directors at the Annual Meeting. When determining the Board of Director’s recommendations on the nominees and matters before the Annual Meeting, the Board of Directors has carefully considered the best interests of shareholders and the Company.

Cannae Holdings, Inc.

OUR BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” ONLY THE FOUR COMPANY NOMINEES UNDER PROPOSAL 1, “FOR” PROPOSALS 2, 3, AND 4, AND “AGAINST” PROPOSAL 5 USING THE ENCLOSED UNIVERSAL WHITE PROXY CARD.

If you have already completed and signed any gold proxy card provided by or on behalf of Carronade, you have every legal right to change your vote by completing, signing, and dating the enclosed universal WHITE proxy card and promptly mailing it in the postage pre-paid envelope provided or by following the instructions on the enclosed universal WHITE proxy card to vote via the Internet or by phone. Only your latest-dated proxy will count.

PLEASE NOTE THAT THIS YEAR, YOUR PROXY CARD LOOKS DIFFERENT. IT HAS MORE NAMES ON IT THAN THERE ARE SEATS UP FOR ELECTION UNDER REGULATIONS REQUIRING A “UNIVERSAL PROXY CARD.” THIS MEANS THE COMPANY’S PROXY CARD IS REQUIRED TO LIST CARRONADE’S NOMINEES IN ADDITION TO THE COMPANY’S NOMINEES.

PLEASE MARK YOUR CARD CAREFULLY AND VOTE “FOR” ONLY THE FOUR COMPANY NOMINEES, “FOR” PROPOSALS 2, 3, AND 4, AND “AGAINST” PROPOSAL 5 AS RECOMMENDED BY YOUR BOARD. WE ENCOURAGE YOU TO VOTE BY INTERNET TO AVOID POTENTIAL CONFUSION WITH THE UNIVERSAL PROXY CARD. YOU SHOULD ONLY VOTE “FOR” FOUR (4) NOMINEES TOTAL.

If you have any questions or require any assistance with voting your shares, please contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Shareholders may call toll free: (877) 750-0637

Banks and Brokers may call collect: (212) 750-5833

Sincerely,

Michael L. Gravelle

Corporate Secretary

Las Vegas, Nevada

November 5, 2025

Cannae Holdings, Inc.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING TO BE HELD ON DECEMBER 12, 2025:

The Company’s Notice of Annual Meeting, Proxy Statement, and the Annual Report on Form 10-K and Amendment No. 1 on Form 10-K/A for the fiscal year ended December 31, 2024, are available online free of charge at https://www.cannaeholdings.com/financial-information/sec-filings.

Cannae Holdings, Inc.

Cannae Holdings, Inc.	i

PROXY STATEMENT

The proxy is being solicited by the Board of Directors (the Board) of Cannae Holdings, Inc. (Cannae or the Company) for use at the 2025 Annual Meeting of Shareholders (including any adjournments, postponements, or continuations thereof, the Annual Meeting) to be held on December 12, 2025, at 10 a.m., Pacific Time for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held virtually at www.cesonlineservices.com/cnne25_vm.

This proxy statement (the Proxy Statement) and the accompanying form of proxy are first being mailed on or about November 5, 2025, to all shareholders entitled to vote at the Annual Meeting. An annual report on Form 10-K for the year ended December 31, 2024 (Annual Report) is enclosed with this Proxy Statement. Electronic copies of this Proxy Statement and Annual Report are available online free of charge at https://www.cannaeholdings.com/financial-information/sec-filings.

The Company’s principal executive offices are located at 1701 Village Center Circle, Las Vegas, Nevada 89134, and its telephone number at that address is (702) 323-7330.

FORWARD LOOKING STATEMENTS

This Proxy Statement includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts, but instead represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. Forward-looking statements include statements about our business, strategic plans, future performance, return of capital, and the impact of our actions on shareholder value, as well as sustainability targets, goals, and commitments outlined in this Proxy Statement or elsewhere. These statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. We caution readers not to place undue reliance on forward-looking statements. We expect that certain disclosures made in this Proxy Statement may be amended, updated or revised in the future as the quality and completeness of our data and methodologies continue to improve. Important factors that could cause actual results to differ materially from expectations are described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and in other filings we make with the Securities and Exchange Commission (the SEC). Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors, except where we are expressly required to do so by law. References in this Proxy Statement to materials available on our website or a third-party website, including website links, are for informational purposes only. The information available on our website or accessible through any website links included herein is not a part of, nor incorporated by reference into, this Proxy Statement.

1	Cannae Holdings, Inc.

PROXY STATEMENT SUMMARY

This summary highlights certain information contained in the Proxy Statement. This summary does not contain all the information that you should consider, and you should read the entire Proxy Statement before voting. For more complete information regarding the Company’s performance in the fiscal year ended December 31, 2024 (fiscal year 2024), please review the Company’s Annual Report that accompanies this Proxy Statement.

ANNUAL MEETING DETAILS

DATE AND TIME	LOCATION	RECORD DATE
DATE AND TIME	LOCATION	RECORD DATE
December 12, 2025 10 a.m., Pacific Time

You can attend the Annual Meeting online, vote your shares electronically, and submit your questions during the Annual Meeting by visiting www.cesonlineservices.com/cnn
e25_vm.

To participate in the Annual Meeting, you must pre-register at www.cesonlineservices.com/cnne25_vm by 10 a.m. on December 11, 2025 using your control number.

Shareholders of record at the close of business on October 30, 2025 (the Record Date) are entitled to notice of, and to vote at, the Annual Meeting

PROXY VOTING METHODS

YOUR VOTE IS IMPORTANT. If you were a shareholder of record at the close of business on the Record Date, you may vote your shares (i) in advance of the Annual Meeting, over the internet, by telephone, or by mail, or (ii) at the Annual Meeting, by proxy, or over the internet. You may also revoke your proxies at the times and in the manners described in the “General Information about the Annual Meeting” section of this Proxy Statement. For shares held through a broker, bank, or other nominee, you may submit voting instructions to your broker, bank, or other nominee. Please refer to information from your broker, bank, or other nominee on how to submit voting instructions.

To vote by proxy if you are shareholder of record:

BY INTERNET

You may submit your proxy online via the Internet by accessing the website specified on your universal WHITE proxy card. Then, follow the instructions provided on the voting site. You will be required to provide the unique control number found on the enclosed universal WHITE proxy card.

Cannae Holdings, Inc.	2

BY TELEPHONE

You may submit your proxy by calling toll-free in the U.S. or Canada the number specified on your enclosed universal WHITE proxy card. Then, follow the voice prompts. You will be required to provide the unique control number found on the enclosed universal WHITE proxy card.

BY MAIL If you do not have access to a touch-tone telephone or to the Internet, please sign, date, and return the enclosed universal WHITE proxy card in the postage-paid envelope provided.

PROPOSALS THAT REQUIRE YOUR VOTE

Proposal No.		Board Recommendations	More Information

1.

To elect four Class II director nominees to our Board of Directors (the Board):

Each of the director nominees is standing for election for a three-year term ending at the 2028 annual meeting of shareholders (the 2028 Annual Meeting) and until his or her successor shall be elected or appointed and qualified, or until his or her earlier death, retirement, disqualification, resignation or removal;

		FOR ONLY THE COMPANY NOMINEES: • Erika Meinhardt • Barry B. Moullet • James B. Stallings, Jr • Frank P. Willey	Page 52

2.	To approve, on an advisory (non-binding) basis, the 2024 compensation paid to our named executive officers (the Say-on-Pay Proposal);	FOR	Page 65

3.	To ratify the appointment of Grant Thornton LLP (Grant Thornton) as our independent registered public accounting firm for the fiscal year ending December 31, 2025 (fiscal year 2025);	FOR	Page 103

4.	To approve an amendment and restatement of the Company’s Articles of Incorporation (the Charter) to declassify the Board (the Declassification Proposal); and	FOR	Page 106

5.	If properly presented at the Annual Meeting, to consider and act on a shareholder proposal to engage an investment banker (the Shareholder Proposal).	AGAINST	Page 108

3	Cannae Holdings, Inc.

BUSINESS HIGHLIGHTS

The Company provides public market investors with access to compelling investment opportunities that are otherwise challenging to access. We believe that our ability to leverage permanent capital and duration enables us to optimize investment return across the portfolio. We operate as a long-term owner that seeks to secure control and governance rights of other companies primarily to engage in their lines of business. We have no preset time constraints dictating when we sell or dispose of our businesses, as we seek to maximize returns. These investment opportunities have resulted in an asset portfolio comprised of public and private companies.

We aim to generate returns from:

•	Targeting high cash flow investments in industries where our Board and management team have proven expertise;

•	Leveraging our access to unique, proprietary investment opportunities not otherwise available to public market investors that can deliver outsized returns; and

•	Delivering value through optimizing our portfolio companies.

Using our approach to generating shareholder value through our active involvement with our acquired companies with a long-term view, over the approximately ten years ended September 30, 2025, we have created approximately $3.3 billion in realized value for Cannae. See page 68 of this Proxy Statement for further detail.

During 2024 and 2025 to date, we have meaningfully returned value to our shareholders and taken actions to increase net asset value through stock repurchases, dividends, monetization of investments, internalizing the management function, strategically deploying capital, and announcing new strategic partnerships.

ACTIONS TAKEN TO ENHANCE SHAREHOLDER VALUE

✓

Continued to return significant capital to shareholders, having returned $970 million to shareholders via share repurchases from March 31, 2021 through September 30, 2025 (including a portion of our $500 million commitment) and committed to utilizing at least $500 million of proceeds received in connection with the sale of Dun & Bradstreet Holdings, Inc. (Dun & Bradstreet or DNB, NYSE: DNB) for share repurchases, quarterly dividends, and debt repayment.

✓

Initiated and subsequently increased dividend to return $32 million per year to shareholders. The Company initiated a quarterly cash dividend of $0.12 per common share in May 2024, which was increased by 25% in August 2025. The dividend returns approximately $32 million per year to shareholders and has returned approximately $46 million since its initiation.

✓	Implemented a board refreshment program, adding three new independent directors since 2024, executed a leadership succession plan, with the appointment of a new

Cannae Holdings, Inc.	4

independent Chairman and a new CEO while retaining William P. Foley, II as Vice Chairman, and proposed annual election of directors subject to shareholder approval.

✓	Transitioned from external management structure in 2024 and terminated the structure entirely in 2025 to better align incentives with shareholders and reduce operating cost and complexity.

STRATEGICALLY DEPLOYED CAPITAL

✓

Entered into a strategic partnership with JANA Partners (JANA), to invest in the management company and to leverage JANA to source new investments. JANA has built a track record over its 24-year history as a leader in engaged investing and has already provided cash flows to Cannae through the investment in the management company. JANA is also expected to help Cannae source new investment opportunities. In September 2025, Cannae closed an agreement to acquire an additional 30% stake in JANA, resulting in 50% ownership by Cannae.

✓

Acquired a 53% stake in the Watkins Company for $80 million, including $20 million in convertible preferred equity with 8% annual dividend payments. The Watkins Company is a 157-year-old flavoring products business that is growing with strong margins and cash flows.

✓

Invested approximately $86 million in Black Knight Football Club US, LP (BKFC or Black Knight Football), which owns 100% of the equity interests of Athletic Football Club Bournemouth (AFC Bournemouth or AFCB). Since the acquisition of AFCB in 2022, Black Knight Football has driven a nearly 30% increase in AFC Bournemouth’s revenue; growing the club’s revenue from £141 million in its fiscal year ended June 30, 2023, to £161 million the next season and increased it by double digits again to £182 million in 2025. Notably, AFCB was included in Sportico’s annual list of the World’s 50 Most Valuable Football Clubs, at a $630 million value based on 2023/24 revenue.

THE BOARD’S CLASS II DIRECTOR NOMINEES

The Board has nominated for election at the Annual Meeting a slate of four (4) directors with skill sets, experience, and professional backgrounds representing the characteristics that are particularly relevant to the Company’s business and strategic objectives. For more information on the Board’s Class II Director Nominees, please see “Certain Information About Our Directors” of this Proxy Statement.

5	Cannae Holdings, Inc.

Erika Meinhardt, Lead Independent Director
Director since: 2018 Age: 67 Board Committee: Compensation

Relevant Expertise

Ms. Meinhardt contributes extensive operational and executive leadership to the Board, having served as EVP of Fidelity National Financial (FNF) and President of National Agency Operations for Fidelity National Title Group. Ms. Meinhardt’s deep executive experience helps to oversee the optimization of the Company’s strategic initiatives.

Career Highlights

◾  Senior Executive roles at FNF (NYSE: FNF) including:

o  Executive Vice President (2018 – 2024)

o  President of National Agency Operations, Fidelity National Title Group (2005 – 2018)

o  Division Manager and National Agency Operations Manager (2001 – 2005)

Other Board Service

◾  Alight, Inc. (NYSE: ALIT) (2021 – 2025)

◾  Austerlitz Acquisition Corp. I (NYSE: AUS) (2021 – 2022)

◾  Austerlitz Acquisition Corp. II (NYSE: ASZ) (2021 – 2022)

◾  Foley Trasimene Acquisition Corp. II (NYSE: BFT) (2020 – 2021)

Why She Is Renominated

Ms. Meinhardt’s qualifications to serve on our Board include her knowledge of our businesses and the industries in which we operate, and strong track record of managing and growing complex business organizations evidenced by FNF’s success under her leadership. Ms. Meinhardt’s deep executive experience helps optimize the Company’s strategic initiatives and guide portfolio companies.

Key Skills, Qualifications and Experience
Finance/Capital Allocation	Risk Management	Transactions Experience	Public Company Leadership
Public Board Experience	Entrepreneur/ Business Growth	Regulatory/ Legal	International

Cannae Holdings, Inc.	6

Barry B. Moullet, Independent Director
Director since: 2021 Age: 67 Board Committee: Related Person Transaction (Chair)

Relevant Expertise

Mr. Moullet adds over 30 years of leadership experience in the foodservice industry, one of our core portfolio investment areas. Mr. Moullet’s deep operational insights directly benefit Company’s portfolio companies by driving efficiency and maximizing value.

Career Highlights

◾ Principal, BBM Executive Insights, LLC which specializes in the optimization of supply chain management activities for foodservice clients (since 2012)

◾  Chief Supply Chain Officer, Focus Brands Inc. (2013 – 2014)

◾  Executive roles at Darden Restaurants, including Chief Supply Chain Officer and Chief Development Officer (NYSE: DRI) (1996 – 2012)

◾  Vice President of Purchasing for Restaurant Services Inc. (1992 – 1996)

◾  Vice President of Purchasing for Kentucky Fried Chicken (1989 – 1992)

Other Board Service

◾  RockSpoon Inc. (since 2015)

◾  Cici’s Pizza (2017 – 2020)

◾  Advisory Board, Cornell University’s School of Hotel Administration

◾  University of Wisconsin – Eau Claire Foundation Board

◾  University of Wisconsin – Eau Claire Real Estate Board

Why He Is Renominated

Mr. Moullet’s qualifications to serve on our Board include his significant experience in the foodservice industry, including consulting and executive leadership experience, as well as his significant board experience. Mr. Moullet’s insights directly benefit Cannae’s portfolio companies to drive efficiency and maximize value.

Key Skills, Qualifications and Experience
Finance/Capital Allocation	Risk Management	Transactions Experience	Public Company Leadership
Entrepreneur/ Business Growth	Regulatory/ Legal	International

7	Cannae Holdings, Inc.

James B. Stallings, Jr., Independent Director
Director since: 2018 Age: 70 Board Committees: Corp. Governance and Nominating Related Person Transaction (Chair)

Relevant Expertise

Mr. Stallings draws on over 25 years of leadership and investing experience in the IT sector, one of the principal areas of our portfolio investments. Mr. Stallings’ expertise in strategy, enterprise systems, and investing helps to identify and grow high-potential technology companies.

Career Highlights

◾  Managing Partner, PS27 Ventures, LLC, a private investment fund focused on technology companies (since 2013)

◾  Various roles at IBM Corporation (NYSE: IBM) (2002 – 2013 and 1984 – 1996), including as General Manager of Global Markets, Systems and Technology Group (2009 until his retirement in 2013)

◾  Founder, E House, a consumer technology company (2000 – 2002)

Other Board Service

◾  Fidelity National Information Services (NYSE: FIS) (since 2013)

◾  Trebia Acquisition Corp. (NYSE: TREB) (2020 – 2022)

◾  UGI Corporation (NYSE: UGI) (2015 – 2023)

Why He Is Renominated

Mr. Stallings’ qualifications to serve on our Board include his more than 25 years of experience in the information technology industry, comprised of leadership roles in business management, strategy and innovation, his experience as an entrepreneur, and his financial expertise. Mr. Stallings’ experience helps identify and grow high-potential technology companies.

Key Skills, Qualifications and Experience
Finance/Capital Allocation	Risk Management	Public Company Leadership	Public Board Experience
Entrepreneur/ Business Growth	Regulatory/ Legal	Transactions Experience	International

Cannae Holdings, Inc.	8

Frank P. Willey, Independent Director
Director since: 2017 Age: 72 Board Committee: Audit (Financial Expert)

Relevant Expertise

Mr. Willey provides deep legal and leadership experience, having previously served as President, Vice Chairman and General Counsel of FNF. His intimate knowledge of the businesses and strategies helps to guide our strategic vision and navigate a complex legal environment.

Career Highlights

◾  Partner, law firm of Hennelly & Grossfeld, LLP (since 2009)

◾  Senior Executive at Fidelity National Financial (NYSE: FNF) including:

o  President (1995 – 2000)

o  EVP and General Counsel (1984 – 1994)

Other Board Service

◾  Commercial Bank of California (on board since 2003; Vice Chairman since 2019)

◾  Fidelity National Financial (NYSE: FNF) (1984 – 2017)

◾  Austerlitz Acquisition Corp. II (NYSE: ASZ) (2021 – 2022)

◾  PennyMac Mortgage Investment Trust (NYSE: PMT) (2009 – 2020)

Why He Is Renominated

Mr. Willey’s qualifications to serve on our Board include his deep knowledge of our businesses and strategies that he gained while serving as a director of FNF, his experience leading and growing a complex business organization, and his financial literacy and legal expertise. Mr. Willey’s extensive understanding of our portfolio companies helps guide our strategies in a complex legal and risk environment.

Key Skills, Qualifications and Experience
Finance/Capital Allocation	Risk Management	Transactions Experience	Public Company Leadership
Public Board Experience	Entrepreneur/ Business Growth	Regulatory/ Legal	International

OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ONLY THE FOUR COMPANY NOMINEES: ERIKA MEINHARDT; BARRY B. MOULLET; JAMES B. STALLINGS, JR.; AND FRANK P. WILLEY

9	Cannae Holdings, Inc.

GENERAL INFORMATION ABOUT THE COMPANY

We primarily acquire interests in operating companies and are engaged in actively managing and operating a core group of those companies, which we are committed to supporting for the long term. From time to time, we also seek to take meaningful equity ownership stakes where we have the ability to control or significantly influence quality companies, and we bring the strength of our operational expertise to each of our subsidiaries. We are a long-term owner that secures control and governance rights of other companies primarily to engage in their lines of business and we have no preset time constraints dictating when we sell or dispose of our businesses. We believe that our long-term ownership and active involvement in the management and operations of companies helps maximize the value of those businesses for our shareholders. Our assets as of December 31, 2024 included our ownership interests in Dun & Bradstreet; Alight, Inc. (Alight, NYSE: ALIT); Black Knight Football; O’Charley’s Holdings, LLC (O’Charley’s); 99 Restaurants Holdings, LLC (together with O’Charley’s the Restaurant Group); Watkins Holdings, LLC (Watkins); JANA; CSI; High Sierra Distillery, LP (Minden Mill); AmeriLife Group, LLC (AmeriLife); Paysafe Limited (Paysafe, NYSE: PSFE); System1, Inc. (System1, NYSE: SST); Sightline Payments Holdings, LLC; and various other controlled companies and minority equity ownership interests.

Our goal is to acquire interests in quality companies that are well-positioned in their respective industries, run by best-in-class management teams in industries that have attractive organic and acquired growth opportunities. We leverage our operational expertise and track record of growing industry leading companies in our active interaction with management of acquired companies, directly or through our Board. This approach allows us to have a meaningful role in the operation of our acquired companies, through which we seek to help drive the success of those companies and ultimately provide value for our shareholders.

Our Board and executive management team has a proven track record of identification and management of businesses. Their breadth of knowledge allows us to identify companies and strategic assets with attractive value propositions, to structure ownership interests to maximize the value of our active engagement in the operation of those companies, and to create value and ultimately return the value created to shareholders.

The Company conducts its business through its wholly owned subsidiary Cannae Holdings, LLC (Cannae LLC), a Delaware limited liability company. The Company’s Board oversees the management of the Company, Cannae LLC and its businesses, and, as applicable, the performance of Trasimene Capital Management, LLC (Trasimene or our Manager), through which the Company has managed its business operations and those of its subsidiaries.

The Company, Cannae LLC, and our Manager were party to a Management Services Agreement dated as of August 27, 2019 (as amended and restated, the Management Services Agreement), which was amended several times as previously disclosed and terminated in its entirety on May 12, 2025.

Cannae Holdings, Inc.	10

SIGNIFICANT EVENTS AND TRANSACTIONS

Since early 2024, we have meaningfully reduced our outstanding share capital through repurchases, initiated a quarterly dividend, strategically deployed capital, monetized investments and announced several new initiatives.

Overview

In February 2024, Cannae began taking decisive action, with a sharp eye towards improving and monetizing its investment holdings, returning capital to shareholders, and reducing operational expenses. These steps are designed to increase the net asset value of our portfolio and close Cannae’s share price discount to net asset value. At that time, Mr. Foley, as Chief Executive Officer, announced several aspects of our strategic plan. Cannae also announced the wind-down of its Management Services Agreement with Trasimene. This change internalized all management and investment functions, which significantly reduced Cannae’s total management expenses, and further aligned incentives by shifting compensation for key executives primarily to Cannae stock.

Since early 2024, we have meaningfully reduced our outstanding share capital through repurchases at attractive prices to net asset value, initiated and subsequently increased the quarterly dividend, strategically deployed capital, monetized investments, further enhanced our corporate governance through the addition of three independent directors, and an executive management succession. On May 12, 2025, Mr. Foley was appointed as Vice Chairman of the Board, Douglas K. Ammerman was appointed as Chairman of the Board, and William T. Royan and Woodrow Tyler were appointed as new independent directors. Additionally, Ryan R. Caswell was appointed as Cannae’s Chief Executive Officer.

Return of Capital and Operational Performance

During 2024 and 2025, Cannae has executed its strategy comprised of three main levers: (1) returning capital to shareholders; (2) rebalancing the portfolio away from public investments, primarily to private company investments with cash flows; and (3) improving the operational performance of our portfolio companies. We have made strong progress across all three areas of focus.

Returning Capital to Shareholders

•

From March 31, 2021, to September 30, 2025, Cannae has returned $970 million (including amounts repurchased after our commitment described below) to shareholders through share repurchases, buying approximately 48% of the Company’s common stock.

•

Committed to returning $500 million of the proceeds from the sale of DNB to shareholders through share repurchases, dividends and retirement of debt. Since first announcing our commitment, we have repurchased $232 million of our common stock through September 30, 2025, retired $141 million of debt and increased our dividend.

•

In May 2024, Cannae initiated a quarterly cash dividend of $0.12 per common share, which was increased by 25% in August 2025. The dividend returns approximately $32 million per year to shareholders and has returned approximately $46 million since its initiation.

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Rebalancing Our Portfolio

•

Since February 2024, Cannae has raised approximately $1.1 billion through sales of public portfolio company shares. Cannae has used these proceeds to return capital to shareholders and make targeted investments.

•

In March 2025, DNB announced its entry into a definitive agreement to be acquired by Clearlake Capital Group, L.P. (Clearlake Capital Group). Cannae, as DNB’s largest shareholder holding approximately 16% of outstanding shares, received approximately $630 million in proceeds. Shortly following the transaction’s announcement, Cannae committed to enhance capital return to shareholders and pay down existing debt. The transaction closed in August 2025.

•	In March 2024, Cannae sold 10 million DNB shares for $101 million of proceeds and realized $21 million in tax savings.

•

Cannae exited Dayforce, Inc. (Dayforce) after selling its final 4 million shares in 2024 for total proceeds of $264 million (the Dayforce Share Sales). Since Dayforce’s initial public offering (IPO) in 2018, Cannae has generated over $2.8 billion through share sales and distributions, which represents a greater than 5x return on invested capital.

•	In November 2024, Cannae sold over 900,000 Paysafe shares for total proceeds of $16 million and realized nearly $19 million in tax savings.

•	In December 2024, Cannae sold 12 million Alight shares for total proceeds of $89 million and realized $7 million in tax savings.

•

In February 2024, Cannae announced a strategic partnership with JANA, where Cannae acquired approximately 20% of the management company and general partner for $56 million and committed to invest capital in select JANA funds. In September 2025, Cannae closed the acquisition of an additional 30% stake, for a total ownership of 50%. Moving forward, JANA is expected to provide cash returns to Cannae and help source new investment opportunities.

•

In October 2024, Cannae acquired a 53% stake in the Watkins Company for $80 million. The Watkins Company is a 157-year-old flavoring products business that is growing with strong margins and cash flows. Cannae has partnered with KDSA, an investment partnership focused on the food and beverage industry, and the previous majority owner, which maintains approximately 40% of their equity stake.

Working with Portfolio Company Management Teams to Improve Performance

•

Cannae continuously collaborates with the management teams of our portfolio companies to improve revenues, expand margins, identify and execute strategic transactions, and increase long-term enterprise value.

•

Cannae worked with the DNB management team to execute on a strategic plan designed to accelerate organic revenue growth and improve cash flows. Cannae also worked with the DNB board of directors in the sale of DNB to Clearlake Capital Group in 2025.

•	Cannae advised Alight’s management team on the sale of its Professional Services segment and its Payroll & HCM Outsourcing businesses for approximately $1.2 billion in

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July 2024, which enabled Alight to reduce its outstanding debt by $740 million, return $75 million to shareholders via share repurchases, and initiate a quarterly dividend program. Cannae continues to work with Alight on improving the performance of its core business.

•

Cannae’s investment in Black Knight Football is yielding strong results in improving team performance and the implementation of the multi-club model. For example, AFC Bournemouth has improved dramatically since our acquisition; improving from 15th place in the first season we acquired the club to 9th place in the 2024/25 season. This rise in the rankings has supported revenue growth of nearly 30%, to approximately £182 million for the club’s fiscal year ending June 30, 2025. AFCB was included in Sportico’s annual list of the World’s 50 Most Valuable Football Clubs, with a valuation of $630 million based on the club’s 2023/24 revenues, which increased 13% in 2024/25.

•

CSI continues to launch innovative lines of financial technology products for the banking sector and generate significant growth. As a result, the company returned $37 million, or 43%, of Cannae’s investment in approximately one year, with Cannae’s remaining equity stake being valued at more than 120% of the aggregate initial investment.

Corporate Governance and Succession Planning

Board Refreshment. Since 2024, we have added three independent directors to our Board with the addition of Doug Ammerman in February 2024 and William Royan and Woodrow Tyler in June 2025. Mr. Ammerman was appointed Chairman of the Board in May 2025 and is the chairman of the Audit Committee. Mr. Royan was appointed to the Corporate Governance and Nominating Committee and Mr. Tyler was appointed to the Related Person Transaction Committee.

Board Declassification. In May 2025 we announced our intention to declassify our Board upon approval by shareholders at our 2025 annual meeting. If approved, this will result in annual election of directors on a phased-in approach beginning with the class up for election at the 2026 annual meeting. See Proposal 4 in this Proxy Statement for further information.

Leadership Succession. In May 2025, Mr. Foley transitioned as Cannae’s CEO and Chairman of the Board and assumed the role of Vice Chairman of the Board. Mr. Caswell, the Company’s then-President, was appointed as Chief Executive Officer and Mr. Ammerman was appointed as Chairman of the Board. This transition enables Cannae to continue to leverage Mr. Foley’s expertise, track record, and acumen.

Transition from External Management Structure. To better align management incentives with shareholders and reduce cost and complexity, on February 26, 2024, we announced an agreement to wind down the Company’s Management Services Agreement with Trasimene. Effective July 2, 2024, the Management Services Agreement was amended and restated (the Terminal MSA) to provide that Trasimene would receive a fixed management fee of $7.6 million for each of the following three years (the New Management Fee), and a $20 million termination fee, payable in three annual installments commencing on July 2, 2024 (the Termination Fee), and no fees thereafter. This reduced ongoing management fees from $37 million in the trailing twelve months ended June 30, 2024 to $7.6 million in each of the following three years. Additionally, on May 12, 2025, the Management Services Agreement was terminated in its entirety.

13	Cannae Holdings, Inc.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

WHY DID I RECEIVE THIS PROXY STATEMENT? WHO IS SOLICITING PROXIES FOR THE ANNUAL MEETING WITH THIS PROXY STATEMENT?

You are receiving this Proxy Statement and the enclosed universal WHITE proxy card because you were a holder of our common stock as of the Record Date, and the Board is soliciting your proxy to vote your shares of our common stock on all matters scheduled to come before the Annual Meeting, whether or not you attend the Annual Meeting.

Members of the Board and certain officers of the Company are “participants” with respect to the Company’s solicitation of proxies in connection with the Annual Meeting (each such person, a Participant). For more information on the Participants in the Board’s solicitation, please see “Additional Information Regarding Participants in the Solicitation” in Annex A to this Proxy Statement.

WHO IS CARRONADE? HOW ARE THEY INVOLVED IN THE ANNUAL MEETING?

On December 19, 2024, the Company received notice from Carronade, a hedge fund, disclosing its intent to nominate Mona Aboelnaga, Benjamin C. Duster, IV, Dennis A. Prieto, and Chérie L. Schaible as director nominees for election to the Board at the Annual Meeting (collectively, the Carronade Nominees). You may receive proxy solicitation material from Carronade, including a universal gold proxy card, which will contain more information on the Carronade Nominees and can be accessed at no charge on the SEC website, www.sec.gov. The Company is not responsible for the accuracy of any information contained in any proxy solicitation materials filed or disseminated by, or on behalf of, Carronade or any other statements that they may otherwise make. For more information on the Company’s engagement with Carronade, please see the “Background to the Solicitation” section of this Proxy Statement.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ONLY THE FOUR COMPANY NOMINEES LISTED IN PROPOSAL 1 BY USING THE ENCLOSED UNIVERSAL WHITE PROXY CARD AND DISREGARD ANY MATERIALS, AND DO NOT SIGN, RETURN, OR VOTE ON ANY PROXY CARD SENT TO YOU BY OR ON BEHALF OF CARRONADE.

While you may use Carronade’s gold proxy card to vote for the Company’s nominees, we encourage you to instead vote “FOR” ONLY the four Company nominees listed under Proposal 1, “FOR” Proposals 2 and 3, “FOR” Proposal 4, and “AGAINST” Proposal 5 on the universal WHITE proxy card by Internet or telephone or by completing, signing, dating, and returning the enclosed universal WHITE proxy card in the postage-paid envelope provided or by voting virtually at the Annual Meeting. While we encourage shareholders to send only our universal WHITE proxy card, in the event a shareholder returns multiple proxy cards, only the latest-dated proxy card submitted will count.

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ON WHAT AM I VOTING? HOW DOES THE BOARD RECOMMEND THAT I VOTE ON THESE PROPOSALS?

Our Annual Meeting will be held for the following purposes:

Proposal No. 1: To elect four Class II director nominees to our Board.

The Board is asking shareholders to elect four directors to serve as the Class II directors on the Board. Each of the director nominees is standing for election for a term until the 2028 Annual Meeting and until their successors are duly elected and qualified, or until such director’s earlier death, resignation, or removal.

The Board has nominated and unanimously recommends that shareholders vote “FOR” ONLY the election of four incumbent directors: Erika Meinhardt; Barry B. Moullet; James B. Stallings; Jr.; and Frank P. Willey. For more information on the Company nominees, please see the “Information About the Director Nominees and Continuing Directors” section of this Proxy Statement. You may vote for each of these four director candidates on the enclosed universal WHITE proxy card.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ONLY THE FOUR COMPANY NOMINEES: ERIKA MEINHARDT; BARRY B. MOULLET;
JAMES B. STALLINGS, JR.; AND FRANK P. WILLEY ON THE ENCLOSED UNIVERSAL
WHITE PROXY CARD

Proposal No. 2: To approve, on an advisory (non-binding) basis, the compensation paid to our named executive officers as disclosed in this Proxy Statement.

Shareholders are being asked to approve, on an advisory (non-binding) basis, the compensation paid to our named executive officers as disclosed in this Proxy Statement (also known as the Say-on-Pay Proposal). As an advisory vote, the result will not be binding on the Board or the compensation committee of the Board (Compensation Committee). The Say-on-Pay Proposal will, however, provide us with important feedback from our shareholders about our executive compensation philosophy, objectives, and program. The Board and the Compensation Committee value the opinions of our shareholders and expect to consider the outcome of the vote when considering future executive compensation decisions and when evaluating the Company’s executive compensation program.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF EXECUTIVE COMPENSATION ON AN ADVISORY BASIS ON THE ENCLOSED UNIVERSAL WHITE PROXY CARD

15	Cannae Holdings, Inc.

Proposal No. 3: To ratify the appointment of Grant Thornton as our independent registered public accounting firm for fiscal year 2025.

Shareholders are being asked to ratify the selection by the audit committee of the Board (Audit Committee) of Grant Thornton to serve as our independent registered public accounting firm for fiscal year 2025.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF GRANT THORNTON AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2025 ON THE ENCLOSED UNIVERSAL WHITE PROXY CARD

Proposal No. 4: To approve an amendment and restatement of the Charter to declassify the Board.

Shareholders are being asked to approve the amendment and restatement of the Company’s Charter to declassify the Board. If shareholders approve the amendment and restatement, at the 2026 annual meeting of shareholders (the 2026 Annual Meeting), the Class III directors whose terms expire at such time will be elected to serve a one-year term. At the 2027 annual meeting of shareholders (the 2027 Annual Meeting), the Class I directors whose terms expire at such time, as well as the former Class III directors, will be elected to serve a one-year term. At the 2028 Annual Meeting and each annual meeting thereafter, all directors will be elected annually.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE DECLASSIFICATION PROPOSAL ON THE ENCLOSED UNIVERSAL WHITE PROXY CARD

Proposal No. 5: If properly presented at the Annual Meeting, to consider and act on a shareholder proposal to engage an investment banker.

Shareholders are being asked to vote on a shareholder proposal to engage an investment banker. The Board has considered this proposal and concluded that its adoption is unnecessary and not in the best interests of our shareholders. For more information, see the section titled “Proposal No. 5: Shareholder Proposal.”

OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL ON THE ENCLOSED UNIVERSAL WHITE PROXY CARD

WHO IS ENTITLED TO VOTE?

The close of business on October 30, 2025 has been fixed as the Record Date for the determination of our shareholders entitled to notice of, and to vote at, the Annual Meeting. We have one class of voting common stock, which has one vote per share. On the Record Date, we had 49,965,406 shares of common stock outstanding.

WHAT CONSTITUTES A QUORUM? HOW MANY SHARES MUST BE PRESENT TO CONDUCT BUSINESS AT THE ANNUAL MEETING?

A quorum is present if shareholders holding at least a majority of the voting power of the Company’s common shares are represented in person or by proxy, regardless of whether the

Cannae Holdings, Inc.	16

proxy has authority to vote on any matter. If there are not sufficient shares present or represented by proxy at the Annual Meeting to constitute a quorum, the Annual Meeting may be adjourned by a majority of the voting power represented in person or by proxy or by the person presiding at the Annual Meeting to permit further solicitation of proxies in order to achieve a quorum. Based on the number of shares of Company common stock outstanding on October 30, 2025, the Record Date, shares representing 24,982,704 votes must be present at the Annual Meeting, virtually or by proxy, to constitute a quorum. If you vote, including by Internet or proxy card, your shares voted will be counted towards the quorum for the Annual Meeting. Abstentions and “broker non-votes,” if any, are counted as present for the purpose of determining a quorum.

HOW DO I VOTE?

The procedures for voting are as follows:

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, at the close of business on October 30, 2025, then you are considered a shareholder of record. As a shareholder of record, you may vote your shares (i) in advance of the Annual Meeting, over the Internet, by telephone, or by mail, or (ii) at the Annual Meeting. To vote by proxy in advance of the Annual Meeting as a shareholder of record:

•

Internet: You may submit your proxy online via the Internet by accessing the website specified on your universal WHITE proxy card. Then, follow the instructions provided on the voting site. You will be required to provide the unique control number found on the enclosed universal WHITE proxy card.

•

Telephone: You may submit your proxy by calling toll-free in the U.S. or Canada the number specified on your enclosed universal WHITE proxy card. Then, follow the voice prompts. You will be required to provide the unique control number found on the enclosed universal WHITE proxy card.

•	Mail: If you do not have access to a touch-tone telephone or to the Internet, please sign, date, and return the enclosed universal WHITE proxy card in the postage-paid envelope provided.

Beneficial Owner. If your shares are held in a brokerage account, by a trustee or by another nominee, then you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you may vote your shares (i) in advance of the Annual Meeting by directing your broker, bank, or other nominee how to vote, or (ii) at the Annual Meeting. To vote in advance of the Annual Meeting, you should instruct your broker, bank, or other nominee how to vote your shares by following the voting instructions in the notice provided by your broker, bank, or other nominee. You must follow the voting instructions in that notice to ensure that your vote is counted. In most cases, you will be able to vote by mail or via the Internet; however, please refer to your voting instruction form for full details. As discussed herein, your broker, bank, or other nominee may not be able to vote your shares on any matters at the Annual Meeting unless you provide instructions on how to vote your shares.

PLEASE NOTE THAT THIS YEAR, YOUR PROXY CARD LOOKS DIFFERENT. IT HAS MORE NAMES ON IT THAN THERE ARE SEATS UP FOR ELECTION, UNDER

17	Cannae Holdings, Inc.

REGULATIONS REQUIRING A “UNIVERSAL PROXY CARD” THAT ARE DESCRIBED IN MORE DETAIL BELOW. THIS MEANS THE COMPANY’S PROXY CARD IS REQUIRED TO LIST CARRONADE’S NOMINEES IN ADDITION TO THE COMPANY’S NOMINEES. PLEASE MARK YOUR CARD CAREFULLY AND VOTE “FOR” ONLY THE FOUR COMPANY NOMINEES AND PROPOSALS AS RECOMMENDED BY YOUR BOARD. WE ENCOURAGE YOU TO VOTE BY INTERNET TO AVOID POTENTIAL CONFUSION WITH THE UNIVERSAL PROXY CARD. YOU SHOULD ONLY VOTE “FOR” FOUR NOMINEES TOTAL.

Shareholders of record and beneficial owners may also vote at the Annual Meeting. The Annual Meeting will be held online via a live webcast at www.cesonlineservices.com/cnne25_vm. You may only participate in the virtual meeting by registering in advance at www.cesonlineservices.com/cnne25_vm prior to the deadline of 10 a.m. on December 11, 2025. If you are a beneficial owner, you must obtain a “legal proxy” from your broker, bank, or other nominee to vote during the Annual Meeting.

Even if you plan to attend the Annual Meeting, we urge you to vote your proxy TODAY by Internet, telephone, or mail to ensure that your votes are counted at the Annual Meeting. You may still attend the Annual Meeting and vote at the Annual Meeting, even if you have already voted by proxy. The vote you cast at the Annual Meeting will supersede any previous votes that you may have submitted.

WHAT IS A PROXY? WHAT SHARES ARE REPRESENTED BY A PROXY CARD?

A proxy is your legal designation of another person to vote the stock you own, with such other person being called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. Our Board has designated Ryan M. Caswell, Chief Executive Officer, and Michael L. Gravelle, Executive Vice President, General Counsel and Corporate Secretary as the Company’s proxies for the Annual Meeting.

Each proxy or voting instruction form represents the shares registered to you as of the close of business on the Record Date. You may receive more than one proxy or voting instruction form if you hold your shares in multiple accounts, some of your shares are registered directly in your name with the Company’s transfer agent, or some of your shares are held in street name through a broker, bank, or other nominee. Please vote the shares on each universal WHITE proxy card or voting instruction form to ensure that all of your shares are counted at the Annual Meeting.

WHAT IS A UNIVERSAL PROXY? WILL IT BE USED IN CONNECTION WITH THE ANNUAL MEETING?

The SEC has adopted Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the Exchange Act), commonly referred to as the “universal proxy rules,” requiring the use of a universal proxy card in contested director elections that take place after August 31, 2022. This means that all of the Company’s nominees and any dissident’s nominees will be listed on each proxy card that is sent to shareholders in connection with a contested meeting. Shareholders may vote “for” nominees from either or both of the Company’s slate and the dissident’s slate, but in any event may not vote “for” more nominees than there are seats available to be filled. Even though we are required to include the Carronade Nominees on our universal WHITE proxy card,

Cannae Holdings, Inc.	18

it does not mean that we recommend voting “for” them. Your Board is recommending that shareholders vote “FOR” ONLY the four Company nominees: Erika Meinhardt; Barry B. Moullet; James B. Stallings, Jr.; and Frank P. Willey.

Because Carronade has provided notice of its intent to nominate candidates for election to the Board at the Annual Meeting, this year’s director elections are considered contested, and a universal proxy card will be used. While you may vote “FOR” the Company nominees on either the Company’s WHITE proxy card or Carronade’s gold proxy card, we strongly encourage you to use the universal WHITE proxy card to vote your shares, regardless of how you intend to vote.

HOW MAY I PARTICIPATE IN THE VIRTUAL ANNUAL MEETING?

The Annual Meeting will be conducted completely online via the Internet. You may only participate in the virtual Annual Meeting by registering in advance at www.cesonlineservices.com/cnne25_vm prior to the deadline of 10 a.m. Pacific Time on December 11, 2025. Please have your universal WHITE proxy card, WHITE voting instruction form, or other communication containing your control number available and follow the instructions to complete your registration request. If you are a beneficial holder, you must obtain a “legal proxy” from your broker, bank or other nominee to vote during the Annual Meeting. Upon completing registration, shareholders will receive a confirmation email with a link and instructions for accessing the Annual Meeting.

We encourage you to access the Annual Meeting before the start time of 10 a.m. Pacific Time, on December 12, 2025. Please allow ample time for online check-in, which will begin at 9:30 a.m. Pacific Time, on December 12, 2025.

Shareholders of record who participate in the virtual Annual Meeting by way of the website above or the link provided following registration will be considered to have attended the meeting “in person,” as such term is used in this Proxy Statement, including for purposes of determining a quorum and counting votes.

WILL I BE ABLE TO ASK QUESTIONS DURING THE VIRTUAL ANNUAL MEETING?

Yes. We expect that members of the Board and management, as well as representatives of our independent registered public accounting firm, will attend the Annual Meeting, be available to answer shareholder questions and be permitted to make a statement if they desire to do so. We will provide our shareholders the opportunity to ask questions. Questions submitted during the meeting pertinent to meeting matters will be answered during the meeting, subject to time and procedural constraints. Instructions for submitting questions and making statements will be posted on the virtual meeting website. This question and answer session will be conducted in accordance with certain rules of conduct that will be posted on our Annual Meeting website.

HOW CAN I REQUEST TECHNICAL ASSISTANCE DURING THE VIRTUAL ANNUAL MEETING?

A technical support line will be available on the meeting website for any questions on how to participate in the virtual annual meeting or if you encounter any difficulties accessing the virtual meeting.

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HOW MANY VOTES MUST EACH PROPOSAL RECEIVE TO BE ADOPTED?

The following votes must be received:

•

For Proposal No. 1 regarding the election of directors, a plurality of votes of our common stock cast is required to elect a director. This means that the four director nominees receiving the highest number of “for” votes cast by the shares entitled to vote at the Annual Meeting will be elected as directors. Withheld votes and broker non-votes, if any, are not counted as votes cast and will have no effect on the outcome of this proposal.

•

For Proposal No. 2 regarding the advisory (non-binding) vote to approve the compensation paid to our named executive officers, the affirmative vote of a majority of the shares of our common stock represented in person or by proxy and entitled to vote at the Annual Meeting is required to approve this proposal. Abstentions and broker non-votes, if any, will have the effect of a vote “against” the outcome of this proposal. Because the vote on Proposal No. 2 is advisory and therefore will not be binding on the Company, the Board will review the voting result and take it into consideration when making future decisions regarding the compensation paid to our named executive officers.

•

For Proposal No. 3 regarding the ratification of the appointment of Grant Thornton, the affirmative vote of a majority of the shares of our common stock represented in person or by proxy and entitled to vote at the Annual Meeting is required to approve this proposal. This proposal would typically be considered a “routine” matter for which a broker may vote in their discretion on this proposal on behalf of beneficial owners who have not furnished voting instructions. However, given the contested nature of the Annual Meeting, to the extent that street name holders are provided with Carronade’s universal gold proxy card or voting instruction form, brokers will not have discretionary voting authority to vote on any of the proposals at the Annual Meeting without being provided voting instructions, including on this Proposal No. 3. Abstentions and broker non-votes, if any, will have the effect of a vote “against” the outcome of this proposal.

•

For Proposal No. 4 regarding an amendment and restatement of our Charter to declassify the Company’s Board, the affirmative vote of the majority of the voting power of the shares issued and outstanding as of the Record Date is required to approve this proposal. Abstentions and broker non-votes, if any, will have the effect of a vote “against” the outcome of this proposal.

•

For Proposal No. 5 regarding the shareholder proposal for engagement of an investment banker, the affirmative vote of a majority of the shares of our common stock represented in person or by proxy and entitled to vote at the Annual Meeting is required to approve this proposal. Abstentions and broker non-votes, if any, will have the effect of a vote “against” the outcome of this proposal.

WHAT EFFECT DO ABSTENTIONS OR WITHHOLDS HAVE?

With respect to Proposal No. 1, directions to withhold authority are not considered “votes cast” and will not be included in vote totals, and will therefore not affect the outcome of the vote. With respect to Proposal Nos. 2, 3, and 5, since these proposals require an affirmative vote of the

Cannae Holdings, Inc.	20

majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting, abstentions will have the effect of a vote “against” such proposals. With respect to Proposal 4, since this proposal requires an affirmative vote of the majority of the voting power of the shares issued and outstanding as of the Record Date, abstentions will have the effect of a vote “against” such proposal.

WHAT IS A BROKER NON-VOTE?

If you hold your common shares in “street name” (that is, through a broker, bank or other holder of record), you are considered a “beneficial owner,” of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction form included in the mailing or by following their instructions for voting via the Internet or by telephone. If you are a street name holder and your shares are registered in the name of a broker, the New York Stock Exchange (the NYSE) rules applicable to brokers who have record ownership of listed Company stock determine whether your broker may vote your shares in its discretion, even if it does not receive voting instructions from you (so called discretionary voting authority).

A “broker non-vote” occurs when a broker submits a proxy on behalf of a beneficial owner for a shareholder meeting, but does not vote on a particular proposal because such broker does not have discretionary voting authority with respect to that proposal and has not received voting instructions from the beneficial owner. Broker non-votes, if any, will be included in the calculation of the number of votes considered to be present for the purpose of determining a quorum.

Under the NYSE rules, the election of directors proposal, the Say-on-Pay Proposal, the Shareholder Proposal, and the Declassification Proposal are considered “non-routine” matters for which brokers may not exercise discretionary voting authority. In contrast, under the NYSE rules, the ratification of the selection of the independent registered public accounting firm is typically a “routine” matter as to which a broker will have discretionary authority to vote shares if they have not received voting instructions at least 10 days prior to the Annual Meeting. However, given the contested nature of the Annual Meeting, to the extent that street name holders are provided with Carronade’s gold proxy card or voting instruction form, brokers will not have discretionary voting authority to vote on any of the proposals at the Annual Meeting, including Proposal No. 3 to ratify the selection of the independent registered public accounting firm, without being provided voting instructions.

We urge you to instruct your broker, bank, or other nominee how you wish your shares to be voted.

HOW WILL MY SHARES BE VOTED ON THE UNIVERSAL WHITE PROXY CARD? WILL MY SHARES BE VOTED IF I DO NOT PROVIDE VOTING INSTRUCTIONS?

The shares represented by any universal WHITE proxy card that is properly completed, validly executed, and received by the Company prior to or at the Annual Meeting will be voted in accordance with the specifications made on the card, whether it is returned by mail, Internet or telephone. If you hold shares as the shareholder of record and submit a validly executed universal WHITE proxy card without giving specific voting instructions on a proposal, then your

21	Cannae Holdings, Inc.

shares will be voted in accordance with the recommendations of our Board as to that proposal. Our Board unanimously recommends that shareholders vote “FOR” only the four Company nominees listed in Proposal No. 1; “FOR” the approval of, on an advisory basis, our executive compensation in Proposal No. 2; “FOR” the ratification of the appointment of our independent registered public accounting firm for the year ending December 31, 2025, in Proposal No. 3; “FOR” the approval of an amendment and restatement of the Charter to declassify the Board in Proposal No. 4; “AGAINST” a shareholder proposal to engage an investment banker in Proposal No. 5; and in accordance with the discretion of the named proxies on other matters brought before the Annual Meeting.

The Board is not aware of any other matters that are likely to be brought before the Annual Meeting. If any other matter is properly presented for action at the Annual Meeting, the persons identified as having the authority to vote the proxies will vote on such matter in their own discretion.

If you do not provide your broker, bank, or other nominee specific voting instructions, such firm may not have the authority to vote your shares with respect to any of the proposals. Please see “What is a broker non-vote?” for more information. We urge you to provide voting instructions so that your shares will be voted.

WILL MY SHARES BE VOTED IF I DO NOTHING?

If you are a shareholder of record and do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting. If you are a beneficial holder and do not instruct your broker, bank, or other nominee how to vote your shares, your broker may not be able to vote on your behalf without instruction as to any matter that is considered non-routine under the NYSE rules. For more information, please see “What is a broker non-vote?” in this Proxy Statement.

WHAT IF I RECEIVE MORE THAN ONE UNIVERSAL WHITE PROXY CARD OR SET OF PROXY MATERIALS FROM THE COMPANY?

If your shares are held in more than one account, you will receive more than one universal WHITE proxy card, and in that case, you can and are urged to vote all of your shares by completing, signing, dating, and returning all universal WHITE proxy cards you receive from the Company in the postage-paid envelope provided. If you choose to vote via the Internet, please vote using each universal WHITE proxy card you receive to ensure that all of your shares are voted. Only your latest dated proxy for each account will count. Please sign each proxy card exactly as your name or names appear on the proxy card. For joint accounts, each owner should sign the proxy card. When signing as an executor, administrator, attorney, trustee, guardian, or other representative, please print your full name and title on the proxy card.

If Carronade proceeds with a proxy solicitation, the Company may conduct multiple mailings prior to the Annual Meeting to ensure shareholders have the Company’s latest proxy materials to vote.

The Company will send you a new universal WHITE proxy card with each mailing, regardless of whether you have previously voted. We encourage you to vote every universal WHITE proxy card you receive. The latest dated proxy you submit will be counted.

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WHAT SHOULD I DO IF I RECEIVE A GOLD PROXY CARD FROM CARRONADE?

You may receive proxy solicitation materials from Carronade. Our Board strongly urges you NOT to sign or return any gold proxy card sent to you by Carronade. While you may vote for the Company’s nominees on either the Company’s proxy card or Carronade’s proxy card, we strongly encourage you to use the enclosed universal WHITE proxy card to vote your shares, regardless of how you intend to vote.

If you have previously submitted a proxy card sent to you by Carronade, you can revoke it and vote “FOR” ONLY the four Company nominees recommended by our Board by completing, signing, dating, and returning the enclosed universal WHITE proxy card in the postage-paid envelope provided, or by following the instructions on the universal WHITE proxy card to vote via the Internet or telephone. Only the latest validly executed proxy that you submit will be counted, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described above. If you attend and validly vote at the Annual Meeting, your proxy will not be used.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ONLY THE FOUR COMPANY NOMINEES LISTED IN PROPOSAL NO. 1 BY USING THE ENCLOSED UNIVERSAL WHITE PROXY CARD AND DISREGARD ANY MATERIALS, AND DO NOT SIGN, RETURN, OR VOTE ON ANY GOLD PROXY CARD, SENT TO YOU BY OR ON BEHALF OF CARRONADE.

WHAT HAPPENS IF I RETURN A UNIVERSAL PROXY CARD BUT GIVE VOTING INSTRUCTIONS “FOR” MORE THAN 4 CANDIDATES?

An “over-vote” occurs when a shareholder submits more votes “FOR” director nominees than there are Board seats up for election. To the extent an over-vote (e.g., voting “FOR” with respect to more than four nominees on Proposal No. 1) occurs on a record holder’s universal proxy card and it is not corrected, all of such record holder’s votes on Proposal No. 1 regarding nominees will be invalid and will not be counted. In addition, depending on the broker, bank, or other nominee through which you hold your shares, your votes on all other proposals before the Annual Meeting may also be invalid and not counted. We encourage you to vote by Internet or telephone to avoid an “over-vote.”

WHAT HAPPENS IF I RETURN A UNIVERSAL PROXY CARD BUT GIVE VOTING INSTRUCTIONS “FOR” FEWER THAN 4 CANDIDATES?

An “under-vote” occurs when a shareholder submits fewer votes “FOR” director nominees than there are director seats up for election. To the extent an under-vote (i.e., voting “FOR” with respect to fewer than four nominees on Proposal No. 1) occurs on any shareholder’s universal proxy card, your shares will only be voted FOR those nominees you have so marked and “WITHHOLD” for the other nominees. We encourage you to vote by Internet or telephone to avoid an “under-vote.”

23	Cannae Holdings, Inc.

WHAT IF I SUBMIT A PROXY AND LATER CHANGE MY MIND?

If your shares are registered directly in your name, you may change your vote or revoke your proxy by:

•

Delivering written notice of revocation to the Corporate Secretary at c/o Cannae Holdings, Inc., 1701 Village Center Circle, Las Vegas, Nevada 89134, that is received on or before 11:59 Pacific Time on December 11, 2025;

•	Delivering a properly executed proxy card bearing a later date than the proxy that you wish to revoke;

•	Submitting a later dated proxy over the Internet in accordance with the instructions on the proxy card; or

•	Voting your shares electronically during the Annual Meeting.

If you are the beneficial owner of shares held through a broker, bank, or other nominee, then you must follow the specific instructions, including applicable deadlines, provided to you by your broker, bank, or other nominee to change or revoke any instructions you have already provided to your broker, bank, or other nominee. If you have obtained a voter instruction form from your broker, bank, or other nominee that holds your shares giving you the right to vote the shares, you may change your vote by attending the virtual Annual Meeting and voting electronically if you attach to your ballot a legal proxy from your broker, bank or other nominee saved as a PDF or image file.

Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy.

If you have previously submitted a gold proxy card sent to you by Carronade, you may change your vote by completing, signing, dating, and returning the enclosed universal WHITE proxy card in the postage-paid envelope provided, or by voting via the Internet by following the instructions on the universal WHITE proxy card. Please note that submitting a gold proxy card sent to you by Carronade will revoke votes you have previously made via the Company’s universal WHITE proxy card.

WHAT HAPPENS IF CARRONADE WITHDRAWS OR ABANDONS ITS SOLICITATION OR FAILS TO COMPLY WITH THE UNIVERSAL PROXY RULES AND I ALREADY GRANTED PROXY AUTHORITY IN FAVOR OF CARRONADE?

Shareholders are encouraged to submit their votes on the universal WHITE proxy card. If Carronade withdraws or abandons its solicitation or fails to comply with the universal proxy rules after a shareholder has already granted proxy authority, shareholders can still sign and date a later submitted universal WHITE proxy card. If Carronade withdraws or abandons its solicitation or fails to comply with the universal proxy rules, any votes cast in favor of the Carronade Nominees will be disregarded and not be counted, whether such vote is provided on the Company’s universal WHITE proxy card or on Carronade’s gold proxy card.

Cannae Holdings, Inc.	24

WHAT HAPPENS IF THE ANNUAL MEETING IS ADJOURNED?

Unless a new record date is fixed, your proxy will still be valid and may be used to vote shares of our common stock at the adjourned Annual Meeting. You will still be able to change or revoke your proxy until it is used to vote your shares.

WHO WILL COUNT THE VOTES?

The Company has retained First Coast Results, Inc. to serve as independent judge of election. In such capacity, First Coast Results, Inc. will count, tabulate and certify votes at the Annual Meeting.

WHERE CAN I FIND THE RESULTS OF THE VOTING?

We intend to announce preliminary voting results at the Annual Meeting and will publish final results through a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting.

WHAT IF I HAVE SHARES REGISTERED IN MY NAME AND ALSO HAVE SHARES IN A BROKERAGE ACCOUNT?

Shares that you hold in street name are not included in the total number of shares set forth on your proxy card. Your broker, bank, or other nominee will send you instructions on how to vote those shares.

DO I HAVE ANY DISSENTERS’ OR APPRAISAL RIGHTS WITH RESPECT TO ANY OF THE MATTERS TO BE VOTED ON AT THE ANNUAL MEETINGS?

No, shareholders do not have any dissenter’s or appraisal rights with respect to the matters to be voted on at the Annual Meeting.

HOW DO I OBTAIN A PAPER OR ELECTRONIC COPY OF THE PROXY MATERIALS?

A copy of our proxy materials, as filed with the SEC, is available, without charge, by mailing a request to Cannae Holdings, Inc. at 1701 Village Center Circle, Las Vegas, Nevada 89134, Attention: Investor Relations or by e-mailing a request to Investor Relations at info@cannaeholdings.com.

The proxy materials are also posted free of charge at on our website at https://www.cannaeholdings.com/financial-information/sec-filings and are available from the SEC free of charge at its website, www.sec.gov.

25	Cannae Holdings, Inc.

WHO SHOULD I CONTACT IF I HAVE QUESTIONS?

If you have any questions or require any assistance with voting your shares, please contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Shareholders may call toll free: (877) 750-0637

Banks and Brokers may call collect: (212) 750-5833

PLEASE NOTE THAT THIS YEAR, YOUR PROXY CARD LOOKS DIFFERENT. IT HAS MORE NAMES ON IT THAN THERE ARE SEATS UP FOR ELECTION, UNDER REGULATIONS REQUIRING A “UNIVERSAL PROXY CARD” THAT ARE DESCRIBED IN MORE DETAIL BELOW. THIS MEANS THE COMPANY’S PROXY CARD IS REQUIRED TO LIST CARRONADE’S NOMINEES IN ADDITION TO THE COMPANY’S NOMINEES. PLEASE MARK YOUR CARD CAREFULLY AND VOTE “FOR” ONLY THE COMPANY’S FOUR NOMINEES AND PROPOSALS AS RECOMMENDED BY YOUR BOARD. WE ENCOURAGE YOU TO VOTE BY INTERNET TO AVOID POTENTIAL CONFUSION WITH THE UNIVERSAL PROXY CARD. YOU SHOULD ONLY VOTE “FOR” FOUR NOMINEES TOTAL.

Cannae Holdings, Inc.	26

BACKGROUND TO THE SOLICITATION

The Company Refreshes Its Leadership and Strategic Plans; Implements New Capital Return Initiatives

Since the beginning of 2024, the Board has taken significant actions to set the Company on a new course, including replacing the Company’s Chief Executive Officer, implementing new strategic initiatives, and aggressively returning capital to shareholders.

Effective February 12, 2024, the Board appointed Mr. Foley, to serve as the Company’s Chief Executive Officer, replacing the Company’s prior CEO.

On February 21, 2024, the Company announced a strategic partnership with JANA, enabling the Company to source new acquisitions and strategic opportunities in undervalued companies. That same day, on the Company’s earnings call, President Ryan Caswell discussed the Company’s intention to reduce its public company holdings and refocus on private investments.

On February 27, 2024, the Board appointed Mr. Doug Ammerman as an independent director. In addition, the Company announced an agreement to wind down its Management Services Agreement with Trasimene, commencing the transition to internalize management and investment functions to significantly reduce the Company’s ongoing management expenses.

In early April 2024, the Company repurchased 9,672,540 shares in a modified Dutch auction, representing 13.4% of shares outstanding.

On May 9, 2024, during its first quarter earnings call, Mr. Foley discussed the execution, since his appointment as CEO, of the Company’s strategic plan focused on growing the net asset value and closing the share price discount to net asset value. Mr. Foley highlighted the strategy’s three main levers: (1) improving the performance and valuation of portfolio companies, (2) making new investments in private companies, and (3) returning capital to shareholders. The Company also initiated a quarterly cash dividend of $0.12 per common share.

Initial Interactions with Carronade

On December 19, 2024, the Company received a letter from Carronade discussing, among other items, concerns related to the Company’s financial performance and its nomination of four directors for election at the Company’s 2025 Annual Meeting. Prior to sending this letter, Carronade had not engaged with the Company. In this letter, Carronade disclosed ownership of 2.8% of the Company’s outstanding stock.

On January 21, 2025, Carronade senior analyst Win Rollins sent an email to Company representatives requesting a meeting. Later that day, Mr. Gravelle responded by email thanking Mr. Rollins for his email and stating that he would discuss internally and respond to Mr. Rollins that week. Mr. Foley also responded that while he would be unavailable to meet during Carronade’s proposed meeting times, due to previously scheduled travel, Mr. Caswell and Chief Legal Officer Peter T. Sadowski would be available to meet.

On January 23, 2025, Mr. Gravelle responded to Carronade with availabilities for a meeting and suggested that as a first step, Carronade should meet with Mr. Caswell and Chief Financial Officer Bryan Coy.

27	Cannae Holdings, Inc.

On January 31, 2025, Mr. Caswell and Mr. Coy spoke with Carronade representatives Win Rollins and Andy Taylor. Carronade representatives shared their perspective regarding the Company’s strategy, capital allocation, and governance. Carronade representatives also requested a meeting with Mr. Foley, and did not express urgency for such meeting.

On February 18, 2025, Mr. Gravelle emailed Carronade representatives, providing availabilities for a call with Mr. Foley and Mr. Caswell during the following week. Mr. Rollins responded the next day providing Carronade’s availabilities for a meeting.

On February 20, 2025, Mr. Gravelle suggested a meeting time with Carronade for the following Tuesday, February 25, 2025. Mr. Rollins responded the following day, confirming the meeting date and time.

On February 25, 2025, Mr. Foley and Mr. Caswell spoke with Carronade representatives. The parties discussed Carronade’s perspective on the Company’s share price and discount to net asset value. Mr. Foley and Mr. Caswell discussed the Company’s ongoing plan to increase share price, including by selling certain portfolio assets, repositioning its portfolio, and returning capital to shareholders. Carronade representatives also proposed that the Company distribute its minority stakes in DNB, Alight, and Paysafe to shareholders. Mr. Foley and Mr. Caswell noted that they would be open to working with Carronade to find a mutually agreeable director candidate.

On March 5, 2025, Mr. Rollins emailed Company representatives asking to schedule another call. Mr. Rollins noted that Carronade was “nearing the end of the timeframe in which we will be able to engage constructively.” Mr. Caswell responded the next day to set a call for early the following week.

On March 10, 2025, Mr. Caswell spoke with Carronade representatives. Mr. Caswell discussed the possibility of appointing a mutually agreeable director. The parties also discussed the potential for further share buybacks, the merits of other methods of capital return, and other topics regarding the Company’s strategy and operations.

On March 12, 2025, Mr. Caswell spoke with Carronade representatives. Mr. Caswell reiterated the offer to appoint one mutually agreed director. In addition, Mr. Caswell discussed the potential for committing to further share buybacks, among other topics related to shareholder capital return and value creation.

On March 13, 2025, Mr. Caswell spoke with Carronade representatives. Mr. Rollins subsequently sent an email to Company representatives proposing, among other items, (1) the appointment of three Carronade Nominees to the Board, and (2) distribution of at least 80% of the Company’s holdings in DNB, Alight, and Paysafe to shareholders by year end.

On March 17, 2025, Mr. Caswell spoke with Carronade representatives regarding the terms of a potential settlement agreement. Following that call, Mr. Caswell sent Mr. Rollins an email outlining the Company’s positions. Mr. Caswell proposed that the Company would (1) announce its commitment to return a substantial amount of capital from the sale of some of its public company investments to shareholders through share buybacks, (2) work with Carronade to identify and appoint a new independent director to the Board, who would serve on both the corporate governance and nominating committee of the Board (the Corporate Governance and

Cannae Holdings, Inc.	28

Nominating Committee) and the related person transaction committee of the Board (Related Person Transaction Committee), and (3) announce that the Related Person Transaction Committee would have a specific mandate to evaluate shareholder capital return alternatives, including alternatives proposed by Carronade. Mr. Caswell further reiterated the Company’s “hope to find a way to reach a positive resolution for all parties.”

On March 18, 2025, Mr. Caswell spoke with Mr. Rollins by phone. Mr. Rollins subsequently emailed Mr. Caswell to outline Carronade’s position following their discussion. Mr. Rollins proposed potential options for a settlement in which two or three of Carronade’s four nominees would be appointed to the Board (the March 18 Proposal). In addition, Mr. Rollins proposed that at least a majority of the Related Person Transaction Committee be composed of the new directors.

On March 19, 2025, Mr. Caswell proposed revised terms for a potential settlement to Mr. Rollins. Mr. Caswell proposed adding two mutually agreed independent directors to the Board, with one director to be added for election at the Annual Meeting, and a second director to be added for election at the 2026 Annual Meeting, and once elected, both new directors would serve on the Corporate Governance and Nominating Committee and on the Related Person Transaction Committee. Mr. Caswell requested to interview the Carronade Nominees and similarly invited Carronade to interview the Company’s candidate. Mr. Caswell further suggested connecting each party’s respective outside counsel to “help us find common ground.” In addition, Mr. Caswell reiterated the Company’s interest “in working together on making sure Cannae is set up for success.”

Later that day, Mr. Rollins rejected the Company’s revised settlement proposal. Mr. Rollins noted that the March 18 Proposal, which involved the appointment of up to three Carronade Nominees, represented “the minimum governance changes that we would be willing to accept in the context of a comprehensive settlement.”

Carronade Launches Public Proxy Fight

The following morning, on March 20, 2025, Mr. Rollins sent a letter to Mr. Foley for the attention of the Board. Carronade also issued a press release disclosing the letter and the nomination of four candidates for election at the Annual Meeting. The Carronade press release recommended, among other items, that (1) the Company return shareholder capital “tied up” in DNB, Alight, and Paysafe, “either via spin outs or substantial buybacks,” (2) the Company commit to returning a substantial majority of this capital on an accelerated timeline, and (3) management reallocate time from monitoring stakes in large public companies to focusing on disclosure and valuation of the Company’s private assets.

Later that day, the Company issued a press release highlighting the actions taken since early 2024 to improve and monetize its investment holdings, return capital to shareholders, and reduce operational expenses.

DNB Announces Sale Agreement

On March 24, 2025, DNB announced entry into a definitive agreement to be acquired by Clearlake Capital Group. At this time, DNB was Cannae’s largest investment, with $632 million in expected cash proceeds at the announced transaction value. DNB announced that the transaction was expected to close in the third quarter of 2025.

29	Cannae Holdings, Inc.

On March 25, 2025, the Company issued a press release announcing its support for the DNB transaction. In addition, the Company authorized a three-year stock repurchase program under which the Company may repurchase up to 10 million additional shares of its common stock, for an aggregate share buyback authorization of 22.95 million shares. The Company further committed to migrate to annual elections of directors on a phased basis and to include a declassification proposal at the Annual Meeting.

On March 26, 2025, Mr. Caswell contacted Carronade representatives to schedule time to discuss recent developments.

On March 27, 2025, Mr. Caswell spoke with Carronade representatives. Mr. Caswell raised the topic of the DNB sale and the importance of the sale’s proceeds in further enabling Cannae’s strategic plan, including the extensive capital return commitment. Mr. Caswell solicited Carronade’s input on capital use and capital return. The Carronade representatives reiterated that the March 18 Proposal, demanding the appointment of up to three directors from the Carronade slate, represented Carronade’s minimum acceptable offer for settlement, and that Carronade did not intend to negotiate further.

On March 28, 2025, Mr. Caswell again spoke with Carronade to probe whether, in light of the recent developments, Carronade would be open to a settlement on mutually agreeable terms. In addition, Mr. Caswell requested that the Board be permitted to interview the Carronade Nominees. The Carronade representatives did not provide a firm response during the meeting.

On March 31, 2025, the Company announced the expected use of at least $460 million of the proceeds from the DNB transaction for share repurchases, dividends, and debt repayment. The Company also announced its expectation to repurchase at least $300 million of its common stock, including through a tender offer, which would commence shortly following the anticipated closing of the DNB transaction. As a result of these actions, the Company expected to utilize at least 72% of its expected DNB sale proceeds as capital returned to shareholders and debt holders.

Further Interactions with Carronade

Later on March 31, 2025, Mr. Rollins emailed Mr. Caswell and other Company representatives in response to the Company’s prior request for the Board to interview the Carronade Nominees. Mr. Rollins stipulated that Carronade would permit Board members to interview the Carronade Nominees and would engage in further settlement discussion only if the Company first agreed to appoint multiple Carronade Nominees to the Board.

On April 3, 2025, Carronade delivered a letter to the Company requesting information related to the Company’s books and records, including certain shareholder list materials (the Books and Records Request).

On April 7, 2025, Carronade filed a preliminary proxy statement and issued a press release.

Also on April 7, 2025, Mr. Caswell emailed Mr. Rollins. Mr. Caswell reiterated the Company’s interest in interviewing the Carronade Nominees, and inquired further regarding Carronade’s preconditions to the Company interviewing the Carronade Nominees.

Cannae Holdings, Inc.	30

On April 8, 2025, Mr. Rollins responded to Mr. Caswell’s email, reiterating that Carronade would make the Carronade Nominees available for interviews only if the parties first reached an agreed construct with respect to Board composition.

On April 8, 2025 through April 10, 2025, the Company’s outside counsel and Carronade’s outside counsel had multiple interactions regarding the Books and Records Request.

On April 14, 2025, the Company’s outside counsel sent to Carronade’s outside counsel a non-disclosure agreement in connection with the Books and Records Request.

On April 25, 2025, Carronade filed a revised preliminary proxy statement with the SEC.

On April 30, 2025, Mr. Caswell initiated a discussion with Carronade representatives about a possible resolution to the activist campaign. During the call, Mr. Caswell reiterated the offer to appoint two new independent directors to the Board. Mr. Caswell noted that one director would join the Related Person Transaction Committee and the other would join the Corporate Governance and Nominating Committee. Mr. Rollins declined this settlement offer. Later that day, Mr. Caswell sent an email to Carronade reiterating the settlement offer.

On May 1, 2025, Carronade’s outside counsel sent a revised non-disclosure agreement to the Company’s outside counsel.

On May 2, 2025, Mr. Rollins emailed Mr. Caswell rejecting the Company’s proposed settlement. Mr. Rollins again referenced the prior demand, focused on the appointment of up to three directors from the Carronade slate, as “the minimum governance changes that we would be willing to accept.”

On May 12, 2025, the Company announced an executive management succession, board refreshment, and the expansion of the Company’s relationship with JANA. The Company announced that Mr. Foley was appointed to serve as Vice Chairman of the Board, Mr. Ammerman was appointed to serve as Chairman of the Board, and Mr. Caswell was appointed Chief Executive Officer. In addition, the Company announced the appointment of two new independent directors with extensive investment and governance experience, William Royan and Woodrow Tyler, to the Board. Mr. Royan was appointed to the Corporate Governance and Nominating Committee and Mr. Tyler was appointed to the Related Person Transaction Committee.

On June 23, 2025, Carronade issued a press release regarding the Annual Meeting.

On August 7, 2025, the Company announced a 25% increase in its quarterly cash dividend to $0.15 per common share.

On August 11, 2025, Carronade issued a press release regarding the Company’s earnings call.

On August 26, 2025, Clearlake Capital Group closed its acquisition of DNB, resulting in $630 million in proceeds for Cannae, including $90 million from shares sold in the second quarter of 2025. The Company subsequently issued a press release discussing the expected use of proceeds, including $300 million to repurchase stock, $60 million to pay future quarterly dividends, and retirement of debt related to its margin loan. The Company also announced the scheduling of the Annual Meeting for December 12, 2025.

31	Cannae Holdings, Inc.

On September 4, 2025, the Company received a notice from Carronade nominating Mona Aboelnaga, Benjamin C. Duster, IV, Dennis A. Prieto, and Chérie L. Schaible for election as directors at the Annual Meeting scheduled to be held on December 12, 2025. Carronade disclosed ownership of 5.9% of the Company’s outstanding stock.

On October 21, 2025, the Company filed the preliminary copy of this Proxy Statement.

On October 24, 2025, Carronade filed a second revised preliminary proxy statement with the SEC.

On October 28, 2025, Carronade filed a definitive proxy statement and issued a press release.

On November 5, 2025, the Company filed the definitive copy of this Proxy Statement.

Cannae Holdings, Inc.	32

CORPORATE GOVERNANCE HIGHLIGHTS

Our Board has adopted governance practices which promote the long-term interests of our shareholders and support accountability of our Board and management. Our Board has implemented the following measures to improve our overall governance practices. See “Corporate Governance and Related Matters” below for more detail on our governance practices.

✓	Declassification of the Board, subject to shareholder approval of Proposal 4 at this Annual Meeting

✓	Active Board refreshment program, including three independent directors appointed since 2024, adding deep investment management, corporate governance, and audit experience to the Board

✓	Ten of twelve directors are independent

✓	Separate roles of Chairman and CEO, and a Lead Independent Director

✓	Fully independent Audit, Compensation, Corporate Governance and Nominating, and Related Person Transaction Committees

✓	Average director tenure of approximately five years

✓

Related Person Transaction Committee consisting of four independent directors, including two directors appointed in 2025, and a related person transaction policy (Related Person Transaction Policy) providing enhanced governance over review of transactions with certain covered persons, including the Company’s directors, officers and other related persons

✓	Board and committee oversight of risk, including risk as it relates to, among other things, information security, cybersecurity, human capital management, sustainability, and health and safety risks

✓	We have three Audit Committee financial experts as defined by the rules of the SEC: Messrs. Ammerman, Linehan and Willey

✓	Robust stock ownership guidelines for our executive officers and directors

✓	Shareholders may act by written consent

✓	Ongoing shareholder engagement on a variety of topics, including our corporate governance and executive compensation, as described below

SHAREHOLDER ENGAGEMENT

We are committed to hearing and responding to the views of our shareholders on various matters. We regularly engage with our shareholders and hold meetings with our investors who express an interest in engaging with us where we discuss a variety of topics. We report on and discuss our investor meetings with our Board or Board committees, as applicable.

33	Cannae Holdings, Inc.

We also engaged with numerous shareholders on various actions we took in 2024 and 2025, including the items noted above in “Significant Events and Transactions.” Our Board values the input of our shareholders and considers our shareholders’ feedback as a regular part of Board discussions.

Cannae Holdings, Inc.	34

CORPORATE GOVERNANCE AND RELATED MATTERS

CORPORATE GOVERNANCE GUIDELINES

Our Corporate Governance Guidelines provide, along with the charters of the committees of the Board, a framework for the functioning of the Board and its committees and establishes a common set of expectations as to how the Board should perform its functions. The Corporate Governance Guidelines address a number of areas including the size and composition of the Board, Board membership criteria and director qualifications, director responsibilities, Board agenda, roles of the Chairman of the Board, the Chief Executive Officer and independent Lead Director, meetings of independent directors, committee responsibilities and assignments, Board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. The Corporate Governance Guidelines also provide that our Board will consider all aspects of diversity of viewpoints, background, experience, and other demographics in selecting nominees for director. A copy of our Corporate Governance Guidelines is available for review on the Corporate Governance Overview page of our website at www.cannaeholdings.com/corporate-governance.

CODES OF ETHICS

Our Board has adopted a Code of Ethics for Senior Financial Officers, which is applicable to our Chief Executive Officer, President, Chief Financial Officer and Chief Accounting Officer, and a Code of Business Conduct and Ethics, which is applicable to all of our directors, officers and employees. The purpose of these codes is to: (i) promote honest and ethical conduct, including the ethical handling of conflicts of interest; (ii) promote full, fair, accurate, timely and understandable disclosure; (iii) promote compliance with applicable laws and governmental rules and regulations; (iv) ensure the protection of our legitimate business interests, including corporate opportunities, assets and confidential information; and (v) deter wrongdoing. Our codes of ethics were adopted to reinforce our commitment to our longstanding standards for ethical business practices. Our reputation for integrity is one of our most important assets and each of our employees and directors is expected to contribute to the care and preservation of that asset. Under our codes of ethics, an amendment to or a waiver or modification of any ethics policy applicable to our directors or executive officers must be disclosed to the extent required under SEC and/or NYSE rules. We intend to disclose any such amendment or waiver by posting it on the Corporate Governance Overview page of our website at www.cannaeholdings.com/corporate-governance.

Our Code of Business Conduct and Ethics and our Code of Ethics for Senior Financial Officers are available for review on the Corporate Governance Overview page of our website at www.cannaeholdings.com/corporate-governance.

RELATED PERSON TRANSACTION COMMITTEE AND POLICY

In 2023, our Board instituted a Related Person Transaction Committee and a Related Person Transaction Policy. The functions of the Related Person Transaction Committee include

35	Cannae Holdings, Inc.

reviewing and approving, if appropriate, transactions that arise under the Company’s Related Person Transaction Policy and conducting an annual review of all related person transactions. Our Related Person Transaction Policy was adopted to address the reporting, review and approval of transactions with related persons.

Our Related Person Transaction Policy applies to any person (each a Related Person) who at any time since the last fiscal year was:

•	a director or nominee for director of the Company;

•	an executive officer of the Company;

•	an immediate family member of the Company’s directors and executive officers;

•	a security holder known by the Company to beneficially own more than five percent of any class of the Company’s voting securities;

•

any firm, corporation or other entity in which a director or executive officer of the Company is a partner, principal, managing member or executive officer, or in which such person has a 50% or greater beneficial ownership interest; or

•	the Manager or any member of the Manager who has a 50% or greater ownership interest in the Manager.

Pursuant to the Related Person Transaction Policy, all transactions exceeding $120,000 in which the Company participates and in which a Related Person has a direct or indirect interest are reviewed by our Related Person Transaction Committee.

Our Related Person Transaction Committee Charter and Related Person Transaction Committee Policy are available for review on the Corporate Governance Overview page of our website at www.cannaeholdings.com/corporate-governance.

Cannae Holdings, Inc.	36

POLICY ON INSIDER TRADING
Our Board has adopted an Insider Trading and Tipping Policy prohibiting insider trading and providing related procedures governing the purchase, sale, and other dispositions of the Company’s securities reasonably designed to promote compliance with insider trading laws, rules and regulations and the listing requirements of the New York Stock Exchange (
NYSE
). This policy also prohibits tipping or disclosing material nonpublic information (
MNPI
) to outsiders. This policy is applicable to all directors, officers, employees, their immediate family, and any entities controlled by them who have regular access to MNPI. The Company also does not trade in Company securities in violation of applicable securities laws or NYSE listing standards. A copy of the Insider Trading and Tipping Policy is filed as Exhibit 19.1 to the Annual Report.

37	Cannae Holdings, Inc.

SUSTAINABILITY

We recognize the importance of a sustainable future to Cannae’s long-term growth and to the well-being of our companies. For this reason, we are committed to addressing matters important to our employees, companies, business partners, and the communities where we operate.

We seek to be transparent about our business practices, corporate governance, environmental impact, and our commitments to our stakeholders. To learn more about our efforts, please view our most recent reports via our website, www.cannaeholdings.com/sustainability.

Our commitment to sustainability focuses on:

Responsible Investment: Cannae manages sustainability issues in our businesses to generate stronger returns for our shareholders while improving our impact on society.

In order to maximize the value of each of our diverse assets, our management team takes an individualized approach with each company and reviews sustainability practices that are material to a particular ownership interest.

Through Cannae’s long-term ownership interests, as well as our own sustainability efforts, we strive to be a trusted partner in our companies’ sustainability journey.

Environmental Stewardship: As a holding company, the environmental footprint of our direct operations is small. However, Cannae recognizes the importance of conducting business in an environmentally responsible manner and integrating environmental management best practices at both our holding company and our operating companies. Cannae is continually improving our environmental management practices at our Las Vegas headquarters. From efforts to monitor and reduce our carbon footprint and energy use, reduce water consumption, and improve waste management, we are reducing our environmental impact.

Building Relationships: We value our talented workforce and the outstanding contributions our employees make. We are dedicated to attracting, developing, and retaining talented teams through competitive compensation and benefits, and building a diverse and inclusive workplace. Cannae believes in the importance of volunteerism and philanthropy to strengthen and engage local communities across our portfolio companies. Through local community involvement, corporate initiatives, and philanthropic giving – as well as an active community volunteer ethos – we work to support the communities we all live in. Cannae adheres to all applicable local, state, and federal employment-related legislation and guidelines and we can confirm that Cannae has not been subject to any human rights violations or reviews.

Ethics and Integrity: We aspire to be positive corporate citizens and operate in ways that are fair, transparent, and compliant with all applicable regulations. We implement strong governance practices, policies, training, and reporting to encourage all employees to adhere to the highest standards of business integrity. The Company adheres to all applicable local, state, and federal legislation and guidelines. Furthermore, we can confirm that Cannae has not been subject to any material reviews or investigations of corruption.

Board and Sustainability Oversight

Cannae is committed to strong governance systems and policies that ensure fair, transparent, and efficient business practices. To honor our commitment to strong governance at the highest

Cannae Holdings, Inc.	38

levels of the Company, our management team leads our sustainability efforts with oversight from the Audit Committee, which reports our sustainability progress and efforts to the Board.

Risk Management

Cannae recognizes that sustainability risks, including climate change and severe weather conditions, cybersecurity risks, pandemics, war, and other catastrophic events may impact our business. At Cannae, we work diligently to identify, assess and manage material risks, including sustainability risks, through our Enterprise Risk Management (ERM) program. Our ERM program conducts risk assessments to identify and assess our material business, operational and environmental risks and works with our management team to develop strategies and plans to mitigate and manage those risks.

Our ERM program is overseen by a group of highly qualified individuals and is tailored to the unique structure of our business. As a holding company with a small group of highly qualified employees, we are well positioned to maintain operations in the event of a disaster. Each of our various businesses separately maintains business continuity functions that adhere to the unique requirements of their business. Our quarterly report to the Audit Committee of our Board includes an update on our progress on the ERM program.

Inclusion

We believe that having employees and directors with a variety of ideas and perspectives enables us to achieve superior business results. Cannae and its portfolio companies are committed to being equal opportunity employers and promoting inclusion across our businesses.

Cannae’s Code of Business Conduct and Ethics prohibits discrimination and harassment. Our nondiscrimination policy is distributed to all employees as part of our employee handbook, which employees must acknowledge annually. Our employees participate in annual training programs covering topics such as the Code of Business Conduct and Ethics, and Reporting Harassment.

Our Board leads by example in its commitment to diversity of viewpoints, background, experience, and other demographics. Our Board’s commitment to selecting new director nominees with a broad range of backgrounds, skills and experiences has long been embedded in our Corporate Governance Guidelines.

Data Privacy and Cybersecurity

Like most companies, Cannae and our portfolio companies are dependent on information technology. At our restaurant group, we are focused on making strategic investments in information security to protect our customers and information systems. Our investments include both capital expenditures and operating expenses for hardware, software, personnel, and consulting services. We apply a comprehensive approach to the mitigation of identified security risks, including monitoring management of our unconsolidated affiliates. As a holding company with relatively low volumes of personnel or third-party data, we have established policies and controls, including those related to privacy, information security and cybersecurity, and we employ a broad and diversified set of risk monitoring and risk mitigation techniques tailored to the unique nature of our business. Our employees participate in an annual Information Security Training.

39	Cannae Holdings, Inc.

Our Board has a strong focus on cybersecurity. Our approaches to cybersecurity and privacy are overseen by the Audit Committee. At each regular meeting of the Audit Committee of our Board, our key management and Internal Audit group provide reports relating to existing and emerging risks at our companies, including, as appropriate, risk assessments, cyber and data security risks, and any security incidents. Our Audit Committee chairman reports on these discussions to our Board on a quarterly basis. The employees at our companies are the strongest assets in protecting their customers’ information and mitigating risk. We monitor their security practices, including training programs that focus on applicable privacy, security, legal, and regulatory requirements that provide ongoing enhancement of their respective security and risk cultures.

OUR BOARD

Our Board includes Douglas K. Ammerman, William P. Foley, II, Hugh R. Harris, C. Malcolm Holland, Mark D. Linehan, Frank R. Martire, Erika Meinhardt, Barry B. Moullet, William T. Royan, James B. Stallings, Jr., Woodrow Tyler and Frank P. Willey. Mr. Foley served as our non-executive Chairman until February 2024, at which time he was appointed by our Board to serve as Chairman, Chief Executive Officer and Chief Investment Officer. In February 2024, Mr. Ammerman was appointed as a director. In May 2025, Mr. Ammerman was appointed as non-executive Chairman of the Board and Mr. Foley was appointed as Vice Chairman of the Board. Additionally, Mr. Royan and Mr. Tyler were appointed as directors effective June 1, 2025.

In 2024 and year-to-date through October 20, 2025, our Board held seven and five meetings, respectively. All directors attended at least 75% of the meetings of the Board and of the committees on which they served during 2024 and 2025. Our Board met quarterly and our non-management directors met periodically in executive sessions without management. We do not, as a general matter, require our Board to attend our annual meeting of shareholders, although each of our directors is invited to attend. None of our directors attended our 2024 annual meeting of shareholders (the 2024 Annual Meeting).

We believe that Mr. Foley is able to fulfill his roles and devote sufficient time and attention to his duties as our Vice Chairman and as a director and/or officer of other companies. Mr. Foley attended 100% of Cannae’s board meetings in 2024. Furthermore, Mr. Foley serves on only one board committee of a public company.

DIRECTOR INDEPENDENCE

The Board determined that Douglas K. Ammerman, Hugh R. Harris, C. Malcolm Holland, Mark D. Linehan, Erika Meinhardt, Barry B. Moullet, William T. Royan, James B. Stallings, Jr., Woodrow Tyler, and Frank P. Willey are independent under the criteria established by the NYSE and our Corporate Governance Guidelines. The Board also considered the additional NYSE independence considerations for Compensation Committee members and determined that current members Mr. Harris and Ms. Meinhardt are independent for purposes of service on the Compensation Committee.

In determining independence, the Board considered all relationships that might bear on our directors’ independence from Cannae. The Board determined that Mr. Foley was not independent during 2024 and 2025 because he was our Chairman of the Board, Chief Executive Officer, Chief Investment Officer and an employee of the Company through May 12, 2025.

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Mr. Martire is not independent because he is a Managing Director of, and one of his children is an executive officer of, entities affiliated with, BGPT Catalyst LP (CSI LP), which received a consulting fee of $2.1 million in 2022 in connection with Cannae’s investment in CSI and the consulting fee exceeded 2% of CSI LP’s and its affiliates consolidated gross revenues for 2022.

In considering the independence of our independent directors, the Board considered the following factors:

•

Messrs. Harris and Willey each own a minority interest in Black Knight Sports and Entertainment LLC (BKSE), which owns the Vegas Golden Knights. Mr. Foley is the majority owner and is Executive Chairman and Chief Executive Officer of BKSE.

•	Ms. Meinhardt previously served as an executive at FNF until January 31, 2024, previously served on the board of Alight until February 2025, and holds a minority interest in Minden Mill.

•	Mr. Ammerman served as a director of Dun & Bradstreet until August 2025, is a director of FNF and F&G, and holds minority interests in BKSE and BKFC.

The Board determined that these relationships were not of a nature that would impair the independence of the members involved.

DIRECTOR RESIGNATION POLICY

In the event any incumbent director does not receive a majority of the votes cast and tenders his or her resignation to the Board, the Corporate Governance and Nominating Committee will consider and recommend to the Board whether to accept or reject the tendered resignation, or whether other action should be taken.

COMMITTEES OF THE BOARD

The Board has four standing committees: an audit committee, a compensation committee, a corporate governance and nominating committee and a related person transaction committee. The charter of each of the Audit, Compensation, Corporate Governance and Nominating, and Related Person Transaction Committees is available on the Corporate Governance Overview page of our website at www.cannaeholdings.com/corporate-governance. Each committee reviews its charter annually. Shareholders also may obtain a copy of any of these charters by writing to the Corporate Secretary at the address set forth under “Available Information.”

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

The members of the Corporate Governance and Nominating Committee are C. Malcolm Holland (Chair), Hugh R. Harris, William T. Royan, and James B. Stallings. Each of Messrs. Holland, Harris, Royan, and Stallings was deemed to be independent by the Board, as required by the New York Stock Exchange. Our Corporate Governance and Nominating Committee reviews its charter annually. The Corporate Governance and Nominating Committee did not meet but acted by written consent in 2024 and met eight times year-to-date through October 20, 2025.

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The primary functions of the Corporate Governance and Nominating Committee, as identified in its charter, are:

•	Identifying individuals qualified to become members of the Board and making recommendations to the Board regarding nominees for election;

•	Reviewing the independence of each director and making a recommendation to the Board with respect to each director’s independence;

•	Developing and recommending to the Board the corporate governance principles applicable to us and reviewing our Corporate Governance Guidelines at least annually;

•	Making recommendations to the Board for directors to fill vacancies in the membership of the Audit, Compensation and Corporate Governance and Nominating Committees;

•

Overseeing the evaluation of the performance of the Board and its committees on a continuing basis, including an annual self-evaluation of the performance of the Corporate Governance and Nominating Committee;

•	Considering director nominees recommended by shareholders; and

•	Reviewing our overall corporate governance and reporting to the Board on its findings and any recommendations.

AUDIT COMMITTEE

The members of the Audit Committee are Douglas K. Ammerman (Chair), Mark D. Linehan and Frank P. Willey.

The Board has determined that each of the current Audit Committee members is financially literate and independent as required by the rules of the SEC and the New York Stock Exchange and each is an audit committee financial expert, as defined by the rules of the SEC. Our Audit Committee reviews its charter annually. The Audit Committee met four times in 2024 and five times year-to-date through October 20, 2025.

The primary functions of the Audit Committee include:

•	Appointing, compensating and overseeing our independent registered public accounting firm;

•	Reviewing and approving the annual audit plan for the Company;

•	Overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements;

•	Discussing the annual audited financial statements and unaudited quarterly financial statements with management and the independent registered public accounting firm;

•

Establishing procedures for the receipt, retention and treatment of complaints (including anonymous complaints) we receive concerning accounting, internal accounting controls, auditing matters or potential violations of law;

Cannae Holdings, Inc.	42

•	Approving audit and non-audit services provided by our independent registered public accounting firm;

•	Discussing earnings press releases before they are issued and the nature of the financial information provided to analysts and rating agencies;

•

Discussing with management our policies and practices with respect to risk assessment and risk management, enterprise risk, information technology, cybersecurity and sustainability risk oversight, including as it relates to human capital management and health and safety risk;

•

Except to the extent authority has been delegated to the Related Person Transaction Committee, reviewing any material transaction between the Company and each of our Chief Financial Officer and Chief Accounting Officer that has been approved by the General Counsel in accordance with our Code of Ethics for Senior Financial Officers, and providing prior written approval of any material transaction between us and our Chief Executive Officer or President, as applicable; and

•	Producing an annual report for inclusion in our proxy statement, in accordance with applicable rules and regulations.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board submits the following report on the performance of certain of its responsibilities for the year 2024 and through September 2025:

The primary function of our Audit Committee is oversight of (i) the quality and integrity of our financial statements and related disclosures, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of our internal audit function and independent registered public accounting firm. Our Audit Committee acts under a written charter and reviews the adequacy of its charter at least annually. Our Audit Committee is comprised of the three directors named below, each of whom has been determined by the Board to be independent as defined by New York Stock Exchange independence standards. In addition, our Board has determined that each of Messrs. Ammerman, Linehan and Willey is an audit committee financial expert as defined by the rules of the SEC.

In performing our oversight function, we reviewed and discussed with management and Deloitte & Touche LLP (Deloitte), our independent registered public accounting firm for 2024, our audited financial statements as of and for the year ended December 31, 2024. Management and Deloitte reported to us that our consolidated financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of Cannae and its subsidiaries in conformity with generally accepted accounting principles. We also discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

We have received and reviewed the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence

43	Cannae Holdings, Inc.

and have discussed with Deloitte their independence. In addition, we have considered whether Deloitte’s provision of non-audit services to us is compatible with their independence.

Finally, we discussed with our internal auditors and Deloitte the overall scope and plans for their respective audits. We met with Deloitte at each meeting. Management was present for some, but not all, of these discussions. These discussions included the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, we recommended to our Board that the audited financial statements referred to above be included in our Annual Report. In May 2025, the Audit Committee approved the dismissal of Deloitte as the Company’s independent registered public accounting firm and the appointment of Grant Thornton to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.

In carrying out our responsibilities, we look to management and the independent registered public accounting firm. Management is responsible for the preparation and fair presentation of Cannae’s financial statements and for maintaining effective internal control. Management is also responsible for assessing and maintaining the effectiveness of internal control over the financial reporting process. The independent registered public accounting firm is responsible for auditing Cannae’s annual financial statements and expressing an opinion as to whether the statements are fairly stated in conformity with generally accepted accounting principles. The independent registered public accounting firm performs its responsibilities in accordance with the standards of the Public Company Accounting Oversight Board. Our members are not professionally engaged in the practice of accounting or auditing and are not experts under the Exchange Act in either of those fields or in auditor independence.

The foregoing report is provided by the following independent directors, who constitute the committee:

AUDIT COMMITTEE

Douglas K. Ammerman

Mark D. Linehan

Frank P. Willey

COMPENSATION COMMITTEE

The members of the Compensation Committee are Hugh R. Harris (Chair) and Erika Meinhardt. Each member of the Compensation Committee was deemed to be independent by the Board, as required by the New York Stock Exchange. The Compensation Committee met four times during 2024 and five times year-to-date through October 20, 2025. Our Compensation Committee reviews its charter annually. The functions of the Compensation Committee include the following:

•

Reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating their performance in light of those goals and objectives, and setting the Chief Executive Officer’s compensation level based on this evaluation;

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•	Setting salaries and approving incentive compensation and equity awards, as well as compensation policies, for all other officers who are designated as Section 16 officers by our Board;

•	Making recommendations to the Board with respect to equity-based plans that are subject to Board approval;

•	Approving any employment or severance agreements with our Section 16 officers;

•	Granting any awards under equity compensation plans and annual bonus plans to our Chief Executive Officer and Section 16 Officers;

•	Administering and interpreting the Company’s incentive-based recovery policy;

•	Approving the compensation of our directors; and

•	Producing an annual report on executive compensation for inclusion in our proxy statement, in accordance with applicable rules and regulations.

For more information regarding the responsibilities of the Compensation Committee, please refer to the section of this proxy statement entitled “Compensation Discussion and Analysis and Executive and Director Compensation.”

RELATED PERSON TRANSACTION COMMITTEE

The members of the Related Person Transaction Committee are Barry B. Moullet (Chair), William T. Royan, James B. Stallings Jr., and Woodrow Tyler. Each current member of the Related Person Transaction Committee was deemed to be independent by the Board. The Related Person Transaction Committee met 22 times during 2024 and four times year-to-date through October 20, 2025. Our Related Person Transaction Committee reviews its charter annually. The functions of the Related Person Transaction Committee include the following:

•	Reviewing and approving, if appropriate, transactions that arise under the Company’s related person transaction policy; and

•	Conducting an annual review of all related person transactions.

BOARD LEADERSHIP STRUCTURE

The Board believes that shareholders are best served by the Board having flexibility to consider and determine the best leadership structure for the Company based on current relevant facts and circumstances rather than by adhering to a formal standing policy on the subject. The Board periodically reviews its leadership structure to evaluate whether the structure remains appropriate to effectively address the specific needs of our business and the long-term interests of our shareholders. In May 2025, Mr. Ammerman was appointed as our Chairman. Mr. Foley serves as our Vice Chairman in recognition of his unique skills to both drive the vision of our long-term strategy and focus our management team on execution to achieve our long- and short-term strategic goals.

Erika Meinhardt has served as our independent Lead Director since February 2023. Ms. Meinhardt has extensive board governance experience and a deep understanding of the

45	Cannae Holdings, Inc.

Company’s business from serving on our Board since our split-off from FNF. As our independent Lead Director, Ms. Meinhardt coordinates the activities of the other non-employee directors and performs such other duties and responsibilities as the Board may determine. The Board believes that there are advantages to having an independent Lead Director. Ms. Meinhardt has a strong understanding of board governance and a knowledge of our business gained during her long tenure on our Board that helps ensure strong and independent oversight and effective collaboration among our directors. These responsibilities include:

•	Presiding at meetings of the Board in the absence of, or upon the request of, the Chairman;

•	Calling and presiding over all executive meetings of non-employee directors and independent directors and reporting to the Board, as appropriate, concerning such meetings;

•

Reviewing information sent to the Board, as well as board meeting agendas and schedules in collaboration with the Chairman to ensure that there is sufficient time for discussion of all agenda items and recommend matters for the Board to consider and review information to be provided to the Board;

•

Serving as a liaison and supplemental channel of communication between non-employee/independent directors and the Chairman without inhibiting direct communications between the Chairman and other directors;

•	Serving as the principal liaison for consultation and communication between the non-employee/independent directors and shareholders;

•	Advising the Chairman concerning the retention of advisors and consultants who report directly to the Board; and

•	Being available to major shareholders for consultation and direct communication.

The Board believes this leadership structure fosters effective oversight of the Company and allows Mr. Ammerman, as our Chairman, and Mr. Foley, as our Vice Chairman, to focus on their responsibilities while creating a collaborative relationship with an independent Lead Director.

Our Board believes that shareholders are best served by our current leadership structure because it provides the Company with the benefits of the leadership roles of Mr. Ammerman and Mr. Foley, while at the same time featuring a strong and empowered independent Lead Director who provides an effective independent voice and further enhances the contributions of our independent directors. The Board regularly reviews its leadership structure and may determine to change such structure based on evolving circumstances.

ROLE IN RISK OVERSIGHT

The Board administers its risk oversight function directly and through committees. The Audit Committee oversees our financial reporting process and risk management program, including as it relates to information technology and cybersecurity, sustainability, human capital management and health and safety risks, legal and regulatory compliance, performance of the independent public accounting firm, internal audit function, and financial and disclosure controls. The Audit Committee also receives quarterly reports on compliance matters.

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On an ongoing basis, management identifies strategic risks of Cannae and aligns both its disclosure controls and procedures and its annual audit plan with the identified and addressable risks. Risks are evaluated over various timeframes; however, the focus of management’s risk assessment is on risks to the long-term viability of Cannae. Risks with the potential for an adverse impact to the Company in the near term are prioritized to the extent they present a risk to the viability of the Company. Management presents updates on the current year progress of the Company’s risk management program to the Audit Committee quarterly. At least annually (or more frequently in the event of material changes to the Company) the update to the Audit Committee includes a summary of management’s complete reassessment of the Company’s risk and control environment.

Our Board has a strong focus on cybersecurity. At each regular meeting of the Audit Committee of our Board, management provides reports relating to existing and emerging risk at our companies, including, as appropriate, cyber and data security risks. Management also periodically reports to the Audit Committee on matters relating to our environmental sustainability policies and programs. Our Audit Committee chairman reports on these discussions to our Board on a quarterly basis.

The Corporate Governance and Nominating Committee considers the adequacy of our governance structures and policies, including as they relate to sustainability. The Compensation Committee reviews and approves our compensation and other benefit plans, policies and programs and those of our various companies and considers whether any of those plans, policies or programs creates risks that are likely to have a material adverse effect on Cannae. Each committee provides reports on its activities to the full Board.

CONTACTING THE BOARD

Any shareholder or other interested person who desires to contact any member of the Board or the non-management members of the Board as a group may do so by writing to: Board of Directors, c/o Corporate Secretary, Cannae Holdings, Inc., 1701 Village Center Circle, Las Vegas, Nevada 89134. Communications received are distributed by the Corporate Secretary to the appropriate member or members of the Board.

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CERTAIN INFORMATION ABOUT OUR DIRECTORS

DIRECTOR CRITERIA, QUALIFICATIONS AND EXPERIENCE AND PROCESS FOR SELECTING DIRECTORS

Our Board and management are focused on executing our long-term strategy of continuing our activities with respect to our various businesses to achieve superior financial performance to maximize the value of those assets and to continue to pursue similar acquisitions in businesses and to grow and achieve superior financial performance with respect to such newly acquired businesses.

Our Board and the Corporate Governance and Nominating Committee are committed to include the best available candidates for nomination to election to our Board based on merit. Our Board and our Corporate Governance and Nominating Committee will continuously evaluate our Board’s composition with the goal of developing a Board that meets our strategic goals, and one that includes diverse, experienced and highly qualified individuals.

The Corporate Governance and Nominating Committee does not set specific, minimum qualifications that nominees must meet in order for the committee to recommend them for election to the Board, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account our needs and the overall composition of the Board. In accordance with our Corporate Governance Guidelines, the Corporate Governance and Nominating Committee considers, among other things, the following criteria in fulfilling its duty to recommend nominees for election as directors:

•	Personal qualities and characteristics, accomplishments and reputation in the business community;

•	Current knowledge and contacts in the communities in which we do business, in our industry, or in other industries relevant to our business;

•	Ability and willingness to commit adequate time to the Board and committee matters;

•	The fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to our needs; and

•	Diversity of viewpoints, background, experience, and other demographics, and all aspects of diversity in order to enable the Board to perform its duties and responsibilities effectively.

Each year in connection with the nomination of candidates for election to the Board, the Corporate Governance and Nominating Committee evaluates the background of each candidate, including candidates who may be submitted by shareholders.

BOARD COMPOSITION, TENURE AND RECENT REFRESHMENT

We believe that the current composition of our Board will serve us well and that our current directors possess a strong mix of relevant experience, skills and qualifications that will result in a well- functioning board that effectively oversees our long-term strategy. Our Board, which is

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composed of directors who have a strong understanding of our business, operational and strategic goals, as well as the risks we face, will be crucial to our ability to effectively execute on our long-term strategy.

Since becoming a public company in 2017, we have refreshed our Board and added individuals with diversity of skills and expertise to oversee our long-term strategy. Most recently, in 2025, William T. Royan and Woodrow Tyler were appointed as directors. Messrs. Royan and Tyler further strengthen the Board with their extensive investment management and corporate governance experience.

The Company’s average director tenure of approximately five years is within the typical range.

The Corporate Governance and Nominating Committee considers qualified candidates suggested by current directors, management and our shareholders in a substantially similar manner. Shareholders can suggest qualified candidates for director to the Corporate Governance and Nominating Committee by writing to our Corporate Secretary at 1701 Village Center Circle, Las Vegas, Nevada 89134. The submission must provide the information required by, and otherwise comply with the procedures set forth in, Section 3.1 of our bylaws (as amended from time to time, our Bylaws). Section 3.1 also requires that the nomination notice be submitted by a prescribed time in advance of the meeting. See “Shareholder Proposals and Nominations” below.

GOVERNANCE AND BOARD STRUCTURE

Our Board has adopted good governance practices, which promote the long-term interests of our shareholders and support accountability of our Board and management. See “Corporate Governance Highlights” above for measures implemented by our Board to improve our overall governance practices.

Our Board is currently divided into three classes, with each class serving a staggered three-year term. At the Annual Meeting, our shareholders are being asked to vote on the Declassification Proposal. For further information, see Proposal No. 4 below.

INFORMATION ABOUT THE DIRECTOR NOMINEES AND CONTINUING DIRECTORS

The following matrix lists the skills and experience that we consider most important for our continuing directors in light of our current business and structure. In addition, biographical information for our nominees proposed for election at the Annual Meeting as Class II directors of the Company, as well as our continuing Class I and Class III directors, including each directors’ relevant experience, qualifications and skills, is included below.

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BOARD OF DIRECTORS

Director Skills, Qualifications & Experience
Finance/Capital Allocation	●	●	●	●	●	●	●	●	●	●	●	●
Risk Management	●	●	●	●	●	●	●	●	●	●	●	●
Transactions Experience	●	●	●	●	●	●	●	●	●	●	●	●
Public Company Leadership	●	●	●	●		●	●	●		●		●
Public Board Experience	●	●	●	●	●	●	●		●	●		●
Entrepreneur/Business Growth		●	●	●	●	●	●	●	●	●		●
Regulatory/Legal	●	●	●	●	●	●	●	●	●	●	●	●
International	●	●	●	●		●	●	●	●	●	●	●

CERTAIN INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The executive officers of the Company as of the date of this proxy statement are set forth in the table below, together with biographical information.

Name	Position with Cannae	Age

Ryan R. Caswell	Chief Executive Officer	42

Bryan D. Coy	Executive Vice President and Chief Financial Officer	55

Peter T. Sadowski	Executive Vice President and Chief Legal Officer	70

Michael L. Gravelle	Executive Vice President, General Counsel and Corporate Secretary	63

Ryan R. Caswell has served as our Chief Executive Officer since May 2025, and as our President from February 2023 to May 2025. He previously served as Senior Vice President of Corporate Finance from September 2020 to February 2023. Mr. Caswell previously served as Senior Vice President of Corporate Finance of Austerlitz Acquisition Corporation I (AUS; formerly NYSE: AUS) and Austerlitz Acquisition Corporation II (ASZ; formerly NYSE: ASZ) from January 2021 through December 2022. Mr. Caswell also serves, or has previously served, on the boards of Cannae investments including AmeriLife, Black Knight Football entities, CorroHealth, JANA Partners, System1, TripleTree Holdings, and Watkins, among others. Prior

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to joining Cannae, Mr. Caswell was a Managing Director at BofA Securities, Inc. where he worked from 2008 to 2020.

Bryan D. Coy has served as our Chief Financial Officer since July 2020. From July 2020 through January 2023, Mr. Coy served as a Managing Director of the Manager. Mr. Coy previously served as Chief Financial Officer of AUS and ASZ from January 2021 through December 2022, of FTAC from July 2020 through July 2021, and of FTAC II from July 2020 through March 2021. Mr. Coy served as Chief Financial Officer of BKSE (the Vegas Golden Knights of the National Hockey League), from October 2017 to April 2021, and as Chief Financial Officer of Foley Family Wines from October 2017 until April 2019. Prior to that, Mr. Coy served in senior finance and accounting roles at Interblock Gaming, Aruze Gaming America, Fontainebleau Resorts, Shuffle Master and Sunterra Resorts.

Peter T. Sadowski has served as Executive Vice President, Chief Legal Officer of Cannae since April 2017. Mr. Sadowski has also served as Executive Vice President and Chief Legal Officer of FNF since 2008 and served as Executive Vice President and General Counsel of FNF from 1999 until 2008. Mr. Sadowski is a Trustee of the Folded Flag Foundation, the Vegas Golden Knights Foundation and the Vegas Silver Knights Foundation.

Michael L. Gravelle. Mr. Gravelle has served as the Executive Vice President, General Counsel and Corporate Secretary of Cannae since April 2017. He has served as Executive Vice President and General Counsel of FNF since January 2010 and as Corporate Secretary of FNF since April 2008. Mr. Gravelle joined FNF in 2003, serving as a Senior Vice President. Mr. Gravelle joined a subsidiary of FNF in 1993. Mr. Gravelle has served as Executive Vice President, General Counsel and Corporate Secretary of F&G since May 2024 and General Counsel and Corporate Secretary of Jena Acquisition Corporation II since March 2025. Mr. Gravelle previously served as Executive Vice President and General Counsel of Black Knight, Inc. (Black Knight) and its predecessors from January 2014 until December 2023, where he also served as Corporate Secretary from January 2014 until May 2018. He previously served as General Counsel and Corporate Secretary of AUS and ASZ from January 2021 through December 2022, of FTAC II from July 2020 through March 2021 and of FTAC from March 2020 to July 2021.

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PROPOSAL NO. 1:

ELECTION OF DIRECTORS

Upon the recommendation of the Corporate Governance and Nominating Committee, the Board has nominated Erika Meinhardt; Barry B. Moullet; James B. Stallings, Jr.; and Frank P. Willey to stand for election at the Annual Meeting as Class II directors, with a three-year term expiring in 2028 and until their successors are duly elected and qualified, or until such director’s earlier death, resignation, or removal. Action will be taken at the Annual Meeting for the election of four (4) Class II director nominees.

Based upon the Company’s criteria for nomination of directors described in “Director Criteria, Qualifications and Experience and Process for Selecting Directors” section of this Proxy Statement and the unanimous recommendation of the Corporate Governance and Nominating Committee, the Board nominated Erika Meinhardt; Barry B. Moullet; James B. Stallings, Jr.; and Frank P. Willey to stand for election at the Annual Meeting. See “Certain Information About Our Directors” for more information about the skills, qualifications, attributes, and experiences of the Board’s nominees.

Our Board currently consists of twelve (12) directors. As described in our Charter, our Board is currently divided into three classes. The term of office of only one class of directors expires in each year. The directors elected at this Annual Meeting will hold office until the 2028 Annual Meeting for their respective terms or until their successors are elected and qualified. The number of directors following the Annual Meeting will be twelve (12).

If you return a duly executed universal WHITE proxy card without specifying how your shares are to be voted, the persons named in the universal WHITE proxy card will vote to elect Erika Meinhardt; Barry B. Moullet; James B. Stallings, Jr.; and Frank P. Willey as Class II directors. Erika Meinhardt; Barry B. Moullet; James B. Stallings, Jr.; and Frank P. Willey currently serve on our Board. Each Company nominee has consented to being named in this Proxy Statement and to serve a term expiring in 2028 if elected. However, if any director nominee should be unable to serve, or for good cause will not serve, the common stock represented by proxies may be voted for a substitute nominee designated by our Board, or our Board may reduce its size. Our Board has no reason to believe that any of the nominees will be unable to serve if elected.

OUR BOARD RECOMMENDS A VOTE “FOR” ONLY THE FOUR COMPANY NOMINEES: ERIKA MEINHARDT; BARRY B. MOULLET; JAMES B. STALLINGS, JR.; AND FRANK P. WILLEY ON THE ENCLOSED UNIVERSAL WHITE PROXY CARD

NOMINEES FOR CLASS II DIRECTORS – TERM EXPIRING 2028 (IF ELECTED)
Name	Position with Cannae	Age
Erika Meinhardt	Lead Independent Director and Member of the Compensation Committee	67
Barry B. Moullet	Chairman of the Related Person Transaction Committee	67
James B. Stallings, Jr.	Member of the Corporate Governance and Nominating Committee and Member of Related Person Transaction Committee	69
Frank P. Willey	Member of the Audit Committee	71

Cannae Holdings, Inc.	52

Erika Meinhardt, Lead Independent Director
Director since: 2018 Age: 67 Board Committee: Compensation

Relevant Expertise

Ms. Meinhardt contributes extensive operational and executive leadership to the Board, having served as EVP of Fidelity National Financial (FNF) and President of National Agency Operations for Fidelity National Title Group. Ms. Meinhardt’s deep executive experience helps to oversee the optimization of the Company’s strategic initiatives.

Career Highlights

◾  Senior Executive roles at FNF (NYSE: FNF) including:

o  Executive Vice President (2018 – 2024)

o  President of National Agency Operations, Fidelity National Title Group (2005 – 2018)

o  Division Manager and National Agency Operations Manager (2001 – 2005)

Other Board Service

◾  Alight, Inc. (NYSE: ALIT) (2021 – 2025)

◾  Austerlitz Acquisition Corp. I (NYSE: AUS) (2021 – 2022)

◾  Austerlitz Acquisition Corp. II (NYSE: ASZ) (2021 – 2022)

◾  Foley Trasimene Acquisition Corp. II (NYSE: BFT) (2020 – 2021)

Why She Is Renominated

Ms. Meinhardt’s qualifications to serve on our Board include her knowledge of our businesses and the industries in which we operate, and strong track record of managing and growing complex business organizations evidenced by FNF’s success under her leadership. Ms. Meinhardt’s deep executive experience helps optimize the Company’s strategic initiatives and guide portfolio companies.

Key Skills, Qualifications and Experience
Finance/Capital Allocation	Risk Management	Transactions Experience	Public Company Leadership
Public Board Experience	Entrepreneur/ Business Growth	Regulatory/ Legal	International

53	Cannae Holdings, Inc.

Barry B. Moullet, Independent Director
Director since: 2021 Age: 67 Board Committee: Related Person Transaction (Chair)

Relevant Expertise

Mr. Moullet adds over 30 years of leadership experience in the foodservice industry, one of our core portfolio investment areas. Mr. Moullet’s deep operational insights directly benefit Company’s portfolio companies by driving efficiency and maximizing value.

Career Highlights

◾  Principal, BBM Executive Insights, LLC which specializes in the optimization of supply chain management activities for foodservice clients (since 2012)

◾  Chief Supply Chain Officer, Focus Brands Inc. (2013 – 2014)

◾  Executive roles at Darden Restaurants, including Chief Supply Chain Officer and Chief Development Officer (NYSE: DRI) (1996 – 2012)

◾  Vice President of Purchasing for Restaurant Services Inc. (1992 – 1996)

◾  Vice President of Purchasing for Kentucky Fried Chicken (1989 – 1992)

Other Board Service

◾  RockSpoon Inc. (Private) (since 2015)

◾  Cici’s Pizza (Private) (2017 – 2020)

◾  Advisory Board, Cornell University’s School of Hotel Administration

◾  University of Wisconsin – Eau Claire Foundation Board

◾  University of Wisconsin – Eau Claire Real Estate Board

Why he Is Renominated

Mr. Moullet’s qualifications to serve on our Board include his significant experience in the foodservice industry, including consulting and executive leadership experience, as well as his significant board experience. Mr. Moullet’s insights directly benefit Cannae’s portfolio companies to drive efficiency and maximize value.

Key Skills, Qualifications and Experience
Finance/Capital Allocation	Risk Management	Transactions Experience	Public Company Leadership
Entrepreneur/ Business Growth	Regulatory/ Legal	International

Cannae Holdings, Inc.	54

James B. Stallings, Jr., Independent Director
Director since: 2018 Age: 69 Board Committees: Corp. Governance and Nominating Related Person Transaction (Chair)

Relevant Expertise

Mr. Stallings draws on over 25 years of leadership and investing experience in the IT sector, one of the principal areas of our portfolio investments. Mr. Stallings’ expertise in strategy, enterprise systems, and investing helps to identify and grow high-potential technology companies.

Career Highlights

◾  Managing Partner, PS27 Ventures, LLC, a private investment fund focused on technology companies (since 2013)

◾  Various roles at IBM Corporation (NYSE: IBM) (2002 – 2013 and 1984 – 1996), including as General Manager of Global Markets, Systems and Technology Group (2009 until his retirement in 2013)

◾  Founder, E House, a consumer technology company (2000 – 2002)

Other Board Service

◾  Fidelity National Information Services (NYSE: FIS) (since 2013)

◾  Trebia Acquisition Corp. (NYSE: TREB) (2020 – 2022)

◾  UGI Corporation (NYSE: UGI) (2015 – 2023)

Why he Is Renominated

Mr. Stallings’ qualifications to serve on our Board include his more than 25 years of experience in the information technology industry, comprised of leadership roles in business management, strategy and innovation, his experience as an entrepreneur and his financial expertise. Mr. Stallings’ experience helps identify and grow high-potential technology companies.

Key Skills, Qualifications and Experience
Finance/Capital Allocation	Risk Management	Public Company Leadership	Public Board Experience
Entrepreneur/ Business Growth	Regulatory/ Legal	Transactions Experience	International

55	Cannae Holdings, Inc.

Frank P. Willey, Independent Director
Director since: 2017 Age: 71 Board Committee: Audit (Financial Expert)

Relevant Expertise

Mr. Willey provides deep legal and leadership experience, having previously served as President, Vice Chairman and General Counsel of FNF. His intimate knowledge of the businesses and strategies helps to guide our strategic vision and navigate a complex legal environment.

Career Highlights

◾  Partner, law firm of Hennelly & Grossfeld, LLP (since 2009)

◾  Senior Executive at Fidelity National Financial (NYSE: FNF) including:

o  President (1995 – 2000)

o  EVP and General Counsel (1984 – 1994)

Other Board Service

◾  Commercial Bank of California (on board since 2003; Vice Chairman since 2019)

◾  Fidelity National Financial (NYSE: FNF) (1984 – 2017)

◾  Austerlitz Acquisition Corp. II (NYSE: ASZ) (2021 – 2022)

◾  PennyMac Mortgage Investment Trust (NYSE: PMT) (2009 – 2020)

Why He Was Renominated

Mr. Willey’s qualifications to serve on our Board include his deep knowledge of our businesses and strategies that he gained while serving as a director of FNF, his experience leading and growing a complex business organization, and his financial literacy and legal expertise. Mr. Willey’s extensive understanding of our portfolio companies helps guide our strategies in a complex legal and risk environment.

Key Skills, Qualifications and Experience
Finance/Capital Allocation	Risk Management	Transactions Experience	Public Company Leadership
Public Board Experience	Entrepreneur/ Business Growth	Regulatory/ Legal	International

CLASS III DIRECTORS – TERM EXPIRING 2026

Name	Position with Cannae	Age
Hugh R. Harris	Chairman of the Compensation Committee and Member of the Corporate Governance and Nominating Committee	74
C. Malcolm Holland	Chairman of the Corporate Governance and Nominating Committee	65
Mark D. Linehan	Member of the Audit Committee	63
Woodrow Tyler	Member of the Related Person Transaction Committee	67

Cannae Holdings, Inc.	56

Hugh R. Harris, Independent Director
Director since: 2017 Age: 74 Board Committees: Compensation (Chair) Corp. Governance and Nominating

Relevant Expertise

Mr. Harris brings executive leadership in financial services technology, having served as President & CEO of Lender Processing Services, Inc. and President of FNF’s Financial Services Technology division, demonstrating a strong history of successfully guiding large operations. His expertise enhances Board oversight of the Company’s corporate strategy, operational oversight, mergers and acquisitions and corporate governance.

Career Highlights

◾  President, CEO and Director, Lender Processing Services, Inc. (2011 until acquired by FNF in 2014)

◾  President, Financial Services Technology, FNF (2003 – 2007)

◾  Executive roles at HomeSide Lending including:

o  Chief Executive Officer (1999 – 2001)

o  President and Chief Operating Officer (1991 – 1999)

Other Board Service

◾  Austerlitz Acquisition Corp. I (NYSE: AUS): (2021 – 2022)

◾  Austerlitz Acquisition Corp. II (NYSE: ASZ) (2021 – 2022)

◾  Foley Trasimene Acquisition Corp. (NYSE: WPF) (2020 – 2021)

Key Skills, Qualifications and Experience
Finance/Capital Allocation	Risk Management	Transactions Experience	Public Company Leadership
Public Board Experience	Entrepreneur/ Business Growth	Regulatory/ Legal	International

57	Cannae Holdings, Inc.

C. Malcolm Holland, Independent Director
Director since: 2017 Age: 65 Board Committee: Corp. Governance and Nominating (Chair)

Relevant Expertise

Mr. Holland has over 40 years of banking expertise and a strong track record of leading complex financial organizations, including as founder, Chair & CEO of Veritex Holdings. Mr. Holland’s deep understanding of our industry helps to guide the Company’s strategic investments to maximize shareholder value creation.

Career Highlights

◾  Founder, Chairman and CEO, Veritex Holdings, Inc. (NDAQ: VBTX) (since 2009)

◾  Chairman, Chief Executive Officer and President, Veritex Bank (since 2010)

◾  Chief Executive Officer, Texas Region of Colonial Bank (2003 – 2009)

◾  President, First Mercantile Bank (2000 until acquired by Colonial Bank in 2002)

◾  Senior roles at regional banks (1982 – 2000)

Other Board Service

◾  Veritex Holdings, Inc. (NDAQ: VBTX) (since 2009)

◾  Foley Trasimene Acquisition Corp. II (NYSE: BFT) (2020 – 2021)

Key Skills, Qualifications and Experience
Finance/Capital Allocation	Risk Management	Transactions Experience	Public Company Leadership
Public Board Experience	Entrepreneur/ Business Growth	Regulatory/ Legal	International

Cannae Holdings, Inc.	58

Mark D. Linehan, Independent Director
Director since: 2019 Age: 63 Board Committee: Audit (Financial Expert)

Relevant Expertise

Mr. Linehan contributes extensive expertise in real estate investing, having served as Founder, President & CEO of Wynmark Company. Mr. Linehan’s background as a CPA and experience as a public company director provide the Board with valuable financial acumen and governance oversight.

Career Highlights

◾  Founder, President and CEO, Wynmark Company (since 1993)

◾  Senior Vice President, Trammell Crow Company (1987 – 1993)

◾  Kenneth Leventhal & Co., Los Angeles-based public accounting firm specializing in the real estate industry now part of Ernst & Young LLP (1985 – 1987)

Other Board Service

◾  Hudson Pacific Properties, Inc. (NYSE: HPP) (since 2010)

◾  Austerlitz Acquisition Corp. I (NYSE: AUS): (2021 – 2022)

◾  Austerlitz Acquisition Corp. II (NYSE: ASZ) (2021 – 2022)

◾  Foley Trasimene Acquisition Corp. II (NYSE: BFT) (2020 – 2021)

◾  Condor Hospitality Trust (NDAQ: CDOR) (2016 – 2017)

Key Skills, Qualifications and Experience
Finance/Capital Allocation	Risk Management	Transactions Experience	Public Board Experience
Entrepreneur/ Business Growth	Regulatory/Legal

59	Cannae Holdings, Inc.

Woodrow Tyler, Independent Director
Director since: 2025 Age: 67 Board Committee: Related Person Transaction

Relevant Expertise

Mr. Tyler offers significant experience as an accomplished investment executive, most recently as CIO of the Detroit Police & Fire Pension, where he managed a $2.7 billion fund. Mr. Tyler’s public and private investment experience enhances Board oversight of capital allocation and the Company’s portfolio strategy.

Career Highlights

◾  Chief Investment Officer, Detroit Police & Fire Pension, a $2.7B public retirement plan (2022 – 2024)

◾  Executive-level and investment roles with:

o  Investment Committee, Detroit General Fund (since 2025)

o  Investment Committee, Michigan Health Endowment Fund (since 2023)

o  Michigan Bureau of Investments (2014 – 2022)

o  UAW Retiree Medical Benefit Trust (2009 – 2014)

o  State of Michigan Pension Fund (1995 – 2009)

Key Skills, Qualifications and Experience
Finance/Capital Allocation	Risk Management	Transactions Experience	Regulatory/Legal
International

Cannae Holdings, Inc.	60

CLASS I DIRECTORS – TERM EXPIRING 2027

Name	Position with Cannae	Age
Douglas K. Ammerman	Chairman of the Board, Chairman of the Audit Committee	73
William P. Foley, II	Vice Chairman of the Board	80
Frank R. Martire	Director	77
William T. Royan	Member of the Corporate Governance and Nominating Committee and Related Person Transaction Committee	58

Douglas K. Ammerman, Chairman of the Board
Director since: 2024 Age: 73 Board Committee: Audit (Chair) (Financial Expert)

Relevant Expertise

Mr. Ammerman provides significant financial leadership stemming from his three-decade tenure at KPMG LLP, including serving as National Practice Partner. Mr. Ammerman’s financial and accounting background and public board service enhances independent Board oversight and provides strong Board leadership.

Career Highlights

◾  Partner, KPMG LLP (1984 – 2002)

Other Board Service

◾  Chairman, Stantec Inc. (TSE: STN) (since 2011)

◾  Fidelity National Financial (NYSE: FNF) (since 2005)

◾  F&G Annuities & Life, Inc. (NYSE: FG) (since 2022)

◾  Dun & Bradstreet Holdings, Inc. (NYSE: DNB) (2019 – 2025)

◾  J. Alexander’s Holdings, Inc. (NYSE: JAX) (2015 until sale in 2021)

◾  Foley Trasimene Acquisition Corp. (NYSE: WPF) (2020 – 2021)

Key Skills, Qualifications and Experience
Finance/Capital Allocation	Risk Management	Transactions Experience	Public Board Experience
Regulatory/ Legal	International	Public Company Leadership

61	Cannae Holdings, Inc.

William P. Foley, II, Vice Chairman of the Board
Director since: 2017 Age: 80

Relevant Expertise

Mr. Foley brings extensive executive leadership and a proven track record of creating shareholder value. Mr. Foley has a storied history of leading successful transactions and driving transformations across many industries, including FNF’s rise to the nation’s largest title insurance company. His long and deep knowledge of our business and industry, strategic vision, experience as a board member and executive officer of public and private companies in a wide variety of industries, and a strong track record of building and maintaining shareholder value and successfully negotiating and implementing mergers and acquisitions enhances Board oversight of the design of, and management’s execution of, the Company’s strategic plans.

Career Highlights

◾  Senior executive roles at Cannae Holdings since 2017 including:

o  Vice Chairman (since 2025)

o  Chairman, Chief Executive Officer and Chief Investment Officer (2024 – 2025)

o  Chairman (2018 – 2024)

o  Executive Chairman (2017 – 2018)

o  Executive and/or Director at Cannae portfolio companies including DNB, Alight, and Black Knight Football

◾  Senior executive roles at FNF including:

o  Chief Executive Officer (1986 – 2007)

o  President (1984 – 1994)

Other Board Service

◾  Chairman, Fidelity National Financial (NYSE: FNF) (since 1984)

◾  Executive Chairman, F&G Annuities & Life, Inc. (NYSE: FG) (since 2022)

◾  Alight, Inc. (NYSE: ALIT) (since 2021)

◾  Jena Acquisition Corporation II (NYSE: JENA) (since May 2025)

◾  Dun & Bradstreet Holdings, Inc. (NYSE: DNB) (2019 – 2025)

o  Chairman (Feb. 2019 – Feb. 2022), Executive Chairman (2022 – 2025)

◾  Foley Trasimene Acquisition Corp. (NYSE: WPF) (2020 – 2021)

◾  Paysafe Ltd. (NYSE: PSFE) (2021 – 2022)

◾  Foley Trasimene Acquisition Corp. II (NYSE: BFT) (2020 – 2021)

◾  Austerlitz Acquisition Corp. I (NYSE: AUS) (2020 – 2021)

◾  Austerlitz Acquisition Corp. II (NYSE: ASZ) (2020 – 2021)

◾  Trebia Acquisition Corp. (NYSE: TREB) (2020 – 2022)

◾  System 1 (NYSE: SST) (2022 – 2023)

◾  Foley Wines Ltd. (NZX: FWL) (since 2012)

Key Skills, Qualifications and Experience
Finance/Capital Allocation	Risk Management	Transactions Experience	Public Company Leadership
Public Board Experience	Entrepreneur/ Business Growth	Regulatory/ Legal	International

Cannae Holdings, Inc.	62

Frank R. Martire, Director
Director since: 2017 Age: 77

Relevant Expertise

Mr. Martire provides extensive executive leadership and a proven track record of driving growth in the financial technology sector. As the founder of Bridgeport Partners and CEO & Chairman roles at FIS and Metavante, he offers invaluable expertise and enhances Board oversight of the Company’s strategic growth priorities.

Career Highlights

◾  Founder, Executive Chairman at Bridgeport Partners, a private investment firm with a long-term, value-oriented approach to investing (since 2023)

◾  Executive at Fidelity National Information Services, Inc. (NYSE: FIS) including:

o  Chairman (2017 – 2018)

o  Executive Chairman (2015 – 2016)

o  Chairman and Chief Executive Officer (2012 – 2015)

o  President and Chief Executive Officer (2009 – 2012)

◾  Chairman and Chief Executive, Metavante (2003 until 2009 acquisition by FIS)

◾  President and Chief Operating Officer, Financial Institution Systems and Services Group, of Fiserv, Inc. (1991 – 2001)

Other Board Service

◾  System 1 (NYSE: SST) (since 2022)

◾  Executive Chairman, NCR Corporation (2018 – 2023)

◾  Chairman, J. Alexander’s Holdings, Inc. (NYSE: JAX) (2015 – 2019), and Lead Independent Director (2019 until sale in 2021)

◾  Trebia Acquisition Corp. (NYSE: TREB) (2020 – 2022)

Key Skills, Qualifications and Experience
Finance/Capital Allocation	Risk Management	Transactions Experience	Public Company Leadership
Public Board Experience	Entrepreneur/ Business Growth	Regulatory/ Legal	International

63	Cannae Holdings, Inc.

William T. Royan, Independent Director
Director since: 2025 Age: 58 Board Committees: Corp. Governance and Nominating Related Person Transaction

Relevant Expertise

Mr. Royan provides extensive investment experience, having served as Founding Partner of Markets Infrastructure Partners and GPI Capital and holding a leadership role at Ontario Teachers’ Pension Plan, where he also was responsible for their ownership of Glass Lewis, the shareholder advisory services company. Mr. Royan’s direct investing expertise provides the Board with a shareholder perspective as it provides independent oversight.

Career Highlights

◾  Founding Partner, Markets Infrastructure Partners, a specialist in alternative asset management dedicated to investments in the global financial markets infrastructure sector (since 2024)

◾  Founding Partner, Chair of the Investment Committee at GPI Capital, a growth-oriented, structured equity alternative investment firm (since 2016)

◾  Head of Relationship Investing, Ontario Teachers’ Pension Plan (2008 – 2014)

Other Board Service

◾  Zeta Global Holdings (NYSE: ZETA) (since 2017)

◾  TMX Group (TSX: X) (2012 – 2014)

◾  BTG Pactual (BZ: BPAC 11) (2012 – 2016)

Key Skills, Qualifications and Experience
Finance/Capital Allocation	Risk Management	Transactions Experience	Public Board Experience
Entrepreneur/ Business Growth	Regulatory/ Legal	International

Cannae Holdings, Inc.	64

PROPOSAL NO. 2:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act and Rule 14a-21(a) promulgated thereunder, we are asking our shareholders to approve, on an advisory (non-biding) basis, the compensation paid to our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K.

We urge our shareholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes in detail our compensation philosophy and how our compensation programs operate and are designed to achieve our business and compensation objectives, as well as the “Summary Compensation Table” and other related compensation tables and disclosures, which provide detailed information on the compensation of our named executive officers.

We ask our shareholders to vote on the following resolution at the annual meeting:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2025 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis and Executive and Director Compensation section, the 2024 Summary Compensation table and other related tables and disclosures.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. As this is an advisory vote, the results will not be binding on the Company, the Board or the Compensation Committee, and will not require us to take any action. The final decision on the compensation of our named executive officers remains with our Compensation Committee and the Board, although the Compensation Committee and the Board will consider the outcome of this vote when making compensation decisions. Our next “say on pay” vote will occur in 2026.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF EXECUTIVE COMPENSATION ON AN ADVISORY BASIS ON THE ENCLOSED UNIVERSAL WHITE PROXY CARD

65	Cannae Holdings, Inc.

COMPENSATION DISCUSSION AND ANALYSIS AND EXECUTIVE AND DIRECTOR COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation programs should be read with the compensation tables and related disclosures that follow. This discussion contains forward-looking statements that are based on our current plans and expectations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from the programs summarized in this discussion. The following discussion may also contain statements regarding corporate performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Overview

In this compensation discussion and analysis, we provide an overview of our named executive officers’ (named executive officer or NEO) compensation for fiscal year 2024.

In 2024, our named executive officers were:

•	William P. Foley, II, Chief Executive Officer (beginning February 10, 2024)

•	Ryan R. Caswell, President

•	Bryan D. Coy, Chief Financial Officer

•	Peter T. Sadowski, Executive Vice President and Chief Legal Officer

•	Michael L. Gravelle, Executive Vice President, General Counsel and Corporate Secretary

•	Richard N. Massey, Former Chief Executive Officer (until February 10, 2024)

On February 10, 2024, the Board appointed Mr. Foley to serve as Chairman, Chief Executive Officer and Chief Investment Officer replacing Mr. Massey. On May 12, 2025, the Board appointed Mr. Caswell to serve as Chief Executive Officer, Mr. Ammerman to serve as Chairman of the Board, and Mr. Foley to serve as Vice Chairman of the Board.

External Management Transition

The Company, Cannae LLC, and the Manager entered into the Management Services Agreement which became effective September 1, 2019 (as amended), which sets forth the terms and conditions of our relationship with our Manager. Our named executive officers Messrs. Massey, Caswell and Foley were members of the Manager during all or a portion of 2024. Mr. Massey resigned from his position with the Manager in February 2024 and Mr. Caswell resigned from his position in July 2024. Since July 2024, Mr. Foley was our only named executive officer who remained a member of the Manager. On February 26, 2024, we entered into the Terminal MSA principally to provide for the termination of the Management Services Agreement effective June 30, 2027 (the Termination Date).

Cannae Holdings, Inc.	66

The Terminal MSA provides that, effective July 2, 2024, Trasimene would receive the New Management Fee of $7.6 million for each of the following three years, which amount is a significant reduction from the $37 million paid for management fees in the trailing 12 months ended June 30, 2024. The Terminal MSA also provides for the Termination Fee of $20 million, payable in installments over three years, which amount and payment timing are also a significant reduction from the maximum $40 million termination fee under the prior Management Services Agreement.

In the six months ended June 30, 2024, Cannae LLC paid the Manager management fees of $18.2 million equal to 0.3125% quarterly of the Company’s cost of invested capital (as defined in the Management Services Agreement) as of February 26, 2024 (together with the New Management Fee, Management Fees) and paid $3.2 million of the Termination Fee. In the six months ended December 31, 2024, Cannae paid the Manager $3.8 million for the New Management Fee and $5.6 million for the Termination Fee.

Cannae LLC is responsible for paying costs and expenses relating to the Company’s business and operations. Cannae LLC reimburses the Manager for documented expenses of the Manager incurred on the Company’s behalf, including any costs and expenses incurred in connection with the performance of the services under the Management Services Agreement. Cannae did not reimburse the Manager for any such expenses in the year ended December 31, 2024.

As a result of the Terminal MSA, effective February 26, 2024, Trasimene will not receive any incremental management fees and will not receive any carried interest on any of the Company’s investments. As a result of the removal of carried interest, our prior Manager Incentive Program (MIP) established at the onset of the Management Services Agreement was discontinued on February 26, 2024 and no payments were made thereunder in the year ended December 31, 2024.

In conjunction with the Terminal MSA and Mr. Foley’s appointment as the Company’s Chief Executive Officer and Chief Investment Officer, the Company began compensating Mr. Foley directly in February 2024.

Pursuant to the Terminal MSA and until the Termination Date, certain non-investment advisory services related to the management of the Company were conducted by the Manager through the authority delegated to it in the Terminal MSA and in accordance with the operational objectives and business plans approved by the Company’s Board. The Company conducts its business through Cannae LLC in accordance with the terms of that certain Amended and Restated Operating Agreement of Cannae LLC by and among Cannae LLC, the Company and the Manager.

On May 12, 2025, the Company, Cannae LLC and the Manager entered into the Management Services Agreement Termination Agreement, which terminated the Management Services Agreement in its entirety as of that date without any further obligations or liabilities other than certain obligations relating to the continuing indemnification and limitation on liability and the remaining obligations of the Company and/or Cannae LLC, as applicable, to pay the Manager the Management Fees and Termination Fees due under the Terminal MSA.

67	Cannae Holdings, Inc.

EXECUTIVE SUMMARY

FINANCIAL HIGHLIGHTS

Using our approach to generating shareholder value through our active involvement with our acquired companies, over the approximately ten years ended September 30, 2025, Mr. Foley, our Board and executive management team have created approximately $3.3 billion in realized value for Cannae and its predecessor’s shareholders as summarized in the following table.

Cannae Significant Monetization and Value Creation Milestones (in millions)

Initial Acquisition	Event Timing	Company[1]	Event Type	Cash or Other Value Received ($)	Original Investment - Cost ($)	Realized Value in Excess (Deficit) of Cost ($)

November 2007	Nov. 2018 – Sept. 2024	Dayforce[2]	Sale	2,446.6	547.9	1,898.7

February 2019	June 2021 – Aug. 2025	Dun & Bradstreet	Sale & Dividends	1,085.4	1,126.4	(41.0)

June 2020	Sept. 2022 – Nov. 2024	Paysafe	Partial Sale	61.6	391.6	(330.0)

March 2020	Sept. 2022 – August 2025	AmeriLife	Partial Sale & Distributions	245.9	90.3	155.6

June 2020	Dec. 2024 – Sept. 2025	Alight	Partial Sale & Dividends	96.0	112.5	(16.5)

September 2020	Feb. 2022	Optimal Blue[3]	Sale	578.0	289.0	289.0

December 2019	Oct. 2020 – Feb. 2021	CoreLogic	Sale	481.7	292.1	189.6

December 2012	June 2017	One Digital	Sale	560.0	101.0	459.0

November 2007	2015 – 2016	Comdata Fleetcor[4]	Sale	386.5	-	386.5

September 2012	Sept. 2015	J. Alexander’s5	Spin-off to shareholders	128.0	79.0	49.0

December 2007	Jan. 2015	Remy[6]	Spin-off to shareholders	332.0	83.8	248.2

Various	Various	Other[7]	Various	306.5	318.3	(11.8)

Total				6,708.2		3,276.3

1.	Refer to Cannae’s Annual Reports covering the periods indicated for further information on each acquisition and subsequent value realization.

2.

Cost for Dayforce represents gross initial cost without factoring in historical distributions of Lifeworks Corporation Ltd. (Lifeworks) and FleetCor Technologies (Fleetcor). Lifeworks and FleetCor were acquired as distributions through our ownership in Dayforce with no additional cash outlay by the Company.

3.	Black Knight acquired Cannae’s 20% interest in Optimal Blue for $144.5 million in cash and 21.8 million shares of DNB stock on February 15, 2022.

Cannae Holdings, Inc.	68

4.	Represents Cannae and its predecessor’s cash proceeds from Dayforce’s sale of Comdata Inc. (Comdata) to FleetCor and subsequent sales of FleetCor stock.

5.	Based on $9.73 closing price per J. Alexander’s Holdings, Inc. share at spin-off on September 29, 2015.

6.	Based on $19.98 closing price per Remy International, Inc. (Remy) share at spin-off on January 2, 2015. Remy was later acquired by BorgWarner Inc. on November 10, 2015, for $29.50 per share.

7.	Primarily attributable to sales of Lifeworks in 2018, T-Systems in 2019, and Triple Tree and Colt in 2021, as well as distributions from CSI in 2023.

The following is a summary of the significant 2024 and 2025 monetization events.

Dayforce. On November 9, 2007, FNF as Cannae’s predecessor, along with a partner, acquired Dayforce (formerly known as Ceridian HCM Holdings, Inc.) in a transaction valued at $5.3 billion.

Cannae’s predecessor contributed $0.5 billion of the total $1.6 billion equity funding for the acquisition. Over the next 10 plus years, largely through Mr. Foley’s significant investments of time and efforts on behalf of Cannae and its predecessors and as a long-term director of Dayforce, Dayforce was transformed from a legacy mainframe business model to a modern cloud-based software-as-a-service business model. This hard work was rewarded on April 30, 2018, when Dayforce closed an initial public offering (IPO) of its common stock. Based on the three-day volume weighted average of Dayforce’s post-IPO closing stock prices of $29.90, our approximately 37 million share interest in Dayforce was worth approximately $1.1 billion at the time of the IPO, representing an increase in the value of our Dayforce interest of approximately $670.5 million (excluding gains related to certain Dayforce shares acquired through a private placement).

We retained the majority of our interest in Dayforce immediately following its IPO, and the value of our interest has increased substantially since the IPO, and as previously discussed, from 2018 through 2024 we have completed several secondary public offerings and sales of Dayforce shares.

During the year ended December 31, 2024, we completed the Dayforce Share Sales. See “General Information About the Company – Significant Events and Transactions.” In connection with the Dayforce Share Sales, we received aggregate proceeds of $264.0 million.

Over the life of our investment in Dayforce, Cannae and its predecessors realized over $2.8 billion of proceeds (including distributions and sales of stock of FleetCor and Comdata) representing a $2.3 billion return in excess of our original investment.

Dun & Bradstreet. During the year ended December 31, 2024, we sold 10 million shares of DNB for proceeds of $100.1 million. In the second quarter of 2025, Cannae sold 10 million shares and in the third quarter of 2025, in connection with the acquisition of DNB by Clearlake Capital Group, Cannae sold its remaining stake, for aggregate proceeds of $630 million.

Paysafe. During the year ended December 31, 2024, we sold 0.9 million shares of Paysafe for proceeds of $16.0 million and harvested $19 million of tax savings on the sale.

Alight. During the year ended December 31, 2024, we completed the sale of 12 million shares of common stock of Alight for proceeds of $89 million and harvested $7 million of tax savings on the sale.

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OUR COMPENSATION PROGRAMS ARE DRIVEN BY OUR BUSINESS OBJECTIVES

Our Compensation Committee believes in a pay-for-performance compensation model that aligns our executives’ compensation to shareholder value and rewards our executives for value returned to shareholders. Our Compensation Committee believe this approach incentivizes management to continue to seek to identify companies and strategic assets with attractive value propositions and structure and to operate businesses to maximize their value.

For 2024, our executive compensation approach was designed with the following goals:

•

Sound Program Design. We designed our compensation programs to fit with our company, our strategy and our culture. In light of our business model, and the unpredictable and often extended periods over which we hold our businesses, traditional annual cash incentives tied to financial performance metrics and performance-based vesting provisions in equity incentive awards with fixed, one to three-year performance periods would generally not provide the incentives needed to achieve our business objectives and maximize returns to our shareholders. We aim to deliver a sound compensation program, reflecting our business model and goal of achieving superior financial performance and maximizing the value of our businesses.

•

Pay for Performance. Our Investment Success Incentive Program (ISIP) is designed to help us maximize our return on our investment in Dayforce by aligning our named executive officers’ long-term incentive compensation with the returns related to Dayforce that inured significant benefits to our shareholders. The ISIP ended following the sale of our remaining interest in Dayforce in the third quarter of 2024.

•

Shareholder Alignment and Risk Assumption. Our Compensation Committee places a strong emphasis on delivering long-term results for our shareholders and discouraging excessive risk-taking by our executive officers.

•	Competitiveness. Total compensation is intended to be competitive in order to attract, motivate and retain highly qualified and effective executives who can build shareholder value over the long term.

The Compensation Committee believes that our compensation programs are structured to foster these goals. Our Compensation Committee takes great care to develop and refine an executive compensation program that recognizes its stewardship responsibility to our shareholders while ensuring that our talent supports a culture of growth, innovation and performance without taking undue risk. We believe it is important to deliver strong results for our shareholders, and we believe our practice of linking compensation with corporate performance will help us to accomplish that goal.

COMPENSATION BEST PRACTICES

We take a proactive approach to compensation governance. Our Compensation Committee regularly reviews our compensation programs and makes adjustments that are believed to be in the best interests of our company and our shareholders. As part of this process, we review compensation trends and consider current best practices, and have designed our compensation programs, all with the goal of continually improving our approach to executive compensation.

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Things we do:

Retain an independent compensation consultant that reports solely to our Compensation Committee and does not provide our Compensation Committee services other than executive compensation consulting.

Maintain robust stock ownership requirements.

Maintain a clawback policy for incentive-based compensation, in compliance with NYSE listing standards.

Limit perquisites.

Undertake an annual review of compensation risk.

Things we do not do:

Provide tax gross ups or reimbursement of taxes.

Allow hedging and pledging transactions by our employees, executives or directors as applicable involving our securities without approval by the Board.

2024 SHAREHOLDER ENGAGEMENT AND RESPONSE

At our 2024 Annual Meeting, we held a non-binding advisory vote, also called the Say-on-Pay Vote, on the compensation of our named executive officers as disclosed in the 2024 proxy statement. Our shareholders approved our Say-on-Pay Proposal, with 85.8% of the votes cast in favor of the proposal. We regularly engage with our top shareholders to communicate with them on our strategy, governance and executive compensation. We also review written comments from proxy advisory firms, advice from our independent compensation consultant and other consultants, and consider market practices at peer companies.

Our Board values the input of our shareholders and considers our shareholders’ feedback as a regular part of Board and Board committee discussions.

We are committed to hearing and responding to the views of our shareholders. We regularly reach out to our shareholders and hold meetings with our investors. We report on and discuss our investor meetings with our Board or Board committees, as applicable.

We engaged with several shareholders on various actions we took in 2024 and 2025, including our external management structure. Aligned with feedback from our investors, we began transitioning away from our external management structure and, in 2025, accelerated the termination of the Management Services Agreement.

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OVERVIEW OF OUR COMPENSATION PROGRAMS

PRINCIPAL COMPONENTS OF COMPENSATION

We link a significant portion of our named executive officer’s total compensation to the performance of our investments and our common stock. The following chart illustrates the principal elements of the named executive officer compensation program paid by Cannae in 2024:

Category of Compensation	Type of Compensation	Purpose of the Compensation

Cash Compensation	Salary	For our executives who receive a base salary, it is intended to provide a level of assured, regularly paid, cash compensation.

Business Specific Incentives (limited to Dayforce)	Investment Success Incentive Program (ISIP)	Our compensation program is focused on the performance of our businesses. The purpose of the program was to retain and incentivize executives to identify and execute on monetization and liquidity opportunities that will maximize returns on our holdings of Dayforce.

Bonus	Cash Bonus Program	Our short-term cash bonuses are designed to incentivize and reward employees for annual performance. Short-term cash awards allow our Compensation Committee to consider Cannae’s individual performance and market compensation levels commensurate with our peers to deliver superior results to shareholders.

Long-term Equity Incentives	Time-based Restricted Stock	Time-based restricted stock helps to tie our named executive officers’ long-term financial interests to the long-term financial interests of our shareholders, as well as to retain key executives through a three-year vesting period and maintain a market competitive position for total compensation.

Our Compensation Committee determines our executives’ compensation after considering each named executive officer’s level of responsibility, the individual skills, experience and potential contribution of each executive, the ability of each executive to impact company-wide performance and create long-term value, and market compensation. Beginning in September 2019, we limited the ISIP to only Dayforce. In 2024, we sold our remaining holdings of Dayforce and made our final payments under the ISIP.

In 2024, our named executive officers Messrs. Massey, Caswell, and Foley, as members and equity holders of the Manager, had an interest in the Management Fees paid to the Manager for the period in which they held their roles at the Manager. Messrs. Massey and Caswell resigned from their positions with the Manager effective February 2024 and July 2024, respectively.

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ALLOCATION OF TOTAL COMPENSATION FOR 2024

The following table shows the average allocation of 2024 total compensation reported in the Summary Compensation Table paid by Cannae among the components of our compensation programs for Messrs. Foley, Caswell, Sadowski, Coy, Gravelle and Massey:

	Salary	ISIP	Equity Awards	Bonus	Other Comp	Total Comp from Cannae	Performance- Based Comp	Equity and Performance- Based Comp

William P. Foley	2%	28%	57%	12%	1%	100%	28%	85%

Ryan R. Caswell	11%	—%	79%	10%	—%	100%	—%	79%

Peter T. Sadowski	4%	—%	96%	—%	—%	100%	—%	96%

Bryan D. Coy	38%	—%	57%	4%	1%	100%	—%	57%

Michael L. Gravelle	17%	52%	19%	12%	—%	100%	52%	71%

Richard N. Massey	—%	—%	—%	—%	100%	100%	—%	—%

Our Compensation Committee believes the most important element of the Company’s executive officer’s compensation is compensation that effectively aligns the interests of our executives with the long-term interests of our shareholders. Given the Company is a holding company, we believe the most effective way to accomplish such alignment is through long term equity awards. Accordingly, the committee has allocated a majority of the compensation of our continuing named executive officers to long-term restricted stock awards tied to the value of the common stock of the Company and performance-based compensation under the ISIP.

EXECUTIVE COMPENSATION PAID BY OUR MANAGER IN 2024

In 2024, our named executive officers Messrs. Foley, Massey, and Caswell, were members and equity holders of the Manager and each of them had an interest in the fees paid to the Manager and received cash distributions from our Manager periodically at its discretion for the period in which they held positions at the Manager. Messrs. Massey and Caswell resigned from their roles at the Manager effective February 2024 and July 2024, respectively. Messrs. Sadowski, Coy and Gravelle are not members of the Manager.

Our Manager is not obligated to pay or allocate any portion of the Management Fee or Termination Fee to any of our named executive officers for their services to Cannae or otherwise. The Management Services Agreement does not require any of our named executive officers to dedicate a specific amount of time to fulfilling our Manager’s obligations to us under the Management Services Agreement and does not require a specified amount or percentage of the fees paid to the Manager to be allocated to our named executive officers. Although certain of our executive officers are members and equity holders of the Manager and have an interest in the fees paid to the Manager through the Management Fee and the Termination Fee and may receive cash distributions from our Manager periodically at its discretion, our Manager does not compensate any of such named executive officers specifically for their services to Cannae, and these individuals also provide other services to the Manager. The amount of distributions by the Manager to our named executive officers who have an interest in the Manager is derived by the Manager and is not within our control.

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Compensation Information from Our Manager; Fixed and Variable Compensation. Our Manager has provided us with certain information to help to put into context the amounts paid or distributed to our named executive officers, as applicable, in 2024 by our Manager in relation to the Management Fee and the Termination Fee.

Our Manager estimates the total amount paid or distributed by our Manager to our named executive officers who are members of the Manager that was reasonably associated with their support of Cannae was $31.6 million associated with fees earned from Cannae in the period from January 1, 2024 through July 2, 2024, the date of the commencement of the Terminal MSA, and $1.2 million associated with fees earned from Cannae in the period from July 3, 2024 to December 31, 2024. Such amounts represented 82% of the aggregate of the Management Fees and Termination Fee paid to our Manager in 2024. Of the total compensation paid to such named executive officers by our Manager in 2024 that was reasonably associated with their support of Cannae, 99% was considered variable pay from the Manager associated with performance of the named executive officers.

ANALYSIS OF COMPENSATION COMPONENTS

BASE SALARY

Base salaries reflect the fixed component of the compensation for a named executive officer’s ongoing contribution to the operating performance of our companies and his area of responsibility. For our named executive officers who receive base salaries, the salaries are intended to provide them with a level of assured, regularly paid cash compensation. Our Compensation Committee reviews salary levels annually as part of our performance review process, as well as in the event of promotions or other changes in our named executive officers’ positions or responsibilities. When establishing base salary levels, our Compensation Committee considers the peer compensation data provided by our compensation consultant, Mercer, as well as a number of qualitative factors, including the named executive officer’s experience, knowledge, skills, level of responsibility and performance.

For 2024, our named executive officers received the following amounts in base salaries: Mr. Foley $826,923, Mr. Caswell $884,615, Mr. Coy $700,000, Mr. Sadowski $30,000, Mr. Gravelle $225,231. Mr. Massey was not paid a base salary in 2024.

THE INVESTMENT SUCCESS INCENTIVE PROGRAM

The Cannae Investment Success Incentive Program (ISIP) is a performance-based cash incentive program designed to drive extraordinary performance by aligning a portion of management’s compensation with the success of Dayforce. Our named executive officers Messrs Foley and Gravelle participate in our ISIP. Under the program, which was established in 2018 to reward their contributions to the success of, and continued support to, the management of Dayforce, amounts are earned upon liquidity events associated with our holdings of Dayforce, which may include events such as an IPO of the company’s shares, sales of the company’s securities or assets, recapitalizations in connection with which extraordinary dividends exceeding Cannae’s investment are returned, and other transactions or events in connection with which return on the investment can be objectively determined. For awards under this

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program, return is determined relative to the value of our investment in Dayforce at the time of its IPO in 2018, which was $1.1 billion and to which Messrs. Foley and Gravelle contributed. If the amount of cash or value of property received in the liquidity event is determined to constitute a positive return on our investment, 10% of any incremental value is contributed to an incentive pool and payments are made to participants based on their allocated percentages of the pool. The allocation of the final incentive pool amount to each participant is determined by the Compensation Committee at the time of payment of any award paid under the program. The Compensation Committee may exercise discretion to payout awards under the ISIP, including to make pay outs in cash or stock of Cannae, or a combination of both, and has the right to apply negative discretion to reduce or eliminate a participant’s payment under the ISIP. To be entitled to receive a payment under the program, participants must remain employed by or be serving on the board of directors of Cannae or a subsidiary through the date of payment. In setting the value of our interest in Dayforce for purposes of the program, the Compensation Committee used the post-IPO value of our Dayforce interest to ensure that any payments under the ISIP would only be paid with respect to new gains on that interest.

Our former parent company, FNF, held an interest in Dayforce since 2007 without any payments made to Mr. Foley or our executive officers during the course of the investment until after Dayforce’s IPO in April 2018. Our Compensation Committee believes it is important to make these payments to Mr. Gravelle and Mr. Foley in recognition of their significant investments of time and efforts, particularly as employees of Cannae and its predecessor and, in Mr. Foley’s case, as a director of and advisor to Dayforce over more than ten years culminating in the Dayforce IPO and transformation of Dayforce into a successful public company. We believe this approach to compensating our executives and Mr. Foley, who were involved in and impacted the Dayforce transformation, encourages our executives and Mr. Foley to continue to take a long-term view of their roles in managing our companies in order to maximize value for our shareholders. We believe that the preservation of our original interest and the superior gains recognized in the Dayforce IPO, and subsequent partial sales would not have occurred but for the strategic vision, leadership and the investment of time and effort by our management team and Mr. Foley in particular.

All amounts payable under the ISIP are subject to our clawback policy, which is described below. The ISIP gives our Compensation Committee discretion to reduce or eliminate amounts that otherwise would be earned under the program’s incentive formula.

The Cannae ISIP only includes returns relating to our investment in Dayforce. Messrs. Massey, Caswell, Coy and Sadowski did not participate in the ISIP. Following the Company’s sale of its remaining holdings of Dayforce in 2024, the ISIP has been terminated.

Consistent with our pay-for-performance compensation philosophy and the significant returns generated over the life of our investment in Dayforce, pursuant to our ISIP we made cash payments under the ISIP to our named executive officers Mr. Foley and Mr. Gravelle in 2024. Our other named executive officers joined the Company after the Company’s realization of the benefits of the increase in value of investment in Dayforce and did not participate in the ISIP program.

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DAYFORCE SHARE SALES

In 2024, we completed the Dayforce Share Sales resulting in proceeds of $264.0 million. For purposes of the ISIP, the Dayforce Share Sales resulted in an aggregate post-IPO return on our investment of $145.7 million. Cannae’s investment in Dayforce generated a return of 5 times our invested capital.

Ten percent, or $14.6 million, of the post-IPO return on Dayforce was allocated to the incentive pool and payments were made to participants based on their allocated percentages of the pool. Messrs. Foley and Gravelle were allocated a portion of the incentive pool. Messrs. Caswell, Sadowski, Coy and Massey did not participate in the ISIP.

In recognition of Mr. Foley’s significant investment of time and efforts over more than ten years in completing the Dayforce IPO and transforming Dayforce into a successful public company, Mr. Foley’s percentage is 72.39% for the Dayforce Share Sales. Mr. Foley served on Dayforce’s board of directors since our former parent company, FNF, acquired Dayforce in 2007. Mr. Foley continued to serve on the Dayforce board of directors through the completion of Dayforce’s initial public offering in April 2018 until August 1, 2019, when he stepped off the Dayforce board. Mr. Foley’s leadership was instrumental in transforming Dayforce into a public company and guiding Dayforce’s strategic direction. For the first 11 years, Mr. Foley received no compensation from Cannae or its predecessor for his services benefiting Dayforce. The Dayforce Share Sales represent more than a decade of time and contribution to Dayforce. We believe that the preservation of our original investment and the superior gains recognized in the Dayforce IPO and Dayforce Share Sales would not have occurred but for Mr. Foley’s strategic vision and leadership. We believe our investors understand the value of Mr. Foley’s strategic vision and leadership as none of our investors questioned his director compensation during our regular and ongoing shareholder engagement efforts.

The following table shows the payments made to our named executive officers in connection with the Dayforce Share Sales.

Name	Percentage of Pool for Dayforce Share Sales	Total Value of Incentive Paid

William P. Foley	72.39%	$10,546,705

Michael L. Gravelle	4.56%	$663,779

BONUS PROGRAM

Following the termination of our ISIP in 2024, we began awarding discretionary cash bonuses to our named executive officers based upon the Compensation Committee’s assessment of their performance and the performance of the Company. In light of our business model, and the unpredictable and often extended periods over which we hold our businesses, traditional annual cash incentives tied to financial performance metrics would generally not provide the incentives needed to achieve our business objectives and maximize returns to our shareholders.

We utilize short-term bonuses to ensure we provide competitive total compensation to our executives that is in line with our peer group. As discussed above under the header “Significant

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Events and Transactions” beginning on page 11, the Company has made significant progress on its initiatives during Mr. Foley’s term as Chief Executive Officer and Chief Investment Officer in 2024, which was considered in connection with awarding his bonus for 2024. Our discretionary cash bonuses were designed to reward the performance of our named executive officers for their significant achievements.

LONG-TERM EQUITY INCENTIVES

In 2024 and 2023, we granted time-based restricted stock under our omnibus incentive plan to our named executive officers that vest over a three-year period. We do not time the granting of awards to any internal or external events. Our general practice is for our Compensation Committee to grant equity awards to directors and employees during the first quarter of each year. We also may grant awards in connection with significant new hires, promotions or changes in duties.

Our Compensation Committee’s determinations are not formulaic; rather, in the context of competitive market compensation data and our stated pay philosophy, our Compensation Committee determines the share amounts on a subjective basis in its discretion after considering the advice of our compensation consultant and award amounts may differ among individual executive officers in any given year.

Long-Term Equity Grant to Mr. Foley

Pursuant to the terms of Mr. Foley’s employment agreement, he received an initial grant of a time-based equity incentive of award in the form of 1,000,000 restricted stock units which vest as follows: 400,000 units on July 2, 2024, 400,000 units on July 2, 2025, and 200,000 units on July 2, 2026 (the 2024 Award). The 2024 Award was made in conjunction with the termination of the Management Services Agreement with our Manager and the appointment of Mr. Foley as the new Chief Executive Officer and Chief Investment Officer in February 2024. The Compensation Committee and Related Person Transaction Committee considered the significant value Mr. Foley provides to Cannae and the significant expected savings to Cannae from the reduced fees under the Terminal MSA in determining the size of, and approving, the 2024 Award. Cannae expects that the changes resulting from the Terminal MSA and the 2024 Award will be marginally accretive to the Company’s net asset value per share.

Furthermore, the Compensation Committee determined that a grant of restricted stock units with a multi-year time-based service requirement was important to incentivize the retention of Mr. Foley considering the transition of our former Chief Executive Officer, Mr. Massey. The Compensation Committee considered whether to include performance vesting conditions in the 2024 Award, however, as a holding company with a focus on the strength of our balance sheet and the individual operations of our various consolidated and unconsolidated businesses, it determined there were no clear metrics that align with the unique structure of the Company.

Long-Term Equity Grant to Other Named Executive Officers

On February 28, 2024, Mr. Caswell received a restricted stock award of 138,889 shares of Cannae stock, which vest one-third on each of the anniversaries of the date of grant.

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Pursuant to the terms of Mr. Caswell’s employment agreement and also in conjunction with the termination of the Management Services Agreement with our Manager, he received an initial grant of a time-based equity incentive of award in the form of 150,000 restricted stock units which vest one-third on each of the anniversaries of the date of grant.

On February 28, 2024, Mr. Sadowski received a restricted stock award of 34,723 shares of Cannae stock, which vest one-third on each of the anniversaries of the date of grant. On February 28, 2024, Mr. Coy received a restricted stock award of 48,612 shares of Cannae stock, which vest one-third on each of the anniversaries of the date of grant. On March 19, 2024, Mr. Gravelle received a restricted stock award of 11,292 shares of Cannae stock which vest one-third on each of the anniversaries of the date of grant.

Generally, the restricted stock awards granted in 2024 vest over three years so long as the executive remains employed by the Company. We believe time-based restricted stock provides strong alignment between our executives and shareholders as it aligns the value of our named executive officers’ compensation with shareholder return and provides strong incentive to retain key executives.

BENEFIT PLANS

401(k) Plan. We sponsor a defined contribution savings plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code. The plan contains a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code. Participating employees may contribute up to statutory limits, which were generally $23,000 in 2024.

Other. Cannae provides compensation and broad-based retirement and health and welfare benefit plans in which our named executive officers and other executives and employees were entitled to participate in 2024. We did not provide pensions, deferred compensation plans, supplemental executive retirement plans or other employee benefits to our named executive officers in 2024.

EMPLOYMENT AGREEMENTS AND POST-TERMINATION COMPENSATION AND BENEFITS

In 2024, we entered into employment agreements with Messrs. Foley, Caswell and Gravelle, and on March 17, 2025, we entered into an agreement with Mr. Sadowski. These agreements provide us and the executives with certain rights and obligations during and following a termination of employment, and in some instances, following a change in control. On May 12, 2025, we entered into a director services agreement with Mr. Foley in connection with his transition to Vice Chairman of our Board.

We believe these agreements are necessary to protect our legitimate business interests, as well as to protect the executives in the event of certain termination events. For a discussion of the material terms of the agreements, see the narrative following “Grants of Plan-Based Awards,” “Potential Payments Upon Termination or Change in Control” and “Employment Agreements” below.

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ROLE OF COMPENSATION COMMITTEE, COMPENSATION CONSULTANT AND EXECUTIVE OFFICERS

Our Compensation Committee is responsible for reviewing, approving and monitoring all compensation programs for our named executive officers. Our Compensation Committee is also responsible for administering our omnibus incentive plan and the Cannae ISIP and approving individual grants and awards under those plans for our executive officers.

Beginning in November 2017, our Compensation Committee engaged Mercer, an independent compensation consultant, to conduct a review of our compensation programs for our named executive officers and other key executives and our board. Mercer was selected, and its fees and terms of engagement were approved, by our Compensation Committee. Mercer reported directly to the Compensation Committee, received compensation only for services related to executive compensation issues and neither it nor any affiliated company provided any other services to us. On February 15, 2024, the Compensation Committee reviewed the independence of Mercer in accordance with the rules of the NYSE regarding the independence of consultants to the Compensation Committee and affirmed Mercer’s independence and that no conflicts of interest existed. Mercer also assists our Compensation Committee in its annual review of a compensation risk assessment.

The Chairman of our Compensation Committee and our Chief Executive Officer participated in the 2024 executive compensation process by making recommendations with respect to our named executive officers’ base salaries, equity-based incentive compensation awards, and allocations of the Dayforce ISIP award pool. In addition, Mr. Gravelle, our Executive Vice President, General Counsel and Corporate Secretary, coordinated with our Compensation Committee members and Mercer in preparing the committee’s meeting agendas and, at the direction of the committee, assisted Mercer in gathering our financial information and information on our executives’ existing compensation arrangements for inclusion in Mercer’s reports to our Compensation Committee. Our executive officers do not make recommendations to our Compensation Committee with respect to their own compensation.

While our Compensation Committee carefully considers the information provided by, and the recommendations of Mercer and the individuals who participate in the compensation process, our Compensation Committee retains complete discretion to accept, reject or modify any compensation recommendations.

ESTABLISHING EXECUTIVE COMPENSATION LEVELS

We operate in a highly competitive industry and compete with our peers and in other talent markets to attract and retain highly skilled executives within that industry. To attract and retain talented executives with the leadership abilities and skills necessary for building long-term value, motivate our executives to perform at a high level and reward outstanding achievement, our executives’ compensation levels are set at levels that our Compensation Committee believes to be competitive in our market.

Our Compensation Committee considered a number of important qualitative and quantitative factors in setting executive compensation including:

•	The named executive officer’s experience, individual skills, and level of responsibility;

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•

The named executive officer’s ability to impact company-wide performance and create long-term value achievement of the goals for which the compensation program was designed, including achieving the Company’s long- term financial goals and increasing shareholder value;

•	Competitiveness of total compensation relative to marketplace compensation levels and practices; and

•	Other corporate governance and regulatory factors related to executive compensation, including shareholder alignment and discouraging our named executive officers from taking unnecessary risks.

Our compensation decisions are not formulaic, and the members of our Compensation Committee did not assign precise weights to the factors listed above. Our Compensation Committee utilized their individual and collective business judgment to review, assess and approve compensation for our named executive officers.

To assist our Compensation Committee, Mercer conducts marketplace reviews of the compensation we pay to our executive officers. It gathers marketplace compensation data on total compensation, which consists of annual salary, annual incentives, long-term incentives, pay mix and other key statistics. The marketplace review is also instructive to our use of an external manager. The marketplace compensation data provides a point of reference for our Compensation Committee, but our Compensation Committee ultimately makes subjective compensation decisions based on all of the factors described above.

For 2024, Mercer assessed companies of similar size and industry focus to Cannae and recommended changes to Cannae’s peer group from the peer group used for their assessment in 2023 to better align the peer group with the Company’s transition away from an external management to internal management structure. The peer group consisting of similarly structured companies was based on a total asset range of 0.2 to 2.2 times the total assets for Cannae (which at the time was estimated to be approximately $2.2 billion).

Data disclosed by those peer companies is helpful to the Compensation Committee when reviewing our executive compensation. The 2024 Cannae peer groups consisted of:

Main Street Capital	Compass Diversified

StepStone Group	Hercules Capital

Federated Homes	Capital Southwest

Artisan Partners Asset Management	Trinity Capital

Hamilton Lane	Bridge Investment Group

GCM Grosvenor

The marketplace compensation information in this discussion is not deemed filed or a part of this compensation discussion and analysis for certification purposes.

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OUR NAMED EXECUTIVE OFFICERS HAVE SIGNIFICANT OWNERSHIP STAKES

Our named executive officers and our Board maintain significant long-term investments in our company. Collectively, as reported in the table “Security Ownership of Management and Directors,” they beneficially own an aggregate of 6,980,232 shares of our common stock, which in total is equal to 14.0% of our outstanding shares as of October 30, 2025, entitled to vote. The fact that our executives and directors hold such a large investment in our shares is part of our company culture and our director compensation philosophy. Management’s sizeable investment in our shares aligns their economic interests directly with the interests of our shareholders, and their wealth will rise and fall as our share price rises and falls. This promotes teamwork among our management team and strengthens the team’s focus on achieving long-term results and increasing shareholder return.

We maintain formal stock ownership guidelines for all corporate officers, including our named executive officers and members of our Board. The guidelines were established to encourage such individuals to hold a multiple of their base salary (or annual retainer) in our common stock and, thereby, align a significant portion of their own economic interests with those of our shareholders.

The guidelines call for the executive to reach the ownership multiple within five years. Shares of restricted stock count toward meeting the guidelines. The guidelines, including those applicable to non-employee directors, are as follows:

Position	Minimum Aggregated Value

Chairman	7 x annual cash retainer

CEO	3 x base salary

Officers	2 x base salary

Members of the Board	5 x annual cash retainer

Each of our named executive officers and our non-employee directors (except for Messrs. Linehan, Moullet, Royan, Stallings, and Tyler) meets or significantly exceeds these stock ownership guidelines. Pursuant to our stock ownership guidelines, these executives and officers have five years from their appointment to meet the ownership level listed above. Messrs. Royan and Mr. Tyler were appointed to the Board in June 2025 and the Company expects their ownership to exceed the thresholds by 2030. Messrs. Moullet, Linehan, and Stallings were appointed as directors in February 2021, September 2019, and January 2018, respectively. The Company did not grant equity awards to its directors in 2023 due to blackout restrictions in place at the time we would typically make such awards during the fourth quarter and expects Messrs. Moullet, Linehan, and Stallings’ ownership to exceed the thresholds in 2026. Our Chairman, Chief Executive Officer and Chief Investment Officer in 2024 (and current Vice Chairman), Mr. Foley, holds shares equal to 9.7% of our common stock as of October 30, 2025.

The ownership levels of our directors and executive officers are shown in the “Security Ownership of Management and Directors” table on page 112.

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HEDGING AND PLEDGING POLICY

In order to more closely align the interests of our directors and executive officers with those of our shareholders and to protect against inappropriate risk taking, we maintain a hedging and pledging policy, which prohibits our executive officers and directors from taking any of the following actions without obtaining approval from our board of directors: engaging in hedging or monetization transactions with respect to our securities, engaging in short-term or speculative transactions in our securities that could create heightened legal risk and/or the appearance of improper or inappropriate conduct or holding Company securities in margin accounts or pledging them as collateral for loans.

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CLAWBACK POLICY

Our Compensation Committee maintains a clawback policy that complies with the NYSE listing rules regarding recoupment of incentive compensation which became effective in 2023. The policy requires that we recover incentive-based compensation when (i) a material noncompliance with financial reporting requirements includes any required accounting restatement to correct an error in previously issued financial statements (excluding restatements resulting from a change in accounting rules) and (ii) incentive-based compensation includes any compensation granted, earned or vested which is based solely or in part upon the attainment of a financial reporting measure, stock price or total shareholder return. No clawbacks were made in 2024.

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TAX AND ACCOUNTING CONSIDERATIONS

Our Compensation Committee considers the impact of tax and accounting treatment when determining executive compensation.

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount that can be deducted in any one year for compensation paid to certain executive officers. While our Compensation Committee considers the deductibility of compensation as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible for tax purposes.

Our Compensation Committee also considers the accounting impact when structuring and approving awards. We account for share-based payments in accordance with ASC Topic 718, which governs the appropriate accounting treatment of share-based payments under GAAP.

2024 SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION

At our 2024 Annual Meeting, we held a non-binding advisory vote, also called the Say-on-Pay Vote, on the compensation of our named executive officers as disclosed in the 2024 proxy statement. A majority of our shareholders approved our Say-on-Pay Proposal, with 85.8% of the votes cast in favor of the proposal. The Compensation Committee considered these results, as well as the feedback we received from investors prior to and following our 2024 Annual Meeting.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and the Compensation Committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Hugh R. Harris (Chairman)

Erika Meinhardt

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EXECUTIVE COMPENSATION

The following table contains information concerning the cash and non-cash compensation awarded to or earned by our named executive officers for the years indicated.

SUMMARY COMPENSATION TABLE

The following table sets forth certain information with respect to compensation awarded to, earned by or paid to our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers for the three years ended December 31, 2024, as well as Mr. Massey who served as our principal executive officer until February 2024 (together, our named executive officers). Our Chairman, Mr. Foley, became our Chief Executive Officer and Chief Investment Officer in February 2024.

Name and Principal Position	Fiscal Year		Salary ($)	Bonus ($)[1]	Stock Awards ($)[2]	Non-Equity Incentive Plan Compensation ($)[3]	All Other Compensation ($)[4]	Total ($)
William P. Foley II, Chairman of the Board, Chief Executive Officer and Chief Investment Officer	2024		826,923	4,732,200	21,600,000	10,546,705	348,934	38,054,762

Ryan R. Caswell, President	2024		884,615	750,000	6,240,002	—	13,800	7,888,417

	2023		224,588	—	2,999,992	—	8,984	3,233,564

Bryan D. Coy, Chief Financial Officer	2024		700,000	75,000	1,050,019		13,800	1,838,819

	2023		628,846	—	1,050,003	—	13,200	1,692,049

	2022		175,001	—	—	—	7,000	182,001

Peter T. Sadowski, Executive Vice President and Chief Legal Officer	2024		30,000	—	750,017	—	1,108	781,125

	2023		30,000	—	602,400	—	1,200	633,600

Michael L. Gravelle, Executive Vice President, General Counsel and Corporate Secretary	2024		225,231	148,000	250,005	663,779	960	1,287,975

	2023		100,000	—	—	389,833	—	489,833

	2022		313,462	—	—	762,748	—	1,076,210

Richard N. Massey, Former Chief Executive Officer (until February 2024)	2024	[5]	—	—	—	—	2,000,000	2,000,000

	2023		1	—	—	—	—	1

	2022		1	—	—	—	—	1

1.	Reflects annual cash bonus.

2.

Represents the grant date fair value of time-based restricted stock awards and units granted to named executive officers, computed in accordance with ASC Topic 718, excluding forfeiture assumptions. For Mr. Foley, includes one million restricted stock units granted on February 28, 2024, which restricted stock units vest as follows: 400,000 on July 2, 2024, 400,000 on July 2, 2025 and 200,000 on July 2, 2026. See narrative to Grants of Plan-Based Awards Table below.

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3.	Reflects payouts pursuant to the Dayforce Share Sales under the ISIP.

4.

All Other Compensation for Mr. Caswell and Mr. Coy represents matching contributions under our 401(k) plan and payment of accrued dividends upon vesting of restricted stock awards. All other compensation for Mr. Sadowski and Mr. Gravelle includes payment of accrued dividends upon vesting of restricted stock awards. All other compensation for Mr. Foley represents aircraft usage cost and payment of accrued dividends upon vesting of restricted stock awards. All other compensation for Mr. Massey includes consulting fees paid in 2024.

5.	Reflects compensation for the full year ended December 31, 2024.

GRANTS OF PLAN-BASED AWARDS

The following tables set forth information concerning awards granted to the named executive officers during the fiscal year ended December 31, 2024. One-third (1/3) of the awards granted to Messrs. Caswell, Coy, Sadowski and Gravelle vest on each of the first three anniversaries of the date of grant. Mr. Foley’s award vests as follows: 400,000 restricted stock units on July 2, 2024, 400,000 restricted stock units on July 2, 2025, and 200,000 restricted stock units on July 2, 2026. Mr. Massey did not receive any grants in 2024.

GRANTS OF PLAN-BASED EQUITY AWARDS

GRANTS OF PLAN-BASED EQUITY AWARDS

Name	Grant Date	Number of Shares of Stock (#)	Grant Date Fair Value ($)

William P. Foley II	2/28/2024	1,000,000	21,600,000

Ryan R. Caswell	2/28/2024	288,889	6,240,002

Bryan D. Coy	2/28/2024	48,612	1,050,019

Peter T. Sadowski	2/28/2024	34,723	750,017

Michael L. Gravelle	3/19/2024	11,292	250,005

Mr. Foley’s grant of equity in 2024 was related to the 2024 Award granted in conjunction with this appointment as Chief Executive Officer in February 2024. The Company did not award any performance-based equity awards or stock options to its named executive officers in the fiscal year ended December 31, 2024. Moreover, the Company did not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

In the first quarter of 2025, we made our annual grants of plan-based awards to our named executive officers. We granted 329,456 restricted stock awards and units with a grant-date value of $6.4 million to our named executive officers as a group in 2025, a $23.5 million, or 78%, reduction from the grant of 1,383,516 restricted stock awards and units with a grant date value of $29.9 million awarded in 2024. Additionally, Mr. Caswell was granted 100,000 restricted stock units with a grant date value of $1.8 million in August 2025 in recognition of his promotion to Chief Executive Officer.

As described in the “Compensation Discussion and Analysis” above, the ISIP does not include target, threshold, or maximum amounts for participating executives. Incentive amounts under the ISIP program were earned upon liquidity events related to Dayforce. If the amount of cash or

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value of property received or receivable in a liquidity event was determined to constitute a positive return on our investment, 10% of any incremental value was contributed to an incentive pool and payments made to participants based on their allocated percentages of the pool, as determined by, and subject to the negative discretion of, our Compensation Committee. For a description of the formula used to determine the amounts payable under the ISIP awards, please see the discussion of the ISIP above.

OUTSTANDING EQUITY AWARDS AT YEAR-END

The following table sets forth certain information with respect to outstanding equity awards held by our named executive officers as of December 31, 2024. Mr. Massey does not have any outstanding equity awards.

OUTSTANDING RESTRICTED STOCK AWARDS AT FISCAL YEAR-END

Name	Grant Date	Number of Shares That Have Not Vested (#)[1]	Market Value of Shares That Have Not Vested ($)[2]

William P. Foley II	2/28/2024	600,000	11,916,000

Ryan R. Caswell	2/28/2024	288,889	5,737,336
	3/15/2023	99,602	1,978,096

Bryan D. Coy	2/28/2024	48,612	965,434
	3/15/2023	34,861	692,339

Peter T. Sadowski	2/28/2024	34,723	689,599
	3/15/2023	20,000	397,200
	2/22/2022	10,000	198,600

Michael L. Gravelle	3/19/2024	11,292	224,259

1.

One-third (1/3) of the award vests on each of the first three anniversaries of the date of grant, except for Mr. Foley whose outstanding restricted stock units vest as follows: 400,000 on July 2, 2025, and 200,000 on July 2, 2026.

2.	Market value is based on the December 31, 2024, closing price for our common stock of $19.86 per share.

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STOCK VESTED

The following table sets forth information concerning each vesting of restricted stock during the fiscal year ended December 31, 2024, for each of the named executive officers on an aggregated basis. Mr. Massey had no restricted stock vest in 2024.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

William P. Foley II	400,000	7,248,000

Ryan R. Caswell	49,800	1,093,608

Bryan D. Coy	17,430	382,763

Peter T. Sadowski	20,000	441,700

Michael L. Gravelle	4,000	85,040

EMPLOYMENT AGREEMENTS

We entered into employment agreements with Messrs. Foley, Caswell and Gravelle in 2024 and 2025. These agreements provide us and the executives with certain rights and obligations during and following a termination of employment, and in some instances, following a change in control.

William P. Foley

In connection with Mr. Foley’s appointment as Cannae’s Chief Executive Officer, Chief Investment Officer and Chairman of the Board, we entered into a three-year Employment Agreement with Mr. Foley effective as of February 26, 2024 and as amended on March 17, 2025 (the Foley Employment Agreement), with a provision for automatic annual extensions each year following the effective date and continuing thereafter unless the Company provides timely notice that the term should not be extended. Pursuant to the Foley Employment Agreement, his minimum annual base salary was $1,000,000 and he received the 2024 Award. The Foley Employment Agreement also provided for a minimum annual grant of 150,000 restricted stock units on or prior to March 31, 2025, and March 31, 2026, each vesting in three equal annual installments beginning one year from their respective grant dates. The restricted stock units granted to Mr. Foley contained pass-through voting rights and rights to accrued dividends (if any are declared by the Company during the vesting period) payable upon vesting of the restricted stock units. Mr. Foley was also eligible to receive an annual cash bonus at the discretion of the Compensation Committee of the Board.

On March 17, 2025, we entered into an amended and restated employment agreement with Mr. Foley primarily to provide that if Mr. Foley terminates his employment for Good Reason (as defined in the agreement and summarized below), the Company has agreed that it will purchase half of Mr. Foley’s shares of common stock of the Company for a price equal to the greater of (i) $19.50 per share or (ii) 20% greater than the closing price of the Company’s common stock on the date of such termination of employment.

In connection with Mr. Foley’s transition to Vice Chairman of our Board in May 2025, the Foley Employment Agreement was replaced with a non-executive Director Services Agreement (the

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Director Services Agreement), which provides that Mr. Foley will serve as non-executive Vice Chairman of the Board for a term to continue at least until the Company’s 2027 Annual Meeting. Mr. Foley will receive (1) an annual board retainer of at least $200,000, (ii) an annual equity award with a grant date fair value of at least $250,000, and (iii) a continuation of Mr. Foley’s right under the Foley Employment Agreement to receive in 2026 an equity award in the amount of 150,000 shares of time vested restricted common stock units, vesting in three equal annual installments, and (iv) certain other benefits as provided in the Director Services Agreement. In connection with the transition and as required in the Foley Employment Agreement, Mr. Foley received a lump-sum payment of $3,000,000, representing an amount equal to 300% of Mr. Foley’s annual base salary, a lump-sum payment of $14,196,000, representing an amount equal to 300% of the highest annual bonus paid to Mr. Foley in the preceding three years, and all of Mr. Foley’s outstanding but unvested equity awards were accelerated. The Director Services Agreement also provides that beginning in January 2026, Mr. Foley may sell half of his shares of common stock of the Company back to Cannae for a price equal to the greater of (i) $19.50 per share or (ii) 20% greater than the closing price of the Company’s common stock thirty days prior to the closing date of such sale. The Director Services Agreement provides for certain payments upon various termination events, such as termination by the Company other than for cause or by Mr. Foley for good reason.

The Foley Employment Agreement and Director Services Agreement were reviewed and approved by the Company’s Compensation Committee and Related Person Transaction Committee.

Mr. Foley’s employment agreement in effect as of December 31, 2024, contained other provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Ryan R. Caswell

In connection with Mr. Caswell’s appointment as Cannae’s President, we entered into a new three-year employment agreement with Mr. Caswell effective as of February 26, 2024, with a provision for automatic one-year extensions each year following the effective date and continuing thereafter unless the Company provides timely notice that the term should not be extended. Mr. Caswell’s employment agreement provides for a minimum annual base salary of $1,000,000 and an initial grant of time-based equity incentive award in the form of 150,000 restricted-stock units which will vest in three equal annual installments beginning one year from the grant date. Mr. Caswell’s employment agreement also provides for a minimum annual grant of 150,000 restricted stock units on or prior to March 31, 2025, and March 31, 2026, subject to the approval of the Compensation Committee of the Company’s Board, each vesting in three equal annual installments beginning one year from their respective grant dates. Mr. Caswell’s employment agreement also provides for eligibility for a target annual incentive bonus of $750,000 which may be periodically reviewed and increased at the discretion of the Compensation Committee of the Board. The restricted stock units granted to Mr. Caswell will contain pass-through voting rights and rights to accrued dividends (if any are declared by the Company during the vesting period) payable upon vesting of the restricted stock units.

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Mr. Caswell’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Michael L. Gravelle

We entered into a three-year employment agreement with Mr. Gravelle, effective as of March 18, 2024, with a provision for automatic one-year extensions each year following the effective date and continuing thereafter unless the Company provides timely notice that the term should not be extended. Mr. Gravelle’s employment agreement provides for a minimum annual salary of $248,000 and an initial grant of time-based equity incentive award with a value of $250,000 which will vest in three equal annual installments beginning one year from the grant date. Mr. Gravelle’s employment agreement also provides for a minimum annual grant of $250,000 of restricted stock on or prior to March 31, 2025, and March 31, 2026, subject to the approval of the Compensation Committee of the Company’s Board, each vesting in three equal annual installments beginning one year from their respective grant dates. Mr. Gravelle’s employment agreement also provides for eligibility for a target annual incentive bonus of $148,000 which may be periodically reviewed and increased at the discretion of the Compensation Committee of the Board.

Mr. Gravelle’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Peter T. Sadowski

We entered into a three-year employment agreement with Mr. Sadowski, effective as of March 17, 2025, with a provision for automatic one-year extensions each year following the effective date and continuing thereafter unless the Company provides timely notice that the term should not be extended. Mr. Sadowski’s employment agreement provides for a minimum annual salary of $30,000. Mr. Sadowski’s employment agreement also provides for an annual discretionary incentive bonus and participation in the Company’s equity incentive plans, as determined by the Compensation Committee of the Board.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In this section, we discuss the nature and estimated value of payments we would provide to our named executive officers in the event of termination of employment or a change in control if one had occurred during 2024. The amounts described in this section reflect amounts that would have been payable under (i) our plans, and (ii) where applicable, their employment agreements if termination had occurred on December 31, 2024.

The types of termination situations include a voluntary termination by the executive with good reason, a termination by us either for cause or not for cause and termination in the event of disability or death. We also describe the estimated payments and benefits that would be provided upon a change in control without a termination of employment. The actual payments and benefits that would be provided upon a termination of employment would be based on the named executive officers’ compensation and benefit levels at the time of the termination of employment and the value of accelerated vesting of share-based awards would be dependent on the value of the underlying stock.

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For each type of employment termination, the named executive officers would be entitled to benefits that are available generally to our domestic salaried employees, such as distributions under our 401(k) savings plan, certain disability benefits and accrued vacation. We have not described or provided an estimate of the value of any payments or benefits under plans or arrangements that do not discriminate in scope, terms or operation in favor of a named executive officer and that are generally available to all salaried employees.

Mr. Massey did not have an employment agreement or any outstanding equity awards with any provisions requiring termination payments.

POTENTIAL PAYMENTS UNDER EMPLOYMENT AGREEMENTS

As discussed above, we have entered into employment agreements with Messrs. Foley, Caswell and Gravelle. The agreements contain provisions for the payment of severance benefits following certain termination events. Below is a summary of the payments and benefits that the named executive officers would receive in connection with various employment or service termination scenarios if their terminations had occurred on December 31, 2024, based on their employment agreements in effect at that time. None of our named executive officers would receive payments upon a change of control without a related termination of employment.

Termination Payment	Without Cause or by the Executive for Good Reason	Death or Disability[1]	For Cause or by the Executive Without Good Reason

Accrued obligations (earned unpaid base salary, annual bonus payments relating to the prior year, and any unpaid expense reimbursements)	✓	✓	✓

Prorated Annual Bonus based on the actual incentive the named executive officer would have earned for the year of termination[2]	✓	✓	X

Lump-sum Payment equal to a percentage of the sum of the executive’s (a) annual base salary and (b) the target bonus opportunity in the year in which the termination of employment occurs[3]	✓	X	X

Right to convert any life insurance provided by us into an individual policy, plus a lump-sum cash payment equal to 36 months of premiums	✓	X	X

COBRA coverage (so long as the executive pays the premiums) for a period of three years or, if earlier, until eligible for comparable benefits from another employer, plus a lump-sum cash payment equal to the sum of monthly COBRA premium payments	✓	X	X

Vesting of all stock option, restricted stock and other equity-based incentive awards	✓	X	X

1.	An executive will be deemed to have a “disability” if he is entitled to receive long-term disability benefits under our long-term disability plan.

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2.	The prorated annual bonus is based on the following:

•  In the event of a termination without Cause or by the executive for Good Reason, the actual incentive the named executive officer would have earned for the year of termination and the fraction of the year the executive was employed by us.

• In the event of a termination for death or disability, (a) the target annual bonus opportunity in the year in which the termination occurs or the prior year if no target annual bonus opportunity has yet been determined and (b) the fraction of the year the executive was employed.

3.

The percentage for the lump sum payment for each executive is as follows: Mr. Foley 300%, Mr. Caswell 200%, and Mr. Gravelle 100%. The bonus used for the lump-sum payment is the higher of (1) the target bonus opportunity for the year of termination or (2) the highest annual bonus paid to the executive within the preceding three years.

Definition: Cause. The definition of “Cause” in Mr. Foley’s employment agreement means conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty, material breach of his employment agreement, or failure to materially cooperate with or impeding an investigation authorized by the Board. The definition of “Cause” in each of Messrs. Caswell, Gravelle and Sadowski’s employment agreement means persistent failure to perform duties consistent with a commercially reasonable standard of care, willful neglect of duties, conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty, material breach of their employment agreement, or failure to materially cooperate with or impeding an investigation authorized by the Board.

Definition: Good Reason. In general, the definition of “Good Reason” in each of Messrs. Foley, Caswell, Gravelle and Sadowski’s employment agreements means material diminution in the executive’s title; a material diminution of the executive’s base salary or annual bonus opportunity; a material breach of any of our obligations under the employment agreement; or within six months immediately preceding or within two years immediately following a change of control: (i) a material adverse change in the executive’s status, authority or responsibility, (ii) material adverse change in the position to whom the executive reports or to the executive’s service relationship as a result of such reporting structure change, or a material diminution in the authority, duties or responsibilities of the position to whom the executive reports, (iii) a material diminution in the budget over which the executive has managing authority; or (iv) a relocation of the executive’s place of employment outside of Las Vegas, Nevada. The definition of “Good Reason” in Mr. Foley’s employment agreement also includes (i) the failure of the Company to nominate or recommend the executive’s election to the Board or the executive is not voted by the Company’s shareholders for election to the Company’s Board, (ii) the Company or Cannae LLC terminates or does not perform it’s obligations under the Terminal MSA or (iii) the election of a new director not consented to or voted for by Mr. Foley.

Definition: Change of Control. The definition of “Change of Control” in each of Messrs. Foley, Caswell, Gravelle and Sadowski’s employment agreements includes (i) an acquisition by an individual, entity or group of more than 50% of our voting power; (ii) a merger in which we are not the surviving entity, unless our shareholders immediately prior to the merger hold more than 50% of the combined voting power of the resulting corporation after the merger; (iii) a reverse merger in which we are the surviving entity but in which more than 50% of the combined voting power is transferred to persons different from those holding the securities immediately prior to such merger; (iv) during any period of two consecutive years during the employment term, a change in the majority of our board, unless the changes are approved by 2/3 of the directors then in office; (v) a sale, transfer or other disposition of our assets that have a total fair market value equal to or more than 1/3 of the total fair market value of all of our assets immediately

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before the sale, transfer or disposition, other than a sale, transfer or disposition to an entity (a) which immediately after the sale, transfer or disposition owns 50% of our voting stock or (b) 50% of the voting stock of which is owned by us after the sale, transfer or disposition; or (vi) our shareholders approve a plan or proposal for the liquidation or dissolution of our Company.

The agreements also contain provisions relating to the excess parachute payment excise tax under Sections 280G and 4999 of the Internal Revenue Code. The agreements provide that if any payments or benefits to be paid to the named executive officer would be subject to the excise tax on excess parachute payments, then the executive may elect for such payments to be reduced to one dollar less than the amount that would constitute a “parachute payment” under Section 280G of the Internal Revenue Code. If the executive does not elect to have such payments so reduced, the executive is responsible for payment of any excise tax resulting from such payments. None of the agreements provide for a gross-up payment for the excise tax.

POTENTIAL PAYMENTS UNDER OUR OMNIBUS INCENTIVE PLAN

In addition to the post-termination rights and obligations set forth in the employment agreements of certain of our named executive officers, our omnibus incentive plan provides for the potential acceleration of vesting and/or payment of equity awards in connection with a change in control. Under our omnibus incentive plan, except as otherwise provided in a participant’s award agreement, upon the occurrence of a change in control any and all outstanding options and stock appreciation rights will become immediately exercisable, any restriction imposed on restricted stock, restricted stock units and other awards will lapse, and any and all performance shares, performance units and other awards with performance conditions will be deemed earned at the target level, or, if no target level is specified, the maximum level.

For purposes of our omnibus incentive plan, the term “change in control” is defined as the occurrence of any of the following events:

•	An acquisition by an individual, entity or group of 50% or more of our voting power (except for acquisitions by us or any of our employee benefit plans),

•	During any period of two consecutive years, a change in the majority of our board, unless the change is approved by 2/3 of the directors then in office,

•

A reorganization, merger, share exchange, consolidation or sale or other disposition of all or substantially all of our assets; excluding, however, a transaction pursuant to which we retain specified levels of stock ownership and board seats, or

•	Our shareholders approve a plan or proposal for our liquidation or dissolution.

ESTIMATED CASH PAYMENTS UPON TERMINATION OF EMPLOYMENT

The table below includes the cash severance amounts that would have been payable to our named executive officers with employment agreements in the event of a termination of employment by us not for cause, a termination by the executive for good reason or a termination due to death or disability. None of our executives would have received a cash termination payment if their employment had been terminated on December 31, 2024, for cause or without good reason by the executive. Our estimate of the cash severance amounts that would be provided to each executive assumes that their employment terminated on December 31, 2024.

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The severance amounts do not include a prorated 2024 annual incentive bonus since the named executive officers would have been paid based on their service through the end of the year and therefore would have received the annual incentive whether or not the termination occurred.

Reason for Payment	Foley	Caswell	Gravelle

Termination by Company without Cause	$17,196,000	$3,563,671	$396,000

Termination by Executive for Good Reason	$17,196,000	$3,563,671	$396,000

Termination due to Death or Disability	$17,196,000	$3,500,000	$396,000

ESTIMATED EQUITY PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL

The table below includes the estimated values of the Cannae restricted stock awards and units held by our named executive officers that would vest in the event of a termination of employment by us not for cause, a termination by the executive for good reason, a termination due to the death or disability of the executive, or a change in control, in each case assuming such event occurred on December 31, 2024. The amounts below were determined based upon the number of unvested shares of restricted stock held by each executive as of December 31, 2024 (as set forth in the Outstanding Equity Awards at Fiscal Year End table above), multiplied by $19.86 per share, which was the closing price of our common stock on December 31, 2024, the last trading day of the year. None of our named executive officers held any unvested stock options as of December 31, 2024.

Reason for Payment	Foley	Caswell	Coy	Sadowski	Gravelle

Termination without Cause or by Executive for Good Reason	$12,132,000	$7,855,288	$—	$—	$228,324

Death or Disability	$12,132,000	$7,855,288	$560,028	$538,058	$228,324

Change in Control	$12,132,000	$7,855,288	$1,687,824	$1,308,699	$228,324

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee is composed of Hugh R. Harris (Chair) and Erika Meinhardt. During fiscal year 2024, no member of the Compensation Committee was an officer or employee of Cannae or any of its subsidiaries. In addition, none of our executive officers served (i) as a member of the Compensation Committee or board of directors of another entity, one of whose executive officers served on our compensation committee, or (ii) as a member of the Compensation Committee of another entity, one of whose executive officers served on our Board.

DISCUSSION OF OUR COMPENSATION POLICIES AND PRACTICES AS THEY RELATE TO RISK MANAGEMENT

We reviewed our compensation policies and practices for all employees including our named executive officers and determined that our compensation programs are not reasonably likely to have a material adverse effect on our Company. In conducting the analysis, we reviewed the structure of our executive incentive programs and the internal controls and risk abatement processes that are in place for each program.

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On an ongoing basis, we review the mix of our named executive officers’ cash and variable incentive compensation to ensure our compensation practices align with delivering value to our shareholders. We alter the mix of compensation provided to our officers in order to meet the changing needs of our executives, provide flexibility to the Company or in other unforeseen circumstances including changing conditions in the market or at the Company.

We believe that several design features of our executive compensation program mitigate risk. For our named executive officers who receive base salaries, these salaries are set at levels that provide our employees with assured cash compensation that is appropriate to their job duties and level of responsibility and that, when taken together with incentive awards, motivate them to perform at a high level without encouraging inappropriate risk-taking to achieve a reasonable level of secure compensation.

With respect to our executives’ equity compensation, we believe that our use of time-based restricted stock with three-year vesting periods provides valuable incentives to help retain key executives and align the incentives of our executives with the returns of our shareholders.

With respect to our executives’ incentive opportunities, we believe that our use of measurable return on investment at the time of a liquidity event in the ISIP, together with the Compensation Committee’s discretion to reduce awards and the fact that the awards are subject to our clawback policy, serve to mitigate excessive risk-taking. The risk of overstatement of achievement under the ISIP is mitigated by the Compensation Committee’s review and approval of the value of our investment in each company for purposes of the program, and its review and approval of the value of the return on our investment upon a liquidity event.

PEO PAY RATIO

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Regulation S-K of the Exchange Act, we are providing the following information about the relationship of the 2024 annual total compensation of our principal executive officer (PEO) and the median of the annual total compensation of our other employees, which we refer to as the PEO pay ratio. Our PEO pay ratio information is a reasonable, good-faith estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Mr. Foley was the Company’s PEO as of December 31, 2024, and, in accordance with Instruction 10 of Item 402(u) of Regulation S-K, his annualized compensation has been used in determining the PEO pay ratio for the Company.

As of December 31, 2023, our employee population consisted of approximately 8,000 individuals working for Cannae. The vast majority of these employees are part-time restaurant employees. The median employee is a part-time employee in our Restaurant Group and was selected as described below. The Company’s median employee compensation as calculated in the manner described below was $47,094. The Company paid our principal executive officer, Mr. Foley, $38,054,761 in compensation in fiscal year 2024. As a result, the ratio for 2024 was 808 to 1.

As discussed in detail under the header “Grant of Plan-Based Awards”, the 2024 Award was a one-time award granted to Mr. Foley made in conjunction with the Terminal MSA and Mr. Foley’s appointment as the Company’s Chief Executive Officer. Excluding this one-time award, the ratio for 2024 would have been 349 to 1.

95	Cannae Holdings, Inc.

We expect Mr. Foley’s compensation to decrease approximately 45% in 2025 and for this ratio to continue to decline in 2026, the first full year Mr. Caswell will be our Chief Executive Officer.

This information is being provided for compliance purposes. Neither the Compensation Committee nor the Manager used the pay ratio measure in making any compensation decisions.

Methodology for Determining Our Median Employee. For purposes of the pay ratio disclosure, we are required to identify a median employee based on our entire workforce, without regard to their location, compensation arrangements, or employment status (full-time versus part-time).

The median employee is determined by identifying the employee whose compensation is at the middle of the compensation of our employee population (excluding our principal executive officer). Under the pay ratio rules, we may retain the same median employee for up to three years for purposes of determining the ratio (unless the overall employee population or compensation programs change significantly). There has been no change in either our employee population or our employee compensation arrangements that we believe would significantly impact our fiscal year 2023 pay ratio disclosure.

The following outlines the methodology, material assumptions, and estimates used to determine the median employee for 2023:

Employee Population. We determined that, as of December 31, 2023, the date we selected to identify the median employee, our employee population consisted of approximately 8,000 individuals working for Cannae. The vast majority of these employees, including the median employee, are part-time restaurant employees.

Compensation Measure Used to Identify the Median Employee. To identify the median employee, we selected base salary/wages and overtime pay, plus paid incentive bonus through December 31, 2023, as the compensation measure. In identifying the median employee, we annualized the compensation of any new hires in 2023 as if they were hired at the beginning of the fiscal year, as permitted by SEC rules. As all of our employees are domiciled in the United States, we did not make any cost-of-living adjustments in identifying the median employee.

Annual Total Compensation of Median Employee. The median of the annual total compensation of all employees (other than our principal executive officer), calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, was $45,123.

Cannae Holdings, Inc.	96

PAY VERSUS PERFORMANCE
As required by Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive compensation actually paid to our principal executive officer (PEO) and other NEOs and certain financial performance metrics of the Company. Prior to the transition described elsewhere, we have been externally managed by our Manager and our named executive officers (other than Mr. Gravelle) generally received most of their compensation from the Manager by virtue of being members of the Manager. In the years ended December 31, 2024 and 2023, we began paying our named executive officers from the Company and our named executive officers generally began receiving most of their compensation from the Company. The following table does not reflect any interests of any of our named executive officers, as applicable, relating to fees paid to the Manager through the Management Fee and the MIP. For further information concerning the Company’s executive compensation philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis.”

PAY VERSUS PERFORMANCE TABLE
								Value of $100 Investment Based on: 4

Year	Summary Comp Table Total for PEO (Foley) ($) 1	Comp Actually Paid to PEO (Foley) ($) 1,2	Summary Comp Table Total for PEO (Massey) ($) 1	Comp Actually Paid to PEO (Massey) ($) 1,2	Summary Comp Table Total for PEO (Ducommun) ($) 1	Comp Actually Paid to PEO (Ducommun) ($) 1,2	Average Summary Comp Table Total for Non-PEO NEOs ($) 3	Average Comp Actually Paid to Non-PEO NEOs ($) 2	Total Shareholder Return (TSR) ($)	Peer Group Total Shareholder Return (TSR) ($) 5	Net Income (Loss) ($ in millions) 6	Total Shareholders’ Equity ($ in millions) 6

2024	38,054,761	36,314,761	2,000,000	2,000,000	—	—	2,949,084	2,803,103	54.43	184.21	(304.6)	1,836.5

2023	—	—	1	1	389,833	389,833	1,598,255	1,554,765	52.46	137.99	(313.4)	2,324.5

2022	—	—	—	—	762,749	762,749	419,403	367,883	55.53	101.86	(428.1)	2,718.8

2021	—	—	—	—	2,028,114	1,979,862	760,923	731,833	94.51	140.10	(287.0)	3,335.3

2020	—	—	1	26,701	—	—	3,973,007	4,056,044	119.04	114.87	1,786.2	3,779.6

1.
Compensation information shown is based on the Company’s PEO(s) for the year presented. Mr. Ducommun was the Company’s PEO from 2021 until February 2023. Mr. Massey was the Company’s PEO from February 2023 through February 2024 and in 2020. Mr. Foley was the Company’s PEO from February 2024 through December 31, 2024.

2.
The dollar amounts reported in these columns represent the amount of “compensation actually paid” to our PEO or the average for our non-PEO
NEOs as a group, as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual amount of compensation earned by or paid to our NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
adjustments were made to the total compensation of the PEOs and the other NEOs as a group for each year to reflect the change in fair value of stock-based compensation. Refer to “Compensation Actually Paid – Equity Adjustments” below for further detail.

3.
Compensation information shown represents the average compensation of the following named executive officers as a group (excluding the applicable PEO for that year): Messrs. Caswell, Coy, Sadowski and Gravelle for 2024; Messrs. Caswell, Coy, Sadowski and Curley for 2023; Messrs. Massey, Coy and Gravelle for 2022 and 2021; and Messrs. Bickett, Ducommun, Coy, Gravelle and Cox in 2020. Refer to “Executive Compensation – Summary Compensation Table” for additional information.

4.	Represents the value of a fixed $100 invested on 12/31/2019 in the Company’s stock or a basket of securities of our peer group, including reinvestment of dividends.

5.
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. Peer group consists of the following companies: Main Street Capital, Compass Diversified Holdings, StepStone Group, Hercules Capital, Federated Hermes, Capital Southwest, Artisan Partners Asset Management, Trinity Capital, Hamilton Lane, Bridge Investment Group and GCM Grosvenor. The stock performance included in this table is not necessarily indicative of future stock price performance.

6.	Represents the Company’s net income (loss) and total shareholders’ equity as determined directly from the Company’s audited financial statements for the year presented.

97	Cannae Holdings, Inc.

Compensation Actually Paid – Equity Award Adjustments.
The dollar amounts reported as “compensation actually paid” to our named executive officers in 2024 are computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual amount of compensation earned by or paid to our named executive officers during 2024. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to our PEO and
non-PEO
named executive officers’ total compensation for each year to determine the compensation actually paid:

PRINCIPAL EXECUTIVE OFFICER

Year	Reported Summary Compensation Table Total for PEO ($)	Less: Reported Value of Equity Awards ($) 1	Equity Award Adjustment ($) 1	Compensation Actually Paid to PEO ($)

2024 (Foley)	38,054,761	(21,600,000)	19,860,000	36,314,761

2024 (Massey)	2,000,000	—	—	2,000,000

1.
No adjustments were required to Mr. Massey as we did not award any equity awards to him during 2024 as he did not hold any equity awards which would be required to be adjusted pursuant to Item 402(v)(2)(iii)(C) of Regulation
S-K.
For Mr. Foley, the reported value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year. The equity award adjustments include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; and (iii) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value. The valuation assumptions used to calculate fair value were the same as those disclosed at the time of grant and are calculated in accordance with Accounting Standards Codification Topic 718. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Outstanding and Unvested Equity Awards Granted in Year ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Vest Date Fair Value of Equity Awards Granted and Vested in Year ($)	Total Equity Award Adjustments ($)

2024 (Foley)	11,916,000	—	7,944,000	19,860,000

NON-PEO NAMED EXECUTIVE OFFICER

Year	Reported Summary Compensation Table Average for Non- PEOs ($)	Less: Reported Value of Equity Awards ($) 1	Equity Award Adjustments ($) 1	Compensation Actually Paid – Average for Non- PEOs ($)

2024	2,949,084	(2,072,511)	1,926,530	2,803,103

Cannae Holdings, Inc.	98

1.
The reported value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year. The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end
fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; and (iii) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value. The valuation assumptions used to calculate fair value were the same as those disclosed at the time of grant and are calculated in accordance with Accounting Standards Codification Topic 718. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Outstanding and Unvested Equity Awards Granted in Year ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Vest Date Fair Value of Equity Awards Granted and Vested in Year ($)	Total Equity Award Adjustments ($)

2024	1,904,157	14,390	7,983	1,926,530
COMPENSATION ACTUALLY PAID AND PERFORMANCE MEASURES
As described in greater detail in “Executive Compensation – Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a core philosophy of compensating each executive officer based on their individual skill set, experience and ability to impact Company performance. Variable compensation has facilitated through the ISIP and through our Manager. Compensation under our ISIP program is directly correlated to value realized by the Company associated with its investment in Dayforce. Refer to discussion under “Executive Compensation Paid by our Manager in 2024” for further information on amounts paid to our named executive officers by our Manager. These compensation programs are selected based on an objective of incentivizing our named executive officers to create value for our shareholders.
In accordance with Item 402(v) of Regulation
S-K,
the Company is providing the following descriptions of the relationships between the compensation actually paid to our named executive officers and the financial performance measures presented in the Pay Versus Performance Table.
Cumulative Total Shareholder Return (TSR).
The Company’s cumulative TSR over the five-year period presented in the table was (46)%. The cumulative TSR of the peer group presented for this purpose was 84% over the five years presented in the table. Over the five-year period presented in the table, the aggregate compensation actually paid to our PEOs changed from $26,701 in 2020 to $36,314,761 in 2024. Mr. Massey’s compensation actually paid in 2020 was attributable to the change in fair value of stock compensation granted prior to 2020. Mr. Massey did not receive a base salary or any other compensation in 2020. Mr. Foley’s compensation in 2024 was primarily attributable to the 2024 Award and performance-based payments under our ISIP. We expect the compensation actually paid to Mr. Foley to decrease approximately 45% in 2025 compared to 2024, consistent with the change in the Company’s TSR noted above and to decrease even further in 2026.
The average compensation actually paid to our NEOs as a group (excluding our PEO) decreased by 45%, consistent with the decrease in the Company’s cumulative TSR, over the five-year period.

99	Cannae Holdings, Inc.

Net Income (Loss).
The Company does not use net income (loss) as a performance measure in its overall executive compensation program. There was an increase in the amount of compensation actually paid to our principal executive officer and a decrease in the Company’s net income (loss) over the five years presented in the table. In 2020, we recognized significant book gains related to a change in the accounting to record our investment in Dayforce at fair value. Compensation under the ISIP related to those gains was paid out over time when we sold our investment, including in 2024. As discussed above, Mr. Massey received nominal compensation in 2020. Mr. Foley’s compensation in 2024 was primarily attributable to the 2024 Award and performance-based payments under our ISIP. The average compensation actually paid to our NEOs as a group (excluding our PEO) decreased by 45%, directionally consistent with the decrease in the Company’s net income (loss), over the five-year period.
Total Shareholders’
Equity
.
The Company does not focus on any company-wide financial performance metrics in determining our executive compensation. However, we believe linking executive compensation actually paid to our named executive officers to the Company’s total shareholder’s equity determined in accordance with GAAP best reflects the core tenets of our compensation programs because value realized on any of the Company’s businesses will ultimately be reflected in the Company’s net shareholders’ equity. As seen in the Pay Versus Performance Table, decreases in compensation actually paid to our PEO in 2023 and to our NEOs as a group (excluding our PEO) from 2020 through 2024 generally aligned with decreases in total shareholders’ equity. The compensation actually paid to our PEO in 2024 was primarily attributable to payments to our PEO under our ISIP program which is directly attributable to realized value on sales of our investment in Dayforce and the 2024 Award, both of which are generally uncorrelated to the Company’s total shareholders’ equity. The impact of the increase in value of our investment in Dayforce to the Company’s shareholders’ equity was primarily reflected in the years prior to 2021, however compensation was paid later when the economic value was realized upon sale.
Refer to discussion under “Our Compensation Programs are Driven by our Business Objectives” and “The Investment Success Incentive Program” for further information on the ISIP.
We do not believe the correlation of the metrics discussed above relative to the compensation actually paid to our PEO captures all aspects of the reasons for the 2024 Award. The 2024 Award was made in conjunction with the termination of the Management Services Agreement with our Manager and the appointment of Mr. Foley as the new Chief Executive Officer and Chief Investment Officer in February 2024. The Compensation Committee considered the significant value Mr. Foley provides to Cannae and the significant expected savings to Cannae from the reduced fees under the Terminal MSA in determining the size of the 2024 Award. Cannae expects that the changes resulting from the Terminal MSA and the 2024 Award will be marginally accretive to the Company’s Net Asset Value Per Share.
Furthermore, the Compensation Committee determined that a grant of restricted stock units with a three-year time-based service requirement was important to incentivize the retention of Mr. Foley considering the transition of our former Chief Executive Officer, Mr. Massey. The Compensation Committee considered whether to include performance vesting conditions in the 2024 Award, however, as a holding company with a focus on the strength of our balance sheet and the individual operations of our various consolidated and unconsolidated businesses, it determined there were no clear metrics that align with the unique structure of the Company.

Cannae Holdings, Inc.	100

DIRECTOR COMPENSATION
In 2024, all
non-employee
directors other than Mr. Foley and Mr. Massey received an annual cash retainer of $100,000. Mr. Foley did not receive a cash retainer for his services as a director of Cannae for 2024.
The chairman of the Audit Committee receives an additional annual leadership supplemental retainer of $50,000 and each member of the Audit Committee receives an additional annual fee of $25,000 for their service on the Audit Committee. The chairman of the Compensation Committee receives an additional annual leadership supplemental annual retainer of $20,000, and each member of the Compensation Committee receives an additional annual fee of $10,000 for their service on the committee. The chairman of the Nominating and Governance Committee receives an additional annual leadership retainer of $15,000 and each member of the Nominating and Governance Committee receives an additional annual fee of $10,000 for their service on the committee. The chairman of the Related Person Transaction Committee receives an additional annual leadership retainer of $50,000, and each member of the Related Person Transaction Committee receives an additional annual fee of $25,000 for their service on the committee.
All annual retainers and committee fees paid to our directors (other than Mr. Foley) for service on our Board or its committees are paid quarterly in arrears and our directors have the option to receive all or a portion of their fees in cash or Company stock.
In 2024, each
non-employee
director received an award of 6,119 time-based restricted shares or a grant date amount of approximately $125,000. All of these restricted stock awards were granted under our omnibus incentive plan and one-third
of the award vests on each of the first three anniversaries of the date of grant, subject to continued service.
On March 14, 2025, the Compensation Committee and Related Person Transaction Committee approved a change to the terms of the restricted stock awards granted to each of our non-employee
directors which provides that the outstanding and unvested restricted stock awards will become immediately vested if any director is not reelected by a vote of the Company’s shareholders. As of October 15, 2025, the value of the unvested restricted stock awards for each of Ms. Meinhardt and Messrs. Moullet, Stallings and Willey is approximately $145,000.
We also reimburse each of our directors for all reasonable
out-of-pocket
expenses incurred in connection with attendance at board and committee meetings, as well as with any director education programs they attend relating to their service on our Board.
All of Mr. Foley’s 2024 compensation is described in the “Executive Compensation” discussion above.

101	Cannae Holdings, Inc.

NON-EMPLOYEE
DIRECTOR COMPENSATION
The following table sets forth information concerning the compensation of our non-employee
directors for the fiscal year ended December 31, 2024.

Name	Fees Paid in Cash ($) 1	Fees Paid in Stock ($) 2	All Other Compensation ($) 3	Total ($)

Doug K. Ammerman	—	212,236	—	212,236

Hugh R. Harris	63,908	188,919	635	253,462

C. Malcolm Holland	112,816	125,011	635	238,462

Mark D. Linehan	123,927	125,011	635	249,573

Frank R. Martire	—	225,011	635	225,646

Erika Meinhardt	67,500	192,511	635	260,646

Barry B. Moullet	228,369	125,011	635	354,015

James B. Stallings Jr.	225,326	125,011	635	350,972

Frank P. Willey	123,927	125,011	635	249,573

1.	Amounts include the cash portion of annual board and committee retainers paid for services as a director in 2024.

2.
Amounts shown for all directors represent the grant date fair value of restricted stock awards granted in 2024, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. For all
non-employee
directors, these amounts include a grant date fair value of $20.43 with respect to awards of time-based restricted shares granted on November 14, 2024, which vest over a period of three years from the grant date. As of December 31, 2024, our directors held restricted shares of our stock as follows: Mr. Ammerman 9,592 shares; Mr. Harris 7,753 shares; Mr. Holland 7,753 shares; Mr. Linehan 7,753 shares; Mr. Martire 7,753 shares; Ms. Meinhardt 7,753 shares; Mr. Moullet 7,753 shares; Mr. Stallings 7,753 shares; and Mr. Willey 7,753 shares. In addition, the amounts include the value of the stock portion of annual board and committee retainers paid for services as a director in 2024.

3.	Represents the cash paid to directors for dividends on their restricted stock which vested in 2024.

Cannae Holdings, Inc.	102

PROPOSAL NO. 3: RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

GENERAL INFORMATION ABOUT GRANT THORNTON LLP

Although shareholder ratification of the appointment of our independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of Grant Thornton to our shareholders for ratification as a matter of good corporate governance practice.

Even if the selection is ratified, our Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and our shareholders. If our shareholders do not ratify the Audit Committee’s selection, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of our independent registered public accounting firm.

In choosing our independent registered public accounting firm, our Audit Committee conducts a comprehensive review of the qualifications of those individuals who will lead and serve on the engagement team, the quality control procedures the firm has established, and any issue raised by the most recent quality control review of the firm. The review also includes matters required to be considered under the SEC rules on “Auditor Independence,” including the nature and extent of non-audit services to ensure that they will not impair the independence of the accountants.

Representatives of Grant Thornton are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

CHANGE IN AUDITOR

On May 22, 2025, the Audit Committee approved (1) the dismissal of Deloitte as the Company’s independent registered public accounting firm, and (2) the appointment of Grant Thornton to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025, which became effective upon completion of Grant Thornton’s client acceptance procedures on May 27, 2025.

The audit reports of Deloitte on the Company’s financial statements as of and for fiscal year 2024 and fiscal year 2023 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During fiscal year 2024, fiscal year 2023, and the subsequent interim period through May 22, 2025, there were (i) no “disagreements,” as described in Item 304(a)(1)(iv) of Regulation S-K, with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the subject matter of the

103	Cannae Holdings, Inc.

disagreement in its reports on the Company’s consolidated financial statements for such years and (ii) no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K).

The Company informed Deloitte of their dismissal on May 22, 2025. The Company provided Deloitte with a copy of the disclosures regarding the dismissal contained in our Current Report on Form 8-K filed with the SEC on May 27, 2025 (the May 2025 Current Report) and received a letter from Deloitte regarding the statements contained in the May 2025 Current Report. This letter was filed as Exhibit 16.1 to the May 2025 Current Report.

On May 27, 2025, Grant Thornton confirmed their client acceptance procedures were complete. During fiscal year 2024, fiscal year 2023, and the subsequent interim period through May 27, 2025, the Company did not consult with Grant Thornton regarding either (i) the application of accounting principles to a specific completed or proposed transaction, the type of audit opinion that might be rendered on the Company’s financial statements, or other written or oral information provided that was an important factor considered by the Company in reaching a decision as to an accounting, auditing, or financial reporting issue or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a “reportable event,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit Committee appointed Grant Thornton to audit the consolidated financial statements of the Company for the 2025 fiscal year. Grant Thornton has continuously acted as our independent registered public accounting firm since May 27, 2025. The Company incurred no fees with Grant Thornton in the years ended December 31, 2024 and 2023.

As noted above, Deloitte previously acted as our independent registered public accounting firm for fiscal years 2017 to 2024. For services rendered to us during or in connection with our years ended December 31, 2024 and 2023, we were billed the following fees by Deloitte (in thousands):

	2024	2023

Audit Fees	$1,619	$1,561

Audit-Related Fees	—	—

Tax Fees	$739	$295

All Other Fees	—	—

Audit Fees. Audit fees consisted principally of fees for the audits of the Company’s financial statements including periodic reports and other filings, and audits of the Company’s subsidiaries, including billings for out-of-pocket expenses incurred.

Audit-Related Fees. Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under Audit Fees. This category includes fees related to audit and attest services not required by statute or regulations; due diligence related to mergers, acquisitions, and investments; and consultations concerning financial accounting and reporting standards. No such fees were incurred in fiscal year 2024 and fiscal year 2023.

Cannae Holdings, Inc.	104

Tax Fees. Tax fees for 2024 and 2023 consisted principally of fees for tax compliance, tax planning and tax advice.

All Other Fees. All Other Fees consist of fees for permitted services other than those that meet the criteria above. No such fees were incurred in fiscal year 2024 and fiscal year 2023.

APPROVAL OF ACCOUNTANTS’ SERVICES

In accordance with the requirements of the Sarbanes Oxley Act of 2002, all audit and audit-related work and all non-audit work performed by our independent registered public accounting firm is approved in advance by the Audit Committee, including the proposed fees for such work. Our pre-approval policy provides that, unless a type of service to be provided by our independent registered public accounting firm has been generally pre-approved by the Audit Committee, it will require specific pre-approval by the Audit Committee. In addition, any proposed services exceeding pre-approved maximum fee amounts also require pre-approval by the Audit Committee.

Our pre-approval policy provides that specific pre-approval authority is delegated to our Audit Committee chairman, provided that the estimated fee for the proposed service does not exceed a pre-approved maximum amount set by the committee. Our Audit Committee chairman must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR”

THE RATIFICATION OF GRANT THORNTON AS OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2025 ON THE ENCLOSED

UNIVERSAL WHITE PROXY CARD

105	Cannae Holdings, Inc.

PROPOSAL NO. 4:

AMENDMENT AND RESTATEMENT OF THE COMPANY’S CHARTER TO DECLASSIFY THE BOARD OF DIRECTORS

Our Charter currently provides for a classified Board consisting of three classes of directors, with each class of directors serving staggered three-year terms. As a result, one class of directors stands for election at each of our annual meetings of shareholders, such that shareholders vote on and elect approximately one-third of the Board each year.

After considering the Company’s corporate governance practices and the advantages and disadvantages of declassification, the Board has determined it is in the best interests of Cannae and its shareholders to amend our Charter to declassify the Board.

Therefore, we are recommending that shareholders approve the proposed amendment and restatement of our Charter, in the form of the amended and restated articles of incorporation attached hereto as Annex B (the Charter Amendment), to eliminate the classification of our Board over a three-year period starting in 2026 and resulting in the annual election of all directors beginning at our 2028 Annual Meeting. If the Charter Amendment is approved, the Board will adopt the conforming changes to the Bylaws (which do not require shareholder approval), with such changes as the Board may approve consistent with the amended and restated Charter.

If this proposal is approved, at the 2026 annual meeting, the Class III directors whose terms expire at such time will be elected to serve a one-year term. At the 2027 annual meeting, the Class I directors whose terms expire at such time, as well as the former Class III directors, will be elected to serve a one-year term. At the 2028 annual meeting and each annual meeting thereafter, all directors will be elected annually.

The description in this Proposal No. 4 of the Declassification Proposal is qualified in its entirety and should be read in conjunction with the actual text of the changes included in the Charter Amendment that would be implemented upon shareholder approval of this Proposal No. 4.

Accordingly, the three-year term for the Class II directors to be elected at the Annual Meeting would expire at the 2028 Annual Meeting, the three-year term for the Class III directors elected at our 2023 annual meeting of shareholders would expire as originally scheduled at our 2026 Annual Meeting, and the three-year term for the Class I directors elected at the 2024 Annual Meeting would expire as originally scheduled at our 2027 Annual Meeting.

BACKGROUND FOR THE PROPOSED AMENDMENT TO OUR CHARTER

As part of its continuous evaluation of corporate governance practices, our Board regularly reviews our governing documents and considers possible changes. We established the classified board structure at the time that we became a public company in order to promote continuity and stability, encourage long-term planning, protect against disruption arising from certain abusive takeover tactics, and reinforce a commitment to long-term value creation for our shareholders. The Board believes that now is the right time in the Company’s evolution as a

Cannae Holdings, Inc.	106

public company to adopt the annual election of directors. The Board believes that annual voting for all directors will allow shareholders to express their views on the individual performance of each director and on the entire Board more frequently than with a classified Board structure.

EFFECTIVE DATE OF DECLASSIFICATION RESTATEMENT

If shareholders approve and adopt the Declassification Proposal, it will become effective upon the filing of the proposed amendment and restatement of our Charter with the Nevada Secretary of State, which the Company intends to file promptly after the requisite vote for this Proposal No. 4 is obtained at the Annual Meeting. The Board will also make conforming changes to the Company’s Bylaws immediately following the effectiveness of the Declassification Proposal.

IMPACT IF THE DECLASSIFICATION PROPOSAL IS NOT ADOPTED

If our shareholders do not approve this Proposal No. 4, we will continue to have a classified Board, with directors serving staggered, three-year terms.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE DECLASSIFICATION PROPOSAL ON THE ENCLOSED UNIVERSAL WHITE PROXY CARD

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PROPOSAL NO. 5:

SHAREHOLDER PROPOSAL

Bulldog Investors, LLP, 250 Pehle Avenue, 7th Floor, Saddle Brook, NJ 07663, which has represented to us that it beneficially owned shares valued at least $25,000 continuously for at least 12 months, has submitted the following proposal. This shareholder proposal may be voted on at the Annual Meeting only if properly presented by the proponent or the proponent’s qualified representative at the Annual Meeting. In accordance with the proxy regulations of the SEC, the shareholder proposal and the accompanying supporting statement are included exactly as submitted to the Company by the proponent of the proposal. The Company is not responsible for the content of this shareholder proposal or its supporting statement. As described more fully in the statement in opposition, the proposal has been considered by our Board, which has concluded that its adoption would not be in the best interest of the Company or its shareholders.

Shareholder Proposal

RESOLVED: The shareholders recommend that the Board of Directors of Cannae engage an investment banker to study options to maximize the value of its shares.

SUPPORTING STATEMENT

The home page of Cannae’s website proclaims in large bold letters: “A History of Victory – A Culture of Performance.” Building on that theme, in its most recent report to stockholders, management of Cannae stated the following:

We remain focused on implementing our strategic plan designed to increase the net asset value of our portfolio of businesses, which should increase our stock price. The plan includes rebalancing our portfolio away from our public investments to primarily private company investments, improving the operational performance of our current portfolio companies and returning capital to our shareholders. We believe that we are successfully executing on all aspects of the strategy.

Unfortunately, as stockholders are painfully aware, the results have not matched the rhetoric. From its peak of about $45 per share four years ago, the stock price has fallen to about $20 and Cannae’s shares trade at a massive discount of around 40% below their net asset value despite a strong bull market in equities and number of measures management has taken in a thus far futile effort to increase stockholder value.

We think that management’s plan to increase the percentage of private company investments Cannae holds is counterproductive because, absent a pre-established windup of the company, investors will likely perceive the lack of transparency in the valuation of such investments as a negative.

In sum, we believe management has had sufficient time to demonstrate that it can create stockholder value and that its recently announced strategy to focus on private company investing is unlikely to succeed. Consequently, we think the board should face reality and engage an investment banker to propose options to maximize stockholder value, one of which may be an orderly windup of the Company.

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BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION

The Board has considered this proposal and concluded that its adoption is unnecessary and not in the best interests of the Company or our shareholders for the reasons stated below.

Accordingly, the Board recommends a vote AGAINST this proposal for the following principal reasons:

The Board and management regularly discuss the Company’s strategy and investment portfolio with the goal of maximizing value for shareholders.

The Board provides robust independent oversight of management and regularly evaluates its strategy, investment alternatives, and monetization opportunities, and weighs complex factors and considerations in an effort to maximize shareholder value. These factors include the Company’s long-term strategy, current investment portfolio, potential investment opportunities, capital returns to shareholders, economic and market conditions, and additional factors impacting the market price of the Company’s common stock that could be considered or avoided.

To ensure the Board has the relevant skills and expertise to oversee our strategy and execution, we have appointed two new, independent directors in 2025 with deep investment and portfolio management experience.

The Company’s management also routinely seeks the advice and counsel of its shareholders and advisors as it designs and implements its strategy. This valuable insight, coupled with the Board and management’s years of experience, helps drive the long-term strategy of the Company.

We are focused on implementing our long-term strategic plan to increase net asset value of the business, return capital to shareholders and drive stock price performance.

We remain focused on implementing our strategic plan designed to increase the net asset value of our portfolio holdings, which was developed in early 2024 following Mr. Foley’s appointment as Chief Executive Officer. This plan includes rebalancing our portfolio away from our current public investments to primarily private company investments (which a shareholder cannot otherwise buy in the open market), improving the operational performance of our current portfolio companies, and returning capital to our shareholders. We believe that we are successfully executing on all aspects of this strategy, which over time is expected to increase Cannae’s stock price.

Since the plan was announced in February 2024, the Company has generated approximately $1.1 billion from sales of public company shares, including $630 million in cash proceeds from the DNB sale. The Company has used its proceeds to repurchase shares, deliver operational improvements in existing assets, and provide liquidity for future investments. From March 31, 2021 to September 30, 2025, the Company repurchased approximately 48% of its common stock, returning $970 million to shareholders, including $459 million since March 2024. In 2024, we instituted a quarterly dividend and have returned approximately $46 million to shareholders as dividends since June 2024. Earlier in 2025, we committed to utilize at least $500 million to repurchase shares of common stock, pay future quarterly dividends, and retire existing debt. In

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2025, we have repaid $141 million to retire our existing loan debt, returned $23 million in dividends, and repurchased approximately $232 million of Cannae shares through September 30, 2025.

We are committed to exploring all paths to increase shareholder value, and at an appropriate time, would consider engaging an investment banker.

The Board will continue to regularly review the Company’s business and prospects and, as part of the review, will consider whether the pursuit of additional strategic alternatives, with the assistance of an investment banker, could further enhance shareholder value. The Company maintains these investment banking relationships and has engaged such banks as part of its ongoing business practices when it deems appropriate. However, the Board believes that engagement of an investment banker at this time, as requested by the shareholder proponent, would not provide significant strategic value, would result in an unnecessary expenditure of funds, and would divert the Board’s and management’s attention from the Company’s strategic objectives without corresponding benefit to shareholders. The Board believes that its current focus aligns with the interests of all shareholders and plans to continue its efforts to increase long-term shareholder value.

The Board and management are aligned with Cannae’s shareholders, and currently own 14% of the outstanding common stock of Cannae.

The Board and management’s ownership stake ensures alignment with the interests of the broader shareholder base. Consistent with such alignment, the Board and management value and carefully consider constructive shareholder input, including regularly meeting with shareholders to discuss topics related to Cannae strategy and market valuation. The Board and management remain dedicated to keeping lines of communication open and to leveraging shareholder input where appropriate.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL ON THE ENCLOSED UNIVERSAL WHITE PROXY CARD

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SECURITY OWNERSHIP

OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS AND EXECUTIVE OFFICERS

The number of our common shares beneficially owned by each individual or group is based upon information in documents filed by such person with the SEC, other publicly available information or information available to us. Percentage ownership in the following tables is based on 49,965,406 shares of our common stock outstanding plus outstanding restricted stock units which grant the holder pass-through voting rights over underlying shares, as applicable, as of October 30, 2025. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of our common stock beneficially owned by that shareholder. The number of shares beneficially owned by each shareholder is determined under rules issued by the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding beneficial ownership of our common stock by each shareholder who is known by the Company to beneficially own 5% or more of such class:

Name	Shares of Common Stock Beneficially Owned[1]	Percent of Outstanding Common Stock Owned[2]

BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	5,607,764[3]	11.2%

The Vanguard Group, Inc. 100 Vanguard Boulevard, Malvern, PA 19355	5,076,148[4]	10.2%

William P. Foley, II c/o Cannae Holdings, Inc. 1701 Village Center Circle, Las Vegas, Nevada 89134	4,826,713[5]	9.7%

River Road Asset Management 462 South Fourth Street, Suite 2000, Louisville, KY 40202	4,719,243[6]	9.4%

Newtyn Management LLC 60 East 42nd Street, 9th Floor, New York, NY 10165	4,425,000[7]	8.9%

Carronade Capital Management, LP 17 Old Kings Highway, Suite 140, Darien, CT 06820	3,189,027[8]	6.4%

1.	Based on information that has been publicly filed with the SEC as of October 30, 2025.

2.

Applicable percentages based on shares of our common stock outstanding as of October 30, 2025, plus outstanding restricted stock units which grant the holder pass-through voting rights over underlying shares, as applicable.

3.

According to its Schedule 13F, filed with the SEC on August 8, 2025, BlackRock, Inc. has sole voting power with respect to 5,454,788 shares of common stock, shared voting power with respect to no shares of common stock, sole investment power with respect to 5,607,764 shares of common stock, and shared investment power with respect to no shares of common stock.

4.

According to its Schedule 13G/A, filed with the SEC on October 30, 2025, the Vanguard Group, Inc. has sole voting power with respect to no shares of common stock, shared voting power with respect to 322,284 shares of common stock, sole investment power with respect to 4,688,709 shares of common stock, and shared investment power with respect to 387,439 shares of common stock.

5.

Includes 748,299 shares of common stock held by Folco Development Corporation, of which 700,000 are pledged as collateral. Mr. Foley and his spouse are the sole shareholders of Folco Development Corporation. Includes 236,011 shares of common stock owned by the Foley Family Charitable Foundation.

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6.

According to its Schedule 13F, filed with the SEC on August 13, 2025, River Road Asset Management, LLC has sole voting power with respect to 4,051,582 shares of common stock, shared voting power with respect to no shares of common stock, sole investment power with respect to 4,719,243 shares of common stock, and shared investment power with respect to no shares of common stock.

7.

According to its Schedule 13F, filed with the SEC on August 14, 2025, Newtyn Management, LLC has sole voting power with respect to 4,425,000 shares of common stock, shared voting power with respect to no shares of common stock, sole investment power with respect to 4,425,000 shares of common stock, and shared investment power with respect to no shares of common stock.

8.

According to its Schedule 13D/A, filed with the SEC on September 8, 2025, Carronade Capital Management, LP has sole voting power with respect to no shares of common stock, shared voting power with respect to 3,189,027 shares of common stock, sole investment power with respect to no shares of common stock, and shared investment power with respect to 3,189,027 shares of common stock.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table sets forth information regarding beneficial ownership as of October 30, 2025, of our common stock by:

•	Each of our directors and nominees for director;

•	Each of the named executive officers as defined in Item 402(a)(3) of Regulation S-K promulgated by the SEC; and

•	All of our executive officers and directors as a group.

Name[1]	Shares of Common Stock Beneficially Owned	Percent of Outstanding Common Stock Owned

Douglas K. Ammerman	38,903	*

Ryan R. Caswell[2]	616,846	1.2%

Bryan D. Coy	93,582	*

William P. Foley, II3	4,826,713	9.7%

Michael L. Gravelle	165,094	*

Hugh R. Harris	59,035	*

C. Malcolm Holland[4]	36,915	*

Mark D. Linehan	21,000	*

Frank R. Martire	199,619	*

Richard N. Massey	139,816	*

Erika Meinhardt	136,124	*

Barry B. Moullet	24,935	*

William T. Royan	3,977	*

Peter T. Sadowski[5]	141,256	*

James B. Stallings Jr.	26,461	*

Woodrow Tyler	5,069	*

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Name[1]	Shares of Common Stock Beneficially Owned	Percent of Outstanding Common Stock Owned

Frank P. Willey[6]	444,887	*

All current directors and executive officers (16 persons)	6,980,232	14.0%

*	Represents less than 1% of our common stock.

1.	The business address of such beneficial owner is c/o Cannae Holdings, Inc. 1701 Village Center Circle, Las Vegas, Nevada 89134.

2.	Includes 350,000 restricted stock units held in a “Rabbi Trust” that grants Mr. Caswell pass-through voting rights over the underlying common stock.
3.

Includes 748,299 shares of common stock held by Folco Development Corporation, of which 700,000 are pledged as collateral. Mr. Foley and his spouse are the sole shareholders of Folco Development Corporation. Includes 236,011 shares of common stock owned by the Foley Family Charitable Foundation.

4.	Includes 1,942 shares owned by Holland III Family, L.P, and 8,058 shares owned by an IRA.

5.	Includes 53,640 shares owned by Sadowski Living Trust and 157 shares owned by an IRA.

6.	Includes 421,340 shares owned by Willey Living Trust.

CERTAIN RELATIONSHIPS AND RELATED

PERSONAL TRANSACTIONS

MANAGEMENT SERVICES AGREEMENT

As discussed above, the Company, Cannae LLC, and the Manager entered into the Management Services Agreement which became effective September 1, 2019 (as amended), which sets forth the terms and conditions of our relationship with our Manager. Mr. Foley holds a majority interest in the Manager and therefore has an indirect interest in the Management Services Agreement. Our named executive officers Messrs. Massey, Caswell and Foley were members of the Manager in the year ended December 31, 2024. Mr. Massey resigned from his role at the Manager in February 2024 and Mr. Caswell resigned from his role at the Manager in July 2024. The terms of the Management Services Agreement are described above in the Compensation Discussion and Analysis section under “External Management Transition.”

Pursuant to the terms of the Management Services Agreement, the Company pays the Manager the Management Fee and the Termination Fee. The total Management Fee and Termination Fee for the year ended December 31, 2024, paid or payable from Cannae LLC to our Manager was $22.0 million and $10.1 million, respectively. The total Management Fee and Termination Fee for the year-to-date through September 30, 2025, paid or payable from Cannae LLC to our Manager was $5.7 million and $5.6 million, respectively.

See section “Executive Compensation Paid By Our Manager in 2024” for further description of the compensation paid to our named executive officers, as applicable, by our Manager. The amount of distributions by the Manager in 2024 to our named executive officers who have or had an interest in the Manager is derived by the Manager and is not within our control.

In the year ended December 31, 2024 and the year-to-date through September 30, 2025, we paid $1.2 million and $1.7 million, respectively, to Trasimene for use of its corporate aircraft for business use and limited personal use as shown in the Summary Compensation Table.

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On May 12, 2025, the Company, Cannae LLC and the Manager entered into a MSA Termination Agreement which terminated the Management Services Agreement in its entirety as of that date without any further obligations or liabilities other than certain obligations relating to the continuing indemnification and limitation on liability and the remaining obligations of the Company and/or Cannae LLC, as applicable, to pay the Manager the Management Fees and Termination Fees.

FIDELITY NATIONAL FINANCIAL

William P. Foley, II, our current Vice Chairman and, in 2024 and until May 2025, our Chairman, Chief Executive Officer and Chief Investment Officer, is the non-executive Chairman of the Board of FNF. Michael L. Gravelle, our Executive Vice President, General Counsel and Corporate Secretary, serves as Executive Vice President, General Counsel and Corporate Secretary of FNF and its subsidiary F&G. Peter T. Sadowski, our Executive Vice President and Chief Legal Officer, serves as Executive Vice President and Chief Legal Officer of FNF.

On November 17, 2017, FNF issued to Cannae a revolver note in the aggregate principal amount of up to $100.0 million. On May 12, 2022, FNF and Cannae amended and restated the revolver note to, among other things, limit the use of proceeds for borrowings thereunder to the repurchase of our own shares of common stock from FNF (as amended and restated, the FNF Revolver). The FNF Revolver accrued interest at one-month adjusted SOFR plus 450 basis points and matures on November 17, 2025. The maturity date is automatically extended for additional five-year terms unless notice of non-renewal is otherwise provided by either FNF or Cannae, in their sole discretion. On June 28, 2022, we completed the repurchase of all of our common stock previously held by FNF. On January 29, 2024, the FNF Revolver was amended to (i) reduce the borrowing capacity to $60.0 million and (ii) change the interest rate to a fixed rate of 7.0% per annum. The Company also repaid $25.0 million of outstanding principal under the FNF Revolver resulting in an outstanding principal balance of $59.7 million. As of December 31, 2024, there was a $59.7 million outstanding principal balance under the FNF Revolver which incurred interest at 7.0%. In the year ended December 31, 2024 and year-to-date September 30, 2025, we incurred $4.6 million and $2.2 million, respectively, of interest expense with FNF under the FNF Revolver.

In the year ended December 31, 2024 and the year-to-date through September 30, 2025, we paid FNF $0.9 million and $0.6 million, respectively, for certain services including information technology support, treasury management services, use of corporate aircraft and other back-office support. In the year ended December 31, 2024, FNF paid us $0.4 million for leased office space in our corporate headquarters.

In March 2025, Cannae sold its corporate headquarters to FNF for $12.2 million and applied the proceeds to the FNF Revolver. The interest rate on the FNF Revolver was reduced to 5.0% and the note was extended by five years to November 2030. Additionally, Cannae entered into a lease agreement with FNF for a portion of the building at a rate of approximately $10,000 per month, for an initial six (6) month term with automatic renewals for successive six (6) month terms on the same terms and conditions unless terminated by written notice from either party.

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BLACK KNIGHT FOOTBALL

In the year ended December 31, 2024 and the year-to-date through September 30, 2025, we invested $36.8 million and $50.0 million in BKFC, respectively. BKFC used the proceeds from investments from Cannae and others to further invest in its infrastructure and clubs. Mr. Foley is the general partner of, and holds an approximately 25% economic interest in, BKFC.

MINDEN MILL

On May 22, 2023, we invested $52.1 million for an 89% ownership interest in Minden Mill. In the year ended December 31, 2024 and the year-to-date through September 30, 2025, we invested $4.4 million and $3.7 million, respectively, in debt of Minden Mill. Minden Mill, through its wholly owned subsidiaries, owns and operates an estate distillery and related hospitality venues. Entities affiliated with Mr. Foley are the general partner of Minden Mill and manage all aspects of its operation.

BOARD APPROVAL

Our Board, Audit Committee and Related Person Transaction Committee reviewed and approved each of the transactions described above in accordance with the terms of our Code of Conduct or the Related Person Transaction Policy, as applicable, which are described below. Our Board approved the Management Services Agreement.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

Pursuant to our codes of ethics, a “conflict of interest” occurs when an individual’s private interest interferes or appears to interfere with our interests, and can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Anything that would present a conflict for a director, officer or employee would also likely present a conflict if it is related to a member of his or her family. Our code of ethics states that clear conflict of interest situations involving directors, executive officers and other employees who occupy supervisory positions or who have discretionary authority in dealing with any third party specified below may include the following:

•	Any significant ownership interest in any supplier or customer;

•	Any consulting or employment relationship with any customer, supplier or competitor; and

•	Selling anything to us or buying anything from us, except on the same terms and conditions as comparable directors, officers or employees are permitted to so purchase or sell.

According to our Related Person Transaction Policy, our Chief Legal Officer or General Counsel, together with the Chair of the Related Person Transaction Committee, review all relationships and transactions in which we and our directors or executive officers (or their immediate family members) are participants in order to determine whether the director or officer in question has or may have a direct or indirect material interest. Our Chief Legal Officer or General Counsel are primarily responsible for developing and implementing procedures to obtain the necessary information from our directors and officers regarding transactions to/from related persons. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest must be discussed promptly with our Chief Legal Officer or

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General Counsel. Our Chief Legal Officer or General Counsel reviews the transaction or relationship, and considers the material terms of the transaction or relationship, including the importance of the transaction or relationship to us, the nature of the related person’s interest in the transaction or relationship, whether the transaction or relationship would likely impair the judgment of a director or executive officer to act in our best interest, and any other factors such officer deems appropriate. After reviewing the facts and circumstances of each transaction, our Chief Legal Officer or General Counsel determines whether the director or officer in question (or their immediate family member) has a direct or indirect material interest in the transaction and whether or not to approve the transaction in question. If it is determined that a proposed transaction could be a Related Person Transaction (as defined in the Related Person Transaction Policy), the Chief Legal Officer or General Counsel will report the transaction, along with a summary of the material facts, to the full Related Person Transaction Committee for review and approval or ratification.

With respect to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, our codes of ethics require that each such officer:

•	Discuss any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest with our General Counsel;

•

In the case of our Chief Financial Officer and Chief Accounting Officer, obtain the prior written approval of our General Counsel for all material transactions or relationships that could reasonably be expected to give rise to a conflict of interest; and

•

In the case of our Chief Executive Officer, obtain the prior written approval of the Audit Committee for all material transactions that could reasonably be expected to give rise to a conflict of interest.

In the case of any material transactions or relationships involving our Chief Financial Officer or our Chief Accounting Officer, the General Counsel must submit a list of any approved material transactions semi-annually to the Audit Committee for its review.

We have a related persons transaction committee that reviews all transactions between the Company and its directors, officers and other related persons. See further discussion under the header “Committees of the Board”.

Under SEC rules, certain transactions in which we are or will be a participant and in which our directors, executive officers, certain shareholders and certain other related persons had or will have a direct or indirect material interest are required to be disclosed in this “Certain Relationships and Related Personal Transactions” section of our proxy statement. In addition to the procedures above, our Audit Committee reviews and approves or ratifies any such transactions that are required to be disclosed. The committee makes these decisions based on its consideration of all relevant factors. The review may be before or after the commencement of the transaction. If a transaction is reviewed and not approved or ratified, the committee may recommend a course of action to be taken.

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DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and all persons who beneficially own more than 10% of the Company’s common stock to file reports of their ownership, and changes in ownership, of the Company’s common stock with the SEC. The Company is required to report in this Proxy Statement any failure to file or late filings of such reports. Based solely upon a review of the forms filed with the SEC and/or written representations furnished to us from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and persons who own more than 10% of our common stock were complied with in the reporting period, except that Mr. Holland filed a Form 4/A to correct the number of shares acquired by Mr. Holland on November 11, 2024.

SHAREHOLDER PROPOSALS AND

NOMINATIONS

Any proposal that a shareholder wishes to be considered for inclusion in the Company’s proxy and proxy statement relating to the 2026 Annual Meeting pursuant to Rule 14a-8 of the Exchange Act (Rule 14a-8) must be received by the Secretary of the Company no later than July 8, 2026. Any such proposal must comply with the requirements of Rule 14a-8.

Our Bylaws also establish an advance notice procedure for shareholders who wish to present a proposal or director nomination that a shareholder wishes to bring before the 2026 Annual Meeting without inclusion of such matter in the Company’s proxy statement. Such notice must be received by the Secretary of the Company no later than July 8, 2026. However, in the event that the 2026 Annual Meeting is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, notice by the shareholder, in order to be timely, must be so received not later than the close of business on the 10th day following the day on which public disclosure of the date of the 2026 Annual Meeting was first made. Such notice must contain the information required by the Company’s Bylaws. The persons designated as proxies by the Company in connection with the 2026 Annual Meeting will have discretionary voting authority with respect to any shareholder proposal or director nomination for which the Company does not receive timely notice.

In addition to satisfying the foregoing requirements, to comply with the universal proxy rules, shareholders who intend to solicit proxies in reliance on the SEC’s universal proxy rule for director nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act of 1934, as amended, no later than October 13, 2026, and must comply with the additional requirements of Rule 14a-19(b).

All notices of proposals or nominations must be addressed to Cannae Holdings, Inc. c/o Corporate Secretary, 1701 Village Center Circle, Las Vegas, Nevada 89134.

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ADDITIONAL INFORMATION REGARDING OUR

ANNUAL MEETING

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, your proxy card confers discretionary authority on the persons named in the proxy card to vote as they deem appropriate on such matters. It is the intention of the persons named in the proxy card to vote the shares in accordance with their best judgment.

WHAT IF I SHARE A HOUSEHOLD WITH ANOTHER SHAREHOLDER?

As permitted by the Exchange Act, we may deliver a single copy of the Annual Report and this Proxy Statement to multiple record shareholders sharing an address. This is known as “householding.” However, due to the contested nature of the Annual Meeting, householding will not be implemented this year. If you would like a separate copy of this Proxy Statement or the Annual Report now or in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you may contact: Innisfree M&A Incorporated, at (877) 750-0637.

WHO PAYS THE COST OF SOLICITING PROXIES?

We are making this solicitation and will pay the cost of the solicitation of proxies, including preparing and mailing the proxy materials to shareholders of record and street name shareholders. Following the mailing of this proxy statement, directors, officers and other employees of the Company may solicit proxies by telephone, facsimile transmission, or other personal contact. Such persons will receive no additional compensation for such services. We may also solicit proxies by email from shareholders who are our employees or who previously requested to receive proxy materials electronically. Brokerage houses and other nominees, fiduciaries, and custodians who are holders of record of shares of our common stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates.

In addition, the Company has retained Innisfree M&A Incorporated (Innisfree), a proxy solicitation firm, to assist in the solicitation of proxies. Under the agreement with Innisfree, Innisfree will receive an estimated fee of up to $1,350,000, plus the reimbursement of reasonable expenses. Innisfree expects that approximately 30 of its employees will assist in the solicitation. The Company also agreed to indemnify Innisfree against certain liabilities relating to, or arising out of, its retention. Innisfree will solicit proxies by mail, telephone, facsimile, and email.

Our aggregate expenses, including those of our outside legal counsel and other outside advisors, related to our solicitation of proxies in excess of expenses normally spent for an annual meeting in which there is not a proxy contest, and excluding salaries and wages of our

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regular employees and officers, are expected to be approximately $5,900,000, of which approximately $2,900,000 has been incurred as of the date of this Proxy Statement.

If you choose to access the proxy materials or vote over the internet, however, you are responsible for internet access charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We will request banks, brokers, nominees, custodians, and other fiduciaries who hold shares of our stock in street name, to forward these proxy solicitation materials to the beneficial owners of those shares and we will reimburse the reasonable out-of-pocket expenses they incur in doing so.

AVAILABLE INFORMATION

The Company files annual reports with the SEC. Copies of all of the Company’s filings with the SEC can also be found on the Investor Relations page of the Company’s website at www.cannaeholdings.com/financial-information/sec-filings. A copy of the Annual Report (except for certain exhibits thereto), including our audited financial statements and financial statement schedules, may be obtained, free of charge, upon written request by any shareholder to Cannae Holdings, Inc., 1701 Village Center Circle, Las Vegas, Nevada 89134, Attention: Investor Relations. Copies of all exhibits to the Annual Report on Form 10-K are available upon a similar request, subject to reimbursing the Company for its expenses in supplying any exhibit.

By Order of the Board of Directors

Ryan R. Caswell

Chief Executive Officer

Dated: November 5, 2025

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ANNEX A: ADDITIONAL INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION

Under applicable SEC rules and regulations, members of our Board, including the Company director nominees, continuing directors, and certain officers of the Company are “participants” with respect to the Company’s solicitation of proxies in connection with the Annual Meeting. The following sets forth certain information about such persons (the Participants).

DIRECTORS AND NOMINEES

Each director nominee and continuing director of the Company is a Participant. For more information on the names, ages, and principal occupations of the Company’s directors and director nominees who are Participants, please see “Information About the Director Nominees and Continuing Directors” section of this Proxy Statement. Other than as set forth in this Annex A or elsewhere in this Proxy Statement, the business address for the Company’s directors and director nominees is c/o Cannae Holdings, Inc. 1701 Village Center Circle, Las Vegas, Nevada 89134.

OFFICERS

The executive officers of the Company who are Participants are Ryan R. Caswell, Bryan D. Coy, Peter T. Sadowski and Michael L. Gravelle. For more information on the ages and principal occupations of these Participants, please see the “Certain Information About Our Executive Officers” section of this Proxy Statement. The business address for these Participants is c/o Cannae Holdings, Inc. 1701 Village Center Circle, Las Vegas, Nevada 89134.

INFORMATION REGARDING OWNERSHIP IN THE COMPANY’S SECURITIES BY PARTICIPANTS

For information on the number of the Company’s securities beneficially owned by each Participant who is one of the Company’s directors, director nominees or NEOs, please see the “Security Ownership of Certain Beneficial Owners, Directors and Executive Officers” section of this Proxy Statement.

A-1	Cannae Holdings, Inc.

INFORMATION REGARDING TRANSACTIONS IN THE COMPANY’S SECURITIES BY PARTICIPANTS

The following table sets forth information regarding purchases and sales of the Company’s securities by each Participant during the period from November 1, 2023 through November 1, 2025. No part of the purchase price or market value of these securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Transaction Date	Number of Shares of Common Stock / Restricted Stock Units	Acquisition (A) or Disposition (D)	Transaction Description Code

Douglas K. Ammerman	2/28/2024	3,473	A	A
	3/29/2024	550	A	A
	6/28/2024	2,068	A	A
	9/30/2024	1,968	A	A
	11/14/2024	6,119	A	A
	12/31/2024	1,889	A	A
	3/31/2025	1,023	A	A
	6/30/2025	900	A	A
	9/30/2025	3,140	A	A

Ryan R. Caswell	2/28/2024	138,889	A	A
	2/28/2024	150,000	A	A
	3/15/2024	13,500	D	F
	2/26/2025	150,000	A	A
	2/28/2025	30,325	D	D
	2/28/2025	30,325	A	A
	2/28/2025	19,675	D	F
	3/14/2025	19,597	D	F
	8/13/2025	100,000	A	A

Bryan D. Coy	2/28/2024	48,661	A	A
	3/15/2024	4,314	D	F
	2/26/2025	7,684	A	A
	2/28/2025	6,832	D	F
	3/14/2025	6,859	D	F

Cannae Holdings, Inc.	A-2

Name	Transaction Date	Number of Shares of Common Stock / Restricted Stock Units	Acquisition (A) or Disposition (D)	Transaction Description Code

William P. Foley, II	2/28/2024	1,000,000	A	A
	7/02/2024	157,400	D	F
	2/26/2025	150,000	A	A
	5/13/2025	750,000	A	A
	5/13/2025	750,000	D	J
Michael L. Gravelle	11/10/2023	1,574	D	F
	3/19/2024	11,292	A	A
	11/12/2024	1,786	D	F
	2/26/2025	12,807	A	A
	3/19/2025	1,448	D	F
Hugh R. Harris	12/29/2023	801	A	A
	3/29/2024	710	A	A
	6/28/2024	896	A	A
	9/30/2024	853	A	A
	11/14/2024	6,119	A	A
	12/31/2024	819	A	A
	3/31/2025	887	A	A
	6/30/2025	780	A	A
	9/30/2025	888	A	A
C. Malcolm Holland	11/14/2024	6,119	A	A
Mark D. Linehan	11/14/2024	6,119	A	A
Frank R. Martire	12/29/2023	1,282	A	A
	3/29/2024	1,125	A	A
	6/28/2024	1,379	A	A
	9/30/2024	1,312	A	A
	11/14/2024	6,119	A	A
	12/31/2024	1,259	A	A
	8/29/2025	106,855	D	S
	9/2/2025	26,478	D	S
Erika Meinhardt	12/29/2023	865	A	A

A-3	Cannae Holdings, Inc.

Name	Transaction Date	Number of Shares of Common Stock / Restricted Stock Units	Acquisition (A) or Disposition (D)	Transaction Description Code
	3/29/2024	759	A	A
	6/28/2024	931	A	A
	9/30/2024	886	A	A
	11/14/2024	6,119	A	A
	12/31/2024	850	A	A
	3/31/2025	921	A	A
	6/30/2025	810	A	A
	9/30/2025	922	A	A
Barry B. Moullet	11/14/2024	6,119	A	A
William T. Royan	6/2/2025	3,967	A	A
Peter T. Sadowski	2/22/2024	2,825	D	F
	2/28/2024	34,723	A	A
	3/15/2024	2,435	D	F
	2/21/2025	2,916	D	F
	2/26/2025	8,965	A	A
	2/28/2025	2,819	D	F
	3/14/2025	2,435	D	F
James B. Stallings Jr.	11/14/2024	6,119	A	A
Frank P. Willey	11/14/2024	6,119	A	A
Woodrow Tyler	6/2/2025	3,967	A	A
	6/30/2025	248	A	A
	9/30/2025	854	A	A

Transaction Descriptions:

A.	Grant, award, or other acquisition of securities from the Company (such as an option)

K.	Equity swaps and similar hedging transactions

P.	Purchase of securities on an exchange or from another person

S.	Sale of securities on an exchange or to another person

D.	Sale or transfer of securities back to the Company

F.	Payment of exercise price or tax liability using portion of securities received from the Company

M.	Exercise or conversion of derivative security received from the Company (such as an option)

G.	Gift of securities by or to the insider

J.	Other (accompanied by a footnote describing the transaction)

Cannae Holdings, Inc.	A-4

MISCELLANEOUS INFORMATION CONCERNING PARTICIPANTS

Each of the Company’s directors and officers is entitled to indemnification under our Charter, which provides in certain circumstances for indemnification and advancement of expenses to the fullest extent permitted by Nevada law.

Other than as set forth in this Annex A or elsewhere in this Proxy Statement and based on the information provided by each Participant:

(i)

no Participant or associate of any Participant beneficially owns, directly or indirectly, or owns of record but not beneficially, any shares of our common stock or other securities of the Company or any parent or subsidiary of the Company;

(ii)

no Participant has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting other than an interest, if any, as a shareholder of the Company or, with respect to a director nominee, as a nominee for director; and

(iii)	no Participant has purchased or sold any securities of the Company within the past two years.

In addition, neither the Company nor any of the Participants is now or has been within the past year a party to any contract, arrangement, or understanding with any person with respect to any of the Company’s securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Other than as set forth in this Annex A or elsewhere in this Proxy Statement and based on the information provided by each Participant, neither the Company nor any of the Participants or any of their associates have (i) any arrangements or understandings with any person with respect to any future employment by the Company or any of its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party or, (ii) a direct or indirect material interest in any transaction or series of similar transactions since the beginning of the Company’s prior fiscal year or any currently proposed transactions, or series of similar transactions, in which the Company or any of its subsidiaries was or is to be a party in which the amount involved exceeded or exceeds $120,000.

There are no material proceedings to which any of the Participants, or any of their respective associates, or any non-Participant executive officers is a party or has a material interest adverse to the Company. Neither the Company nor any of the Participants has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past 10 years.

Other than the persons described in this Proxy Statement, no other employees of the Company have been or are to be employed to solicit Shareholders in connection with this proxy solicitation, provided that in the course of their regular duties, certain administrative personnel may be asked to perform clerical or ministerial tasks in furtherance of this solicitation.

A-5	Cannae Holdings, Inc.

ANNEX B: PROPOSED CHARTER AMENDMENT

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

CANNAE HOLDINGS, INC.

ARTICLE 1

NAME OF CORPORATION

The name of the corporation is Cannae Holdings, Inc. (the “Corporation”).

ARTICLE 2

REGISTERED AGENT AND REGISTERED OFFICE

The initial registered agent of the Corporation shall be CT Corporation System. The registered office of the Corporation shall be the street address of its registered agent in the State of Nevada. The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE 3

BOARD OF DIRECTORS

(A)  Number and Election of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the board of directors of the Corporation (the “Board of Directors”). Except as otherwise provided for in these articles of incorporation (as amended from time to time, these “Articles”), including any certificate of designation relating to any then-outstanding series of Preferred Stock, the total number of directors shall be determined from time to time within the fixed minimum and maximum established in the bylaws of the Corporation (as amended from time to time, the “Bylaws”) and the Board of Directors shall be elected in such manner as shall be provided in the Bylaws.

(B)  ~~Classification~~. Election of Directors. The directors of the Corporation, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided into three classes respectively designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Beginning at the 2026 annual meeting of stockholders, the directors whose terms expire at that meeting (or such directors’ successors) shall be elected to hold office for a one-year term expiring at the 2027 annual meeting of stockholders; at the 2027 annual meeting of stockholders, the directors whose terms expire at that meeting (or such directors’ successors) shall be elected to hold office for a one-year term expiring at the 2028 annual meeting of the stockholders; and at the 2028 annual meeting of stockholders and each annual meeting of stockholders thereafter, all directors shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified. ~~At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term.~~ Any director of any class elected or appointed to fill a newly created directorship resulting from an increase in the size of a class of directors shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors cause the removal, or shorten the term, of any incumbent director. If any change in the classification of the directors would otherwise increase the term

B-1	Cannae Holdings, Inc.

of a director, and unless such change is effected by way of a duly adopted amendment to these Articles and otherwise provides, the term of each incumbent director on the effective date of such change terminates on the date that such term would have terminated had there been no such change in the classification of directors. Each director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office.

(C)  Voting Rights of Preferred Stock. Notwithstanding any of the foregoing provisions, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these Articles, including any certificate of designation relating to any series of Preferred Stock, and such directors so elected shall not be divided into classes pursuant to this Article 3 unless expressly provided by such terms.

(D)  ~~As of the effective date of these Articles, the Board of Directors comprises the ten individuals set forth below:~~

~~William P. Foley, II Class I~~

~~Douglas K. Ammerman Class I~~

~~Frank R. Martire Class I~~

~~Erika Meinhardt Class II~~

~~Barry B. Moullet Class II~~

~~James B. Stallings, Jr. Class II~~

~~Frank P. Willey Class II~~

~~Mark D. Linehan Class III~~

~~Hugh R. Harris Class III~~

~~C. Malcolm Holland Class III~~

~~As of the effective date of these Articles, each director (i) is classified as indicated above opposite such director’s name and (ii) has the following as their business address with respect to the Corporation: 1701 Village Center Circle, Las Vegas, NV 89134.~~

ARTICLE 4

PURPOSE

The purpose for which the Corporation is organized is to engage in any lawful, act, business or activity for which corporations may now or hereafter be organized under the laws of the State of Nevada.

ARTICLE 5

AUTHORIZED SHARES

(A)  Capital Stock. The Corporation is authorized to issue an aggregate of 125,000,000 shares of capital stock of the Corporation, consisting of (a) 115,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”) and (b) 10,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). The capital stock of the Corporation may be issued from time to time for such consideration as shall be determined by the Board of Directors. When shares are issued upon payment of the consideration fixed by the Board of Directors, such shares shall be fully paid and non-assessable.

(B)  Preferred Stock. The Board of Directors is hereby vested, to the fullest extent permitted under the Nevada Revised Statutes (as amended from time to time, the “NRS”), with the authority to designate

Cannae Holdings, Inc.	B-2

from time to time, by duly adopted resolution(s), one or more series of the Preferred Stock, to fix the number of shares constituting such series and to prescribe the voting powers, designations, preferences, qualifications, limitations, restrictions and relative, participating, optional and other rights of such series. Any such resolution prescribing a series of Preferred Stock must include a distinguishing designation for such series. If any series of Preferred Stock is established by resolution of the Board of Directors pursuant to this provision, a certificate of designation relating to such series and complying with the applicable provisions of the NRS must be filed with the Nevada Secretary of State and become effective before the issuance of any shares of such series. Except as otherwise required by law, the holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by these Articles, including the certificate of designation relating to such series of Preferred Stock. To the extent provided in these Articles, including any certificate of designation relating to a series of Preferred Stock, the Board of Directors may increase (but not above the total number of then authorized and undesignated shares of Preferred Stock) or decrease (but not below the number of shares of that series then outstanding) the number of shares of such series.

(C)  Dividends. Subject to the rights of holders of any Preferred Stock having preference as to dividends and except as otherwise provided by these Articles or the NRS, the holders of Common Stock shall be entitled to receive dividends in the form of cash, property or shares of the Corporation when, as and if declared by the Board of Directors out of funds of the Corporation to the extent and in the manner permitted by law.

(D)  Assessment of Stock. The capital stock of the Corporation, after the consideration therefor has been fully paid, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed, and these Articles shall not be amended in this particular.

(E)  No Preemptive Rights. No preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of the Corporation.

(F)  No Cumulative Voting. The stockholders of the Corporation shall not be entitled to cumulative voting in the election of any directors.

ARTICLE 6

LIMITATION OF LIABILITY,

INDEMNIFICATION AND PAYMENT OF EXPENSES

(A)  Limitation of Liability. The liability of directors and officers of the Corporation is hereby eliminated or limited to the fullest extent permitted by the NRS. If the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS.

(B)  Indemnification. To the fullest extent permitted under the NRS (including, without limitation, NRS 78.7502, NRS 78.751 and NRS 78.752) and other applicable law, the Corporation shall indemnify and defend any current and former directors and officers of the Corporation in their respective capacities as such and in any and all other capacities in which any of them serves at the request of the Corporation.

(C)  Payment of Expenses. In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the Corporation in the Bylaws or by agreement or otherwise, the expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such directors or officers in their respective capacities

B-3	Cannae Holdings, Inc.

as directors or officers of the Corporation must be paid by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.

(D)  Repeal and Conflict. Any repeal or modification of this Article 6 approved by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the liability of a director or officer of the Corporation existing as of the time of such repeal or modification. In the event of any conflict between any section of this Article 6 and any other provision of these Articles, the terms and provisions of this Article shall control.

ARTICLE 7

BYLAWS

The Board of Directors shall have the power to adopt, amend, or repeal the Bylaws of the Corporation, subject to the power of the stockholders to amend or repeal such Bylaws. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE 8

STOCKHOLDER ACTION BY WRITTEN CONSENT

(A)  Action required or permitted to be taken at a stockholders’ meeting may be taken without a meeting or a vote if the action is taken by stockholders holding of record or otherwise entitled to vote in the aggregate not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted, and in accordance with this Article 8.

(B)  Actions required or permitted to be taken by the stockholders of the Corporation at an annual or special meeting of the stockholders may be effected without a meeting by the written consent (each, a “Consent”) of (i) the holders of Common Stock but only if such action is taken in accordance with the provisions of this Article 8, or (ii) the holders of any class or series of Preferred Stock issued pursuant to these Articles, including any certificate of designation relating to such series of Preferred Stock, but only if the terms of such series of Preferred Stock expressly provide for such action by Consent.

(C)  The record date for determining stockholders entitled to authorize or take corporate action by Consent shall be as fixed by the Board of Directors or as otherwise established under this Article 8. Any stockholder seeking to have the stockholders authorize or take corporate action by Consent shall, by written notice addressed to the Secretary of the Corporation and delivered to the principal executive offices of the Corporation and signed by holders of record owning not less than fifteen percent (15%) of all issued and outstanding shares of Common Stock, as determined in accordance with any applicable requirements of the Bylaws, who shall continue to own not less than fifteen percent (15%) of all issued and outstanding shares of Common Stock through the date of delivery of Consents signed by a sufficient number of stockholders to authorize or take such action and who shall not revoke such request, request that a record date be fixed for such purpose (each such notice, a “Request”). The Request must contain the information set forth in Section D of this Article 8. By the later of (i) twenty days after delivery of a valid Request and (ii) five days after delivery of any information requested by the Corporation pursuant to Section D of this Article 8, the Board of Directors shall determine the validity of the Request and whether the Request relates to an action that may be authorized or taken by Consent pursuant to this Article 8 and, if appropriate, adopt a resolution fixing the record date for such purpose. The record date for such purpose shall be no more than ten days after the date upon which the resolution fixing the record date is adopted

Cannae Holdings, Inc.	B-4

by the Board of Directors and shall not precede the date such resolution is adopted. If the Request has been determined to be valid and to relate to an action that may be authorized or taken by Consent pursuant to this Article 8 or if such no determination shall have been made by the date required by this Article 8, and in either event no record date has been fixed by the Board of Directors, the record date shall be the day on which the first signed Consent is delivered to the Corporation in the manner described in Section H of this Article 8; except that, if prior action by the Board of Directors is required under the provisions of the NRS, the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(D)  Any Request (i) must be delivered by the holders of record owning not less than fifteen percent (15%) of all issued and outstanding shares of Common Stock, as determined in accordance with any applicable requirements of the Bylaws (with evidence of such ownership attached), who shall continue to own not less than fifteen percent (15%) of all issued and outstanding shares of Common Stock through the date of delivery of Consents and who shall not revoke such request, signed by a sufficient number of stockholders to authorize or take such action; (ii) must describe the action proposed to be authorized or taken by Consent; and (iii) must contain (a) such other information and representations, to the extent applicable, then required by the Bylaws as though each stockholder submitting such Request was submitting a notice of a nomination for election to the Board of Directors at an annual meeting of stockholders or of other business to be brought before an annual meeting of stockholders, (b) the text of the proposal (including the text of any resolutions to be adopted by Consent and the language of any proposed amendment to the Bylaws), and (c) any agreement of the requesting stockholders required by the Bylaws. The Board of Directors may require the stockholders submitting a Request to furnish such other information as it may require to determine the validity of the Request. Stockholders seeking to authorize or take action by Consent shall update the information provided in the Request as required by the Bylaws with respect to information provided concerning nominations for elections to the Board of Directors or other business at annual stockholders meetings.

(E)  Stockholders are not entitled to authorize or take action by Consent if (i) the action relates to an item of business that is not a proper subject for stockholder action under applicable law, (ii) an identical or substantially similar item of business, as determined by the Board of Directors in its reasonable determination, which determination shall be conclusive and binding on the Corporation and its stockholders (a “Similar Item”) is included in the Corporation’s notice of meeting as an item of business to be brought before an annual or special stockholders meeting that has been called but not yet held or that is called to be held on a date within 90 days after the receipt by the Corporation of the Request for such action, provided that the removal of directors without electing replacements shall not be a Similar Item to the election of directors, or (iii) such Request was made in a manner that involved a violation of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), or other applicable law.

(F)  Stockholders may authorize or take action by Consent only if such Consents are solicited from all holders of common stock of the Corporation.

(G)  Every Consent purporting to take or authorize the taking of corporate action must bear the date of signature of each stockholder who signs the Consent, and no Consent shall be effective to take or authorize the taking of the action referred to therein unless, within 60 days of the earliest dated Consent delivered in the manner required by Section H of this Article 8, Consents signed by a sufficient number of stockholders to authorize or take such action are so delivered to the Corporation.

(H)  Every Consent purporting to take or authorize the taking of corporate action must be dated and delivered to the Corporation at its principal place of business, or at its registered office in the State of Nevada no earlier than sixty (60) days after the delivery of a valid Request. Delivery must be made by

B-5	Cannae Holdings, Inc.

hand or by certified or registered mail, return receipt requested. The Secretary of the Corporation, or such other officer of the Corporation as the Board of Directors may designate (an “Other Officer”), shall provide for the safe-keeping of such Consents and any related revocations and shall promptly conduct such ministerial review of the sufficiency of all Consents and any related revocations and of the validity of the action to be authorized or taken by Consent as the Secretary of the Corporation or Other Officer, as the case may be, deems necessary or appropriate, including, without limitation, whether the holders of a number of shares having the requisite voting power to authorize or take the action specified in the Consents have given consent; provided, however, that if the action to which the Consents relate is the removal or replacement of one or more members of the Board of Directors, the Secretary of the Corporation or Other Officer, as the case may be, shall promptly designate two persons, who shall not be members of the Board of Directors, to serve as inspectors (“Inspectors”) with respect to such Consents and such Inspectors shall discharge the functions of the Secretary of the Corporation or Other Officer, as the case may be, under this Article 8. If after such investigation the Secretary of the Corporation, Other Officer, or Inspectors, as the case may be, shall determine that the action has been duly authorized or taken by the Consents, that fact shall be certified on the records of the Corporation and the Consents shall be filed in such records. In conducting the investigation required by this Section, the Secretary of the Corporation, Other Officer, or Inspectors, as the case may be, may retain special legal counsel and any other necessary or appropriate professional advisors as such person or persons may deem necessary or appropriate, at the expense of the Corporation, and shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.

(I)  No action may be authorized or taken by the stockholders by Consent except in accordance with this Article 8. If the Board of Directors shall determine that any Request was not properly made in accordance with, or relates to an action that may not be effected by Consent pursuant to, this Article 8, or any stockholder seeking to authorize or take such action does not otherwise comply with this Article 8, then the Board of Directors shall not be required to fix a record date and any such purported action by Consent shall be null and void to the fullest extent permitted by applicable law. No Consent shall be effective until such date as the Secretary of the Corporation, Other Officer, or Inspectors, as the case may be, certify to the Corporation that the Consents delivered to the Corporation in accordance with Section H of this Article 8 represent at least the minimum number of votes that would be necessary to authorize or take the corporate action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with Nevada law and these Articles.

(J)  Nothing contained in this Article 8 shall in any way be construed to suggest or imply that the Board of Directors or any stockholder shall not be entitled to contest the validity of any Consent or related revocations, whether before or after such certification by the Secretary of the Corporation, Other Officer, or Inspectors, as the case may be, or to take any other action (including, without limitation, the commencement, prosecution, or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

(K)  Notwithstanding anything to the contrary set forth above, (i) none of the foregoing provisions of this Article 8 shall apply to any solicitation of stockholder action by written consent by or at the direction of the Board of Directors and (ii) the Board of Directors shall be entitled to solicit stockholder action by Consent in accordance with applicable law.

ARTICLE 9

NEVADA “COMBINATIONS WITH

INTERESTED STOCKHOLDERS” STATUTES

The Corporation expressly elects to be subject to the provisions of NRS 78.411 to 78.444, inclusive, as amended from time to time.

Cannae Holdings, Inc.	B-6

ARTICLE 11

MISCELLANEOUS PROVISIONS

(A) Severability. If any provision or provisions of these Articles shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provision(s) in any other circumstance and of the remaining provisions of these Articles (including, without limitation, each portion of any paragraph of the Articles containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of the Articles (including, without limitation, each such portion of any paragraph of the Articles containing any such provision held to be invalid, illegal or unenforceable) shall be construed (a) so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or (b) for the benefit of the Corporation to the fullest extent permitted by law.

(B) Deemed Notice and Consent. To the fullest extent permitted by law, any current stockholder of the Corporation at the time these Articles are effective, and each and every person or entity purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of capital stock of the Corporation by reason of and from and after the time of such purchase or other acquisition, shall be deemed to have notice of and to have consented to all of the provisions of (i) these Articles, (ii) the Bylaws and (iii) any amendment to the Articles or the Bylaws enacted or adopted in accordance with the Articles, the Bylaws and applicable law.

*  *  *  *

B-7	Cannae Holdings, Inc.

CANNAE HOLDINGS, INC.

1701 VILLAGE CENTER CIRCLE

LAS VEGAS, NEVADA 89134

(702) 323-7330

W H I T E P R O X Y PLEASE ACT TODAY! SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE. TO AUTHORIZE A PROXY TO VOTE BY MAIL PLEASE DETACH WHITE PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE–PAID ENVELOPE PROVIDED CANNAE HOLDINGS, INC. 2025 ANNUAL MEETING OF SHAREHOLDERS DECEMBER 12, 2025, 10:00 A.M PACIFIC TIME THIS WHITE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CANNAE HOLDINGS, INC. The undersigned hereby appoints Ryan R. Caswell and Michael L. Gravelle as the undersigned’s true and lawful attorneys, agents, and proxies, each with full power of substitution, and hereby authorizes each of them to represent and vote, as designated on the reverse side, all the shares of common stock of Cannae Holdings, Inc. (“Cannae,” the “Company,” or “our”) held by record which the undersigned is entitled to vote at Cannae’s 2025 Annual Meeting of Shareholders (including any adjournments, postponements, or continuations thereof, the “Annual Meeting”). IF YOU ARE A SHAREHOLDER OF RECORD ON THE RECORD DATE, THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN AND IN THE DISCRETION OF THE PROXIES UPON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING, AND REVOKES ANY PROXY PREVIOUSLY GIVEN BY THE UNDERSIGNED WITH RESPECT TO THE ANNUAL MEETING. FOR PROPOSAL 1, YOU MAY ONLY VOTE “FOR” UP TO FOUR NOMINEES IN TOTAL. IF YOU VOTE “FOR” FEWER THAN FOUR NOMINEES IN PROPOSAL 1, YOUR SHARES WILL BE VOTED “FOR” ONLY WITH RESPECT TO THOSE NOMINEES YOU HAVE SO MARKED. IF YOU VOTE “FOR” MORE THAN FOUR NOMINEES IN PROPOSAL 1, YOUR VOTE ON PROPOSAL 1 WILL BE INVALID AND WILL NOT BE COUNTED. IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED BUT NO VOTING INSTRUCTIONS ARE MADE WITH RESPECT TO ONE OR MORE PROPOSALS THAT THE UNDERSIGNED IS ENTITLED TO VOTE ON AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATION(S) FOR SUCH PROPOSAL(S) AND IN THE DISCRETION OF THE PROXIES NAMED HEREIN OR THEIR SUBSTITUTES ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. (continued and to be signed on the reverse side)

CANNAE HOLDINGS, INC. YOUR VOTE IS IMPORTANT Please take a moment now to vote your Cannae Holdings, Inc. shares at the upcoming 2025 Annual Meeting of Shareholders. YOU CAN ACT TODAY USING ANY OF THE FOLLOWING METHODS: 1. Vote by Telephone – Call toll-free from the U.S. or Canada at 877-527-1836 on a touch-tone telephone. If outside the U.S. or Canada, call 575-415-3624. Please follow the simple instructions provided. You will be required to provide the unique control number printed below. 2. Vote by Internet – Please access www.proxyvotenow.com/CNNE and follow the simple instructions provided. You will be required to provide the unique control number printed below. CONTROL NUMBER: You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had signed, dated, and returned a proxy card. 3. Vote by Mail – If you do not have access to a touch-tone telephone or to the Internet, please sign, date, and return the proxy card in the enclosed postage-paid envelope, or mail to: Cannae Holdings, Inc., c/o First Coast Results, Inc., 200 Business Park Circle, Suite 112, Saint Augustine, FL 32095. 6 TO AUTHORIZE A PROXY TO VOTE BY MAIL PLEASE DETACH WHITE PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE–PAID ENVELOPE PROVIDED 6 Please mark your X vote as indicated in this example THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” ONLY THE FOUR COMPANY NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2, 3, AND 4, AND “AGAINST” PROPOSAL 5. The Board of Directors recommends you vote “FOR” ONLY the four Company nominees. The Board of Directors recommends you vote “FOR” Proposal 2. 1. To elect four Class II director nominees to our Board of Directors: 2. To approve, on an advisory (non-binding) basis, FOR AGAINST ABSTAIN Each of the director nominees is standing for election for a three-year term ending at the 2028 Annual the 2024 compensation paid to our named Meeting of Shareholders and until his or her successor shall be elected or appointed and qualified, or until executive officers. his or her earlier death, retirement, disqualification, resignation or removal. You may only vote “FOR” up to The Board of Directors recommends you vote “FOR” Proposal 3. four nominees in total. If you vote “FOR” fewer than four nominees in Proposal 1, your shares will be 3. To ratify the appointment of Grant Thornton LLP FOR AGAINST ABSTAIN voted “FOR” only with respect to those nominees you have so marked. If you vote “FOR” more than as our independent registered public accounting four nominees in Proposal 1, your vote on Proposal 1 will be invalid and will not be counted. If you firm for the 2025 fiscal year. sign and return this proxy card and do not specify how you want your shares to be voted on Proposal 1, all The Board of Directors recommends you vote “FOR” Proposal 4. of your shares will be voted “FOR” ONLY the four Company nominees. The Board of Directors recommends you vote 4. To approve an amendment to the Company’s FOR AGAINST ABSTAIN CARRONADE NOMINEES OPPOSED by Articles of Incorporation to declassify the “FOR” ONLY the following four Company nominees: the Company: WITHHOLD WITHHOLD Company’s Board of Directors. FOR FOR 1a. Erika Meinhardt 1e. Mona Aboelnaga The Board of Directors recommends you vote “AGAINST” Proposal 5. FOR WITHHOLD FOR WITHHOLD 5. If properly presented at the Annual Meeting, to FOR AGAINST ABSTAIN 1b. Barry B. Moullet 1f. Benjamin C. Duster, IV consider and act on a shareholder proposal to FOR WITHHOLD FOR WITHHOLD engage an investment banker. 1c. James B. Stallings, Jr 1g. Dennis A. Prieto At the meeting, we will also transact such other business as may FOR WITHHOLD FOR WITHHOLD 1d. Frank P. Willey properly come before the Annual Meeting. 1h. Chérie L. Schaible Dated:, 2025 Signature Signature (if held jointly) NOTE: Please sign exactly as your name(s) appear(s) on stock certificates or on the label affixed hereto. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners must each sign personally. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer and give full title as such.